Exhibit 10.1

EXECUTION VERSION

$410,000,000

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

dated as of December 23, 2014,

among

CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P.,

as the Borrower,

CERTAIN GUARANTORS PARTY HERETO,

COBANK, ACB,

as the Administrative Agent, Joint Lead Arranger, Sole Bookrunner, Swingline Lender, and Issuing Lender,

AGFIRST FARM CREDIT BANK,

as Joint Lead Arranger and Syndication Agent,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH,

as Documentation Agent,

and

CERTAIN FINANCIAL INSTITUTIONS,

as the Lenders.

i

SCHEDULES

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Loans, Commitment Amounts and Percentages
SCHEDULE III	-	Voting Participants
EXHIBITS
EXHIBIT A-1	-	Form of Term Note
EXHIBIT A-2	-	Form of Revolving Note
EXHIBIT A-3		Form of Swingline Note
EXHIBIT A-4		Form of Multi-Draw Term Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Continuation/Conversion Notice
EXHIBIT C	-	Form of Assignment and Assumption
EXHIBIT D	-	Form of Closing Date Certificate
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Landlord Estoppel Certificate
EXHIBIT G	-	Form of Collateral Assignment of Material Agreement
EXHIBIT H	-	Form of Joinder Agreement
EXHIBIT 4.6(A)		Form of U.S. Tax Compliance Certificate (Foreign Lenders Not a Partnership)
EXHIBIT 4.6(B)		Form of U.S. Tax Compliance Certificate (Foreign Participants Not a Partnership)
EXHIBIT 4.6(C)		Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
EXHIBIT 4.6(D)		Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 23, 2014 (this “Agreement”), among CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P. (f/k/a Wells Timberland Operating Partnership, L.P.), a Delaware limited partnership (“CatchMark Partnership” or the “Borrower”), certain Guarantors party hereto, the various financial institutions as are, or may from time to time become, parties hereto as Lenders, and COBANK, ACB (“CoBank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms to Article I.

W I T N E S S E T H:

WHEREAS, Timberlands II, CatchMark Partnership (or its predecessor in interest), the Administrative Agent, certain of the other Loan Parties, and certain of the Lenders previously entered into a Credit Agreement (the “2007 Credit Agreement”), dated as of October 9, 2007, as amended and restated by that certain Amended and Restated Credit Agreement, dated as of March 24, 2010 (the “2010 Credit Agreement”), as amended and restated by that certain Second Amended and Restated Credit Agreement, dated as of September 28, 2012 (the “2012 Credit Agreement”), as amended and restated by that certain Third Amended and Restated Credit Agreement, dated as of December 19, 2013 (as amended by that certain Joinder and Amendment Agreement, dated as of May 30, 2014, and as otherwise amended, supplemented, extended, restated or otherwise modified prior to the effectiveness of this Agreement, the “Existing Credit Agreement”), pursuant to which the Lenders party thereto made available certain financial accommodations to Timberlands II and CatchMark Partnership;

WHEREAS, the Term Loan (as defined in the Existing Credit Agreement) was repaid in full pursuant to a mandatory prepayment on or about July 16, 2014; the outstanding principal balance of the Multi-Draw Term Loans (prior to the application of the proceeds of the Term Loan under this Agreement) and the Revolving Loans under the Existing Credit Agreement as of the date hereof are $116,056,742.16 and $0.00, respectively; and the aggregate Multi-Draw Term Loan Commitments and Revolving Loan Commitments under the Existing Credit Agreement as of the date hereof is $215,000,000 and $25,000,000, respectively;

WHEREAS, the Lenders desire to continue, extend and increase the Revolving Loan Commitments under the Existing Credit Agreement, continue, extend and increase the Multi-Draw Term Loan Commitment under the Existing Credit Facility and, as of the date hereof, make available a term loan credit facility of $100,000,000 to CatchMark Partnership for the purposes set forth in Section 4.10 of this Agreement;

WHEREAS, pursuant to Section 11.20 of this Agreement, concurrent with the effectiveness of this Agreement, CatchMark Partnership is assuming all of the rights and obligations of Timberlands II as a borrower under the Existing Credit Agreement and Timberlands II is being released as a borrower under the Existing Credit Agreement and pursuant to Section 9.1 of this Agreement Timberlands II is guarantying all of the Subsidiary Guaranteed Obligations;

WHEREAS, concurrent with the effectiveness of this Agreement, each of the Second Amended and Restated Limited Guaranty, dated as of December 19, 2013, by CatchMark Timber in favor of the Administrative Agent for each of the Lender Parties, the Second Amended and Restated Guaranty, dated as of December 19, 2013, by CatchMark TRS in favor of the Administrative Agent for each of the Lender Parties, the Second Amended and Restated Guaranty, dated as of December 19, 2013, by CatchMark TRS Subsidiary in favor of the Administrative Agent for each of the Lender Parties, the Amended and Restated Guaranty, dated as of December 19, 2013, by CatchMark HBU in favor of the Administrative Agent for each of the Lender Parties, the Guaranty, dated May 30, 2014, by CatchMark Texas GP in favor of the Administrative Agent for each of the Lender Parties, the Guaranty, dated May 30, 2014, and by CatchMark Texas LP in favor of the Administrative Agent for each of the Lender Parties (in each case, as amended, restated, supplemented or otherwise modified prior to the effectiveness of this Agreement, collectively, the “Existing Guarantees”) is amended and restated in its entirety by Section 9.1 or Section 9.2, as applicable, and by the other terms and provisions of this Agreement;

WHEREAS, in order to continue or make such Loans or Commitments, to assign to CatchMark Partnership all of Timberlands II’s rights and obligations as a borrower under the Existing Credit Agreement and to release Timberlands II as a borrower under the same, to join Timberlands II as a Subsidiary Guarantor, and to amend and restate the Existing Guarantees, CatchMark Partnership, Timberlands II, the other Guarantors party hereto, the Administrative Agent and the Lenders under the Existing Credit Agreement have agreed to amend and restate the Existing Credit Agreement and the Existing Guarantees as described herein; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to continue or make such Loans or Commitments to CatchMark Partnership.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meaning:

“2007 Credit Agreement” is defined in the recitals.

“2010 Credit Agreement” is defined in the recitals.

“2012 Credit Agreement” is defined in the recitals.

“Account Bank” means each bank or other financial institution, securities intermediary or commodity intermediary that is reasonably acceptable to the Administrative Agent.

“Account Control Agreement” means each deposit, securities or commodity account control agreement, executed by an Account Bank, the Loan Party named on the deposit, securities or commodity account and the Administrative Agent, in form and content reasonably acceptable to the Administrative Agent.

“Additional Commitment Lender” is defined in Section 3.6.4.

“Additional Unsecured Real Property” means any Domestic Real Property (i) acquired on or after the Effective Date by any Subsidiary Guarantor, and (ii) for which, prior to the acquisition of such Domestic Real Property, the Borrower has delivered to the Administrative Agent written notice that such Subsidiary Guarantor has elected to acquire such Real Property on an unsecured basis; provided that, if on or after the Effective Date, such Subsidiary Guarantor elects to comply with all of the requirements of Section 7.1.9 with respect to such Real Property, such Real Property shall cease to be an Additional Unsecured Real Property upon the fulfillment of all such requirements (unless any such requirement is waived by the Administrative Agent in its sole discretion) to the satisfaction of the Administrative Agent in its sole discretion.

“Adjustment Date” means each date which is the fifth Business Day after the receipt by the Administrative Agent of each Compliance Certificate and related financial statements delivered by the Borrower pursuant to Section 7.1.1(e) and, in the case a decrease in an Applicable Margin is warranted, a written request from the Borrower to decrease such margin (which notice shall be deemed given if noted on the applicable Compliance Certificate).

“Administrative Agent” is defined in the preamble and includes each successor Administrative Agent pursuant to Section 10.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means with respect to a specific Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means, collectively, the Administrative Agent and each of its Related Parties.

“Aggregate Letter of Credit Usage” means, as of the date of determination, the result of (a) the Letter of Credit Usage for all outstanding Letters of Credit less (b) the Letter of Credit Usage for any outstanding Letter of Credit for which the Borrower has provided collateral in the manner provided in Section 4.14 in an amount not less than the Letter of Credit Liability for such Letter of Credit. For the avoidance of doubt, the Letter of Credit Usage for any Letter of Credit shall not be reduced by any Cash Collateral provided pursuant to Sections 4.12 or 4.13.

“Agreement” is defined in the preamble.

“AgSouth” means AgSouth Farm Credit, ACA.

“AL Guarantor” is defined in clause (b) of Section 9.1.

“Anti-Terrorism Laws” means any Laws relating to terrorism, “know your customer” or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means the applicable per annum percentage set forth in the pricing table below opposite the applicable Loan to Value Ratio.

Loan to Value Ratio	Base Rate and LIBOR Margin for Term Loans	Base Rate Margin for Revolving Loans	Base Rate Margin for Multi-Draw Term Loans	LIBOR Margin for Revolving Loans	LIBOR Margin for Multi-Draw Term Loans	Commitment Fee

> 40%	1.75%	1.50%	1.75%	2.50%	2.75%	0.35%

≤ 40% and >30%	1.75%	1.00%	1.25%	2.00%	2.25%	0.30%

≤ 30% and >20%	1.75%	0.75%	1.00%	1.75%	2.00%	0.25%

≤ 20%	1.75%	0.50%	0.75%	1.50%	1.75%	0.20%

The Loan to Value Ratio used to compute the Applicable Margin shall be the Loan to Value Ratio most recent calculated and reported pursuant to Section 5.1.24, clause (e) of Section 7.1.1 or, in the event of a Multi-Draw Term Loan Borrowing or an Incremental Term Loan Borrowing in excess of $20,000,000, Section 5.3.3. Changes in the Applicable Margin resulting from a change in the Loan to Value Ratio shall become effective upon the Adjustment Date or, in the event of a Multi-Draw Term Loan Borrowing or an Incremental Term Loan Borrowing in excess of $20,000,000, upon the date of such Borrowing; provided that, in each case, no such change shall be made in the Applicable Margin with respect to outstanding LIBOR Loans during the existing Interest Period. If the Borrower shall fail to deliver a Compliance Certificate with respect to a Fiscal Quarter as and when required pursuant to clause (e) of Section 7.1.1, the Applicable Margin, from and including the date it was required to deliver such Compliance Certificate to but not including the fifth Business Day following the date the Borrower delivers to the Administrative Agent a Compliance Certificate with respect to such Fiscal Quarter, shall conclusively be presumed to equal the highest relevant Applicable Margin set forth above. Upon a Commitment Termination Event or, at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, the Applicable Margin shall be immediately increased to the highest Applicable Margin set forth above during all periods of time in which any Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to any financial statements referred to above (a) the Loan to Value Ratio as delivered by the Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Loan to Value Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Loan to Value Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to Administrative Agent, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Loan to Value Ratio would have resulted in lower pricing for such period, Administrative Agent and the Lenders shall have no obligation to repay any overpaid interest to the Borrower, provided that if, as a result of any restatement or other event a proper calculation of the Loan to Value Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required pursuant to Section 11.11), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” means, relative to any Loan Party, each Financial Officer and other officers of such Loan Party whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2 or otherwise.

“Available Revolving Facility Commitment” means, as of the date of determination, the result of (a) the aggregate of all Revolving Loan Commitment Amounts, minus (b) the aggregate outstanding principal of all Revolving Loans, minus (c) the aggregate outstanding principal of all Swingline Loans, minus (d) the Aggregate Letter of Credit Usage.

“Available Revolving Lender Commitment” means, as of the date of determination, for any Revolving Lender the result of (a) such Lender’s Revolving Loan Commitment Amount, minus (b) the aggregate outstanding principal of all of such Lender’s Revolving Loans, minus (c) its Percentage of the aggregate outstanding principal of all Swingline Loans, minus (d) its Percentage of the Aggregate Letter of Credit Usage.

“Base Rate” means the rate per annum announced by the Administrative Agent on the first business day of each week, which shall be the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus one half of one percent (0.50%) and (c) 1.50% greater than the One-Month LIBOR (rounded upward, if necessary, to the next whole multiple of 1/100th of 1.00%). For purposes of this definition of “Base Rate”, (x) the “Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or, if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal, and (y) the “One-Month LIBOR” means LIBOR determined on a daily basis for an Interest Period of one (1) month; provided that, if LIBOR is no longer available for such Interest Period, “One-Month LIBOR” shall be calculated for such Interest Period as the Administrative Agent shall select in its sole discretion.

“Best Management Practices” means forest management, silvicultural, planting, thinning and timber harvesting practices that are in accordance with (a) SFI-certification requirements of Sustainable Forestry Initiative, Inc. and (b) “Best Management Practices” (or similarly titled regulations or non-binding guidance) issued with respect to the management and harvesting of timberlands by Governmental Authorities in the States where the Real Property is located.

“Borrower” is defined in the preamble.

“Borrowing” means (a) a borrowing from the applicable Lenders of (i) the Term Loans on the Effective Date in accordance with the Lenders’ Term Loan Commitments, (ii) the Incremental Term Loans on the closing date therefor in accordance with the Lenders’ Incremental Term Loan Commitments for such Incremental Term Loan Facility, (iii) Multi-Draw Term Loans during the Multi-Draw Term Loan Availability Period in accordance with the Lenders’ Multi-Draw Term Loan Commitments, (iv) the Revolving Loans during the Revolving Availability Period in accordance with the Lenders’ Revolving Loan Commitments, or (v) Swingline Loans during the Revolving Availability Period in accordance with the Swingline Commitment, or (b) an issuance, by any Issuing Lender of any Letter of Credit during the Revolving Availability Period in accordance with the Letter of Credit Sublimit.

“Borrowing Request” means a Borrowing Request, duly executed by a Financial Officer of the Borrower, in substantially the form of Exhibit B-1 attached hereto.

“Business Day” means (a) any day on which the Administrative Agent is open for business and is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Denver, Colorado; and (b) relative to the making, continuing, prepaying or repaying of the Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the interbank Eurodollar market.

“Cash Collateralize” means, (a) with respect to Obligations described in clause (a) of the definition thereof, to deposit in an Account Bank or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for Letter of Credit Liabilities or obligations of the Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender, and (b) with respect to Obligations described in clauses (b) and (c) of the definition thereof, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Lender (or its Affiliate) that is the provider of a Secured Bank Product or a Rate Protection Agreement provided by a Lender Party, as the case may be, as collateral for such Secured Bank Product or Rate Protection Agreement, cash or deposit account balances, or, if the Administrative Agent and such Lender (or its Affiliate) shall agree in their respective sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Lender (or its Affiliate). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investment” means, at any time:

(a) any evidence of Indebtedness, with overnight maturities issued or guaranteed by the United States;

(b) commercial paper, maturing not more than one day from the date of issuance and rated at least A-1 by S&P or P-1 by Moody’s, which is issued by a corporation (other than an Affiliate of any Loan Party) organized under the Laws of any state of the United States or of the District of Columbia;

(c) any certificate of deposit or bankers acceptance or time deposit, maturing daily, which is issued by a commercial banking institution that (i) is a member of the Federal Reserve System, (ii) has a combined capital and surplus and undivided profits of not less than $1,000,000,000 and (iii) has a credit rating of A2 or higher from Moody’s or A or higher from S&P; or

(d) any investment in money market mutual funds having portfolio assets in excess of $5,000,000,000 that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by S&P and Aaa by Moody’s.

“CatchMark HBU” means CatchMark HBU, LLC (f/k/a Wells Timberland HBU, LLC), a Delaware limited liability company.

“CatchMark Holder” means CatchMark LP Holder, LLC, a Delaware limited liability company.

“CatchMark Partnership” is defined in the preamble.

“CatchMark Timber” means CatchMark Timber Trust, Inc. (f/k/a Wells Timberland REIT, Inc.), a Maryland corporation.

“CatchMark Timber Security Agreement” means the Third Amended and Restated Security Agreement, dated as of the date hereof, made by CatchMark Timber in favor of the Administrative Agent for the benefit of itself and the other Lender Parties.

“CatchMark Texas GP” means CatchMark Texas Timberlands GP, LLC, a Texas limited liability company.

“CatchMark Texas LP” mean CatchMark Texas Timberlands, L.P., a Texas limited partnership.

“CatchMark TRS” means CatchMark TRS, Inc. (f/k/a Wells Timberland TRS, Inc.), a Delaware corporation.

“CatchMark TRS Subsidiary” means CatchMark TRS Harvesting Operations, LLC (f/k/a Wells Timberland TRS Harvesting Operations, LLC), a Delaware limited liability company.

“CatchMark TRS Subsidiary Account” is defined in Section 7.1.13.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means: (a) CatchMark Timber ceases to own and control, beneficially and of record, directly or indirectly, 100% of the Equity Interests of the Borrower; (b) any consolidation or merger of the Borrower in which the Borrower is not the continuing or surviving entity; (c) the Borrower ceases to own and control, beneficially and of record, directly or indirectly, 100% of the Equity Interests of each Subsidiary Guarantor; and (d) (i) any Person or group (within the meaning of Rule 13d-5 of the SEC as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, Equity Interests representing 20% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of CatchMark Timber; or (ii) a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of CatchMark Timber shall at any time be occupied by Persons who were neither (A) nominated by the management of CatchMark Timber, nor (B) appointed by directors so nominated; or (iii) any Person or group (other than its board of directors on the

Effective Date) shall otherwise directly or indirectly control CatchMark Timber (for purposes of this definition, “control” means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of CatchMark Timber, whether through the ownership of voting securities or by contract or otherwise).

“CoBank” is defined in the preamble.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means (a) the Equity Interests of each of the Subsidiary Guarantors, and any other Subsidiary of the Borrower (other than any Shell Subsidiary wholly-owned by another Shell Subsidiary) and (b) all the other assets of each Loan Party that are subject to a Lien pursuant to any Loan Document.

“Collateral Assignment of Material Agreement” means each Collateral Assignment of Material Agreement, in substantially the form of Exhibit G attached hereto, and executed by each relevant Loan Party and other Persons that are parties to the Material Agreement the subject thereof. In the discretion of the Administrative Agent, the form of the relevant Collateral Assignment of Material Agreement with respect to any particular Material Agreement (including material Transaction Documents) may vary.

“Collateral Insurance Proceeds” means all insurance proceeds that have been paid on account of any of the Collateral.

“Commitment” means, the Term Loan Commitment, the Incremental Term Loan Commitment for each Incremental Term Loan Facility, the Multi-Draw Term Loan Commitment and the Revolving Loan Commitment, as applicable.

“Commitment Fee” means the Revolver Commitment Fee and the Multi-Draw Term Loan Commitment Fee.

“Commitment Termination Event” means (a) the occurrence of any Default or Event of Default described in Section 8.1.7 or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans to be due and payable pursuant to Section 8.3 or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended.

“Communications” means collectively, all information, documents and other materials that any Loan Party or any Subsidiary of any Loan Party is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, or (c) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder.

“Compliance Certificate” means a Compliance Certificate duly executed by a Financial Officer of the Borrower, substantially in the form of Exhibit E attached hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request, in form and content acceptable to the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss (including by providing a Lien on its property or assets, maintaining any financial statement condition or liquidity level, or purchasing or leasing any property or services)) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The principal amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a Continuation/Conversion Notice duly executed by a Financial Officer of the Borrower, substantially in the form of Exhibit B-2 attached hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost Basis” means: (a) with respect to the Real Property acquired on or before December 19, 2013, the cost basis of any of the Collateral as set forth in Item 1.1(a) (“Cost Basis of Collateral”) of the Disclosure Schedule to the 2010 Credit Agreement; (b) with respect to the Real Property acquired after December 19, 2013 and on or before the date hereof, the appraised value thereof as determined by the most recently appraisal for such Real Property delivered on or before the date hereof adjusted to reflect any increase or decrease in the pre-merchantable value of the Timber volumes for such Real Property as reflecting on the most recent inventory report for such Real Property; and (c) with respect to the Real Property acquired after the date hereof, the appraised value thereof as determined by the appraisal for such Real Property delivered in connection with the acquisition thereof adjusted to reflect any increase or decrease in the pre-merchantable value of the Timber volumes for such Real Property as reflecting on the most recent inventory report for such Real Property.

“Cost Basis Collateral Disposition Proceeds” means, with respect to any of the Real Property (other than the sale of Timber in accordance with clause (m) of Section 7.1.11 and the termination of Timber Leases in accordance with clause (x) of Section 7.1.11) sold, leased, transferred or otherwise disposed of (whether voluntarily or involuntarily, or under power of eminent domain, condemnation or otherwise), the allocated Cost Basis (it being understood that, if less than the relevant tract or Division of the Real Property is so disposed of, the cost basis of such tract so disposed of shall be determined by the Borrower and approved by the Administrative Agent in its reasonable discretion).

“Credit Support” has the meaning assigned to such term in Section 7.2.3(g).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has (or its parent company or a financial institution affiliate thereof has) notified the Administrative Agent, or has stated publically, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.12(b)) upon delivery of notice of such determination to the Borrower and each Lender.

“Disclosure Schedule” means the Disclosure Schedule attached as Schedule I hereto, as amended, supplemented or otherwise modified from time to time by the Borrower pursuant to the terms hereof or with the consent of the Administrative Agent and the Required Lenders.

“Division” means:

(a) for purposes of the Harvest Plan, shall mean those units or portions of the Timberlands as the Administrative Agent may request in its reasonable discretion; provided however, during an Event of Default and upon the request of the Administrative Agent in its sole discretion, “Division” for purposes of the Harvest Plan shall mean those portions of the Timberlands designated by tract by the Timber Manager;

(b) for purposes of the quarterly reports described in Section 7.1.11(d)(iv) and Section 7.1.11(i), shall mean the entire Timberlands of the Landholders; provided however, during an Event of Default and upon the request of the Administrative Agent in its reasonable discretion, “Division” for purposes of such quarterly reports shall mean those portions of the Timberlands consisting of Real Property owned in fee simple, the PLM Leases, the LTC Lease, the Timber Deeds, and all other Timber Leases or such other units or portions of the Timberlands as the Administrative Agent may request in its reasonable discretion;

(c) for purposes of appraisal updates and appraisals, shall mean those portions of the Timberlands consisting of Real Property owned in fee simple, the PLM Leases, the LTC Lease, the Timber Deeds, and all other Timber Leases; provided however, during an Event of Default and upon the request of the Administrative Agent in its reasonable discretion, “Division” for purposes of appraisals shall mean such other units or portions of the Timberlands as the Administrative Agent may request in its reasonable discretion; and

(d) for all other purposes (if any), those portions of the Timberlands, whether owned or leased, which are grouped together for management purposes in units or portions as identified by the applicable Landholders and reasonably acceptable to the Administrative Agent.

“Dollar” and the symbol “$” mean lawful money of the United States.

“Domestic” means, with respect to any asset, located in any state, commonwealth or territory of the United States (including the District of Columbia) and, with respect to any corporation, limited liability company, trust, joint venture, association, company, partnership or other entity, formed and existing under the laws of the United States or any state, commonwealth or territory thereof (including the District of Columbia).

“EBITDA” means the result of (a) net income or deficit, as the case may be, calculated in accordance with GAAP; less (b) any gain on Rate Protection Agreements; plus, (c) the sum, without duplication, of (i) income taxes, (ii) total interest expense (including non-cash interest), (iii) depletion and other amortization expense, (iv) with respect to the sale in fee simple of up to two percent (2%) of the fee acreage of the Real Property in any Fiscal Year, cash proceeds from such sales equal to the Cost Basis of the Real Property sold, (v) the amount of any cash received representing unearned revenue with respect to a non-refundable option or other similar payments in connection with the sale of Real Property, (vi) any loss on Rate Protection Agreements, (vii) any non-cash expenses representing amounts due to Affiliates, (viii) any non-cash expenses associated with the termination of Timber Leases, (ix) any non-cash expenses incurred in connection with the prepayment of Indebtedness, and (x) any one-time expenses incurred in connection with the permitted acquisition of Real Property to the extent the add back of such expenses under this definition has been approved by the Administrative Agent; less (d) in the Fiscal Year earned as revenue, the amount of any cash previously included in EBITDA pursuant to clause (c)(v) hereof; plus (e) the actual amount of reasonable fees and out-of-pocket transaction costs and expenses of CatchMark Timber in connection with the offering and issuance of common stock of CatchMark Timber; plus (f) the actual amount of reasonable fees and out-of-pocket transaction costs and expenses paid by any Loan Party in connection with the transition to self-management (and including transaction costs associated with the closing of this Agreement), in an aggregate amount not to exceed $2,000,000; plus (g) non-cash compensation expenses.

“Effective Date” means the date of this Agreement, which shall be the date on which all conditions precedent in Section 5.1 have been satisfied.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.11(b)(iii), (v) and (vi) (subject to any such consents, if any, as may be required under Section 11.11(b)(iii)).

“Environmental Laws” means all Laws relating to public health and safety and protection of the environment, threatened or endangered species, preservation or reclamation of natural resources, Release of any Hazardous Material or to health and safety matters, including CERCLA, the Surface Mining Control and Reclamation Act of 1977, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C., §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water

Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Endangered Species Act of 1973, 16 U.S.C. §§ 1531 et seq., and any similar or implementing state or local Law.

“Environmental Tests” is defined in clause (c) of Section 7.1.6.

“Equity Funded Acquisition” is defined in clause (c) of Section 4.10.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Effective Date.

“Equity Raise Account” means any deposit, securities or commodity account at or with any bank, other financial institution, securities intermediary or commodity intermediary into which CatchMark Timber has, or has directed any other Loan Party or any other Person, to deposit or hold any proceeds of any issuance of equity by CatchMark Timber, together with any account or accounts replacing any of the same.

“Equity Raises Net Proceeds” is defined in clause (b) of Section 7.1.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a prohibited transaction with respect to a Plan within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available; (b) with respect to any Plan that is intended to be a qualified plan under Section 401(a) of the Code, any occurrence or event that results or could reasonably be expected to result in the loss of the Plan’s qualified status; or (c) the occurrence of any event or condition that results or could reasonably be expected to result in any liability under Title IV of ERISA to the Borrower, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliate thereof.

“Event of Default” is defined in Section 8.1.

“Excluded Account” means any deposit account of the Borrower or any Subsidiary Guarantor (a) which contains only deposits of employee withholding taxes, (b) which functions solely as a payroll account and contains only deposits of fully earned employee wages, or (c) which is a disbursement account utilized by the Borrower or such Subsidiary Guarantor for cash management, provided that, (i) the Borrower or such Subsidiary Guarantor has made commercially reasonable efforts to obtain an Account Control Agreement with respect to such disbursement account and (ii) all deposits to such disbursement account are swept on each Business Day to a Pledged Account.

“Excluded Swap Obligations” means, with respect to any Loan Party providing a guaranty of or granting a security interest to secure any Swap Obligation of another Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 7.1.17(b) and Section 9.1(h) and any other “keepwell, support or other agreements” for the benefit of such Loan Party) at the time the guaranty of or grant of such security interest by such Loan Party becomes effective with respect to such related Swap Obligation. For the avoidance of doubt, if a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or grant of security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.5) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.6(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Account Control Agreements” means, collectively, (a) that certain Deposit Account Control Agreement, dated as of September 9, 2012, by Timberlands II, the Administrative Agent and Wells Fargo Bank, National Association, (b) that certain Deposit Account Control Agreement, dated as of November 13, 2012, by CatchMark TRS Subsidiary, the Administrative Agent and Wells Fargo Bank, National Association, (c) that certain Account Control Agreement, dated as of September 28, 2012, by Timberlands II, the Administrative Agent and CoBank, (d) that certain Account Control Agreement, dated as of September 28, 2012, by CatchMark TRS Subsidiary, the Administrative Agent and CoBank, (e) that certain Account Control Agreement, dated December 19, 2013, by CatchMark Timber, the Administrative Agent and CoBank, (f) that certain Account Control Agreement, dated December 19,

2013, by the Borrower, the Administrative Agent and CoBank, (g) that certain Account Control Agreement, dated December 19, 2013, by CatchMark TRS, the Administrative Agent and CoBank, (h) that certain Account Control Agreement, dated December 19, 2013, by CatchMark HBU, the Administrative Agent and CoBank, and (i) that certain Deposit Account Control Agreement, dated as of December 26, 2013, by CatchMark TRS, the Administrative Agent and Wells Fargo Bank, National Association.

“Existing Credit Agreement” is defined in the recitals.

“Existing Guarantees” is defined in the recitals.

“Existing Stated Maturity Date” is defined in Section 3.6.1.

“Existing Unsecured Real Property” means any Domestic Real Property (i) acquired by any Subsidiary Guarantor prior to the Effective Date without the use of any proceeds of any Loan, (ii) for which the Administrative Agent in its sole discretion at or prior to the closing of such acquisition elected to accept delivery of any of the “Real Property Documents” after the closing of such acquisition, (iii) which is not subject to any Mortgage (or Mortgage Amendment) on the date hereof, (iv) the aggregate consideration for all such Existing Unsecured Real Property is less than $1,000,000, and (iv) for which, prior to the Effective Date, the Loan Parties delivered to the Administrative Agent written notice that such Subsidiary Guarantor has elected to designate such Real Property to be held on an unsecured basis; provided that, if on or after the Effective Date, such Subsidiary Guarantor elects to comply with all of the requirements of Section 7.1.9 with respect to such Real Property, such Real Property shall cease to be an Existing Unsecured Real Property upon the fulfillment of all such requirements (unless any such requirement is waived by the Administrative Agent in its sole discretion) to the satisfaction of the Administrative Agent in its sole discretion.

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 3.6, the Issuing Lender and/or the Swingline Lender implementing an extension in accordance with Section 3.6.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Farm Credit Equities” is defined in Section 7.1.16.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as amended. When used in this Agreement in reference to the Farm Credit Equities, “Farm Credit Lender” shall also include the affiliate of such Farm Credit Lender from whom such Farm Credit Equities are purchased or acquired.

“FATCA” means Subsections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCCR Test Date” shall be the earlier of (i) the date that the Administrative Agent receives a Compliance Certificate, delivered pursuant to Section 7.1.1(e) for the four Fiscal Quarters ending on June 30, 2015 and (ii) the date that the Administrative Agent receives a Compliance Certificate, delivered pursuant to Section 7.1.1(e), calculating and reporting a Fixed Charge Coverage Ratio of not less than 1.05:1.00 for the four Fiscal Quarters ending on the applicable measurement date; provided that such applicable measurement date is later than September 30, 2014.

“Federal Funds Effective Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published; provided however, the Federal Funds Effective Rate shall not be less than zero.

“Fee Letter” means the Fee Letter, dated September 4, 2014, by and among CoBank, the Borrower and Timberlands II, as amended by that certain letter regarding amendments to mandate letter and fee letter, dated as of October 9, 2014, by and among CoBank, the Borrower and Timberlands II.

“Fee Simple Cost Basis” means the Cost Basis of any of the Real Property owned by any Landholder in fee simple (including, owned by any Landholder as a Timber Deed with respect to Land owned by any Landholder in fee simple).

“Fiber Supply Agreement” means the Fiber Supply Agreement, dated as of the October 9, 2007, among MW, MeadWestvaco Corporation and CatchMark TRS Subsidiary, as amended, restated or otherwise modified from time to time in accordance with clause (l) of Section 7.1.11.

“Financial Officer” means with respect to any Loan Party or Subsidiary of any Loan Party, with respect to the Timber Manager on behalf of any Loan Party, and with respect to CatchMark Timber on behalf of any Loan Party, as applicable, the president, chief financial officer, principal accounting officer or controller whose signatures and incumbency have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2, Section 5.2.5 or otherwise.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Fixed Charge Coverage Ratio” means the ratio derived on any measurement date by dividing for the most recent four Fiscal Quarters ending on such measurement date, (a) EBITDA for CatchMark Timber, calculated on a consolidated basis less all capital expenditures related to Real Property maintenance paid by CatchMark Timber or any of its Subsidiaries on a consolidated basis less any dividends or distributions (or other payments within the scope of Section 7.2.6 whether or not permitted thereby other than made pursuant to the Multi-Draw Term Loan Financed Repurchase or to the Incentive Plan) paid by CatchMark Timber on a consolidated basis by (b) cash interest expense paid by CatchMark Timber or any of its Subsidiaries on a consolidated basis; provided however, if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any Unrestricted Timber Transactions have been consummated, each reference to “CatchMark Timber” in this definition shall be deemed replaced with “CatchMark Partnership.”

“Flood Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004, and all such other applicable Laws related thereto.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Liabilities with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fuel Wood Residue” is defined in clause (f) of Section 7.2.9.

“Fund” means any person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” is defined in Section 1.4.

“Georgia Biomass Supply Agreement” means the Pulpwood Supply Agreement (Waycross), dated as of the December 16, 2009, between Forestree VI LP and Georgia Biomass, LLC, as amended by that certain First Amendment to Pulpwood Supply Agreement (Waycross), dated as of April 3, 2014, between Forestree VI LP and Georgia Biomass, LLC, as modified by that certain Assignment and Assumption of Georgia Supply Agreement, by and between Forestree VI LP, Timberlands II, and CatchMark TRS Subsidiary, and as further amended, restated or otherwise modified from time to time in accordance with clause (l) of Section 7.1.11.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity exercising such functions owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranteed Obligations” means the Subsidiary Guaranteed Obligations and the Parent Guaranteed Obligations.

“Guarantor” means CatchMark Timber and the Subsidiary Guarantors.

“Guaranty” means, collectively, Article IX hereof and each other guaranty by any Loan Party in favor of the Administrative Agent for each of the Lender Parties, in form and substance acceptable to the Administrative Agent in its sole discretion.

“Harvest Plan” is defined in clause (c) of Section 7.1.11.

“Hazardous Material” means (a) any “hazardous substance” as defined by CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) any petroleum product or byproduct or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Incentive Plan” is defined in clause (b)(y) of Section 7.2.6.

“Incremental Term Loan” is defined in clause (b) of Section 2.1.1.

“Incremental Term Loan Commitment” is defined in clause (b) of Section 2.1.1.

“Incremental Term Loan Facility” is defined in clause (b) of Section 2.1.1.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, the Loans);

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities;

(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value (including by means of converting into, or exchanging for, Indebtedness) any Equity Interest of such Person;

(f) the liquidation value of any preferred capital stock or similar Equity Interest of such Person or its Subsidiaries held by any Person;

(g) all obligations and liabilities secured by any Lien on such Person’s property or assets, even though such Person shall not have assumed or become liable for the payment thereof;

(h) all Off-Balance Sheet Obligations; and

(i) all Contingent Liabilities of such Person in respect of any of the foregoing.

“Indemnified Liabilities” is defined in clause (a) of Section 11.4.

“Indemnified Parties” is defined in clause (a) of Section 11.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Debtor Relief Laws with respect to any Loan Party or Subsidiary of any Loan Party; (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or Subsidiary of any Loan Party or with respect to a substantial portion of their respective assets; (c) any liquidation, dissolution, reorganization or winding up of any Loan Party or Subsidiary of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party or Subsidiary of any Loan Party.

“Intellectual Property Collateral” is defined in the Security Agreement.

“Interest Period” means, relative to the Loans, the period beginning on (and including) the Borrowing or the date of the conversion or continuation and ending on (but excluding) the day which numerically corresponds to such date one, two or three months thereafter (or such other date as the Administrative Agent and the Lenders shall agree to in their sole discretion), provided, however, that:

(a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c) if there is no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month.

The Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to the Loans.

“Investment” means, with respect to any Person, (a) any loan, advance, other extension of credit or capital made by such Person to any other Person (excluding account receivables generated in the ordinary course of business of such Person and payable or dischargeable in accordance with customary trade terms), (b) any Contingent Liability of such Person incurred in connection with any item described in clause (a) and (c) any Equity Interest held by such Person in any other Person.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means CoBank and its successors and assigns and any other Lender designated from time to time by the Administrative Agent with the approval of the Borrower, in such Lender’s capacity as an issuer of Letters of Credit hereunder; provided that, such Lender has agreed to be an Issuing Lender.

“Joinder Agreement” means a Joinder Agreement, in substantially the form of Exhibit H attached hereto, executed by the Person to be joined as a Loan Party to this Agreement, the other Loan Parties and the Administrative Agent pursuant to which, among other things, such Person is joined as a Loan Party and a Subsidiary Guarantor to this Agreement, the Security Agreement and the Pledge Agreement and as a grantor, pledger, obligor or other party to such other Loan Documents as the Administrative Agent shall require in its sole discretion.

“Joinder Documents” means, all of the following (except to the extent made a post-joinder delivery by the Administrative Agent in its sole discretion or waived by the Administrative Agent in its sole discretion), each of which shall be in form and substance acceptable to the Administrative Agent in its sole discretion:

(i) a duly executed Joinder Agreement;

(ii) original certificates evidencing all of the issued and outstanding shares of capital stock and other Equity Interests of such Person pursuant to the terms of the Pledge Agreement, which certificates shall be accompanied by undated stock and other powers duly executed in blank by each relevant pledger;

(iii) any Real Property Documents or modifications to Real Property Documents requested by the Administrative Agent in its sole discretion;

(iv) an Account Control Agreement for all deposit, securities or commodity accounts of such Person unless such account is an Excluded Account;

(v) a duly executed Collateral Assignment of Material Agreement or a duly executed Reaffirmation of Collateral Assignment of Material Agreement, as applicable, with respect to any Material Agreements to which it is a party, to the extent requested by the Administrative Agent;

(vi) a Solvency Certificate duly executed by an Authorized Officer of such Person;

(vii) a certificate of the Secretary, Assistant Secretary or Manager of such Person (upon which certificate each Lender Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary or Manager of such Person canceling or amending such prior certificate), as to:

(1) resolutions of its Board of Directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

(2) each Organizational Document of such Person; and

(3) the incumbency and signatures of each officer (including each Authorized Officer and Financial Officer) of such Person that is authorized to act with respect to each Loan Document executed by it;

(viii) good standing certificates for each jurisdiction where the Collateral of such Person is located and each other jurisdiction where such Person is organized and authorized (or should be authorized under the Laws) to conduct business;

(ix) evidence that all required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated by the Joinder Documents from (1) all relevant Governmental Authorities and (2) any other Person whose consent or approval is necessary or the Administrative Agent reasonably deems appropriate to effect such transactions;

(x) legal opinions, dated on or about the date of such Joinder Agreement, and addressed to the Administrative Agent and all the Lenders, from New York, the jurisdiction of formation for such Person and such other jurisdictions as the Administrative Agent may reasonably request;

(xi) evidence of the insurance coverage required to be maintained pursuant to Section 7.1.4, which insurance shall be satisfactory to the Administrative Agent and shall be subject to satisfactory endorsements in favor of the Administrative Agent;

(xii) search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to unless otherwise consented to by the Administrative Agent in its sole discretion) the date of the applicable Joinder Agreement, listing all effective U.C.C. financing statements, federal and state tax Liens, and judgment Liens which name such Person or its prior direct parent, if applicable, as the debtor, and which are filed in each jurisdiction in which U.C.C. filings are to be made pursuant to this Agreement or the other Loan Documents and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements;

(xiii) evidence satisfactory to the Administrative Agent of the filing (or delivery for filing) of all necessary U.C.C. financing statements naming such Person as the debtor and the Administrative Agent as the secured party have been properly filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent in the Collateral subject thereto;

(xiv) evidence satisfactory to the Administrative Agent of the filing (or delivery for filing) of appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant in order to perfect the first priority security interest of the Administrative Agent therein;

(xv) evidence of completion of all other actions, reasonably requested by the Administrative Agent, in order to perfect its first priority security interest in the Collateral the subject thereof;

(xvi) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act and any other Anti-Terrorism Law; and

(xvii) all other reasonable requests of the Administrative Agent made with respect to such Person, Joinder Agreement or the transactions related thereto.

“Land” means all the land from time to time owned or held by any Landholder in fee simple, together with (a) all buildings, structures and other improvements thereon, (b) all Timber located thereon, (c) all roads, bridges and other improvements and fixtures thereon and (d) all other privileges and hereditaments, tenements, appurtenances, easements, rights-of-way and other rights relating, including all development, air and water rights and water stock relating to such land and any strips and gores.

“Landholders” means any Subsidiary Guarantor for so long as such Subsidiary Guarantor owns, holds or has any rights in or to any of the Real Property.

“Landlord Estoppel Certificate” means a Landlord Estoppel Certificate, in substantially the form of Exhibit F attached hereto, and executed by landlords of Leasehold Interests other than the LTC Lease. For the avoidance of doubt, Landlord Estoppel Certificates executed and delivered in connection with the 2007 Credit Agreement, 2010 Credit Agreement, 2012 Credit Agreement or Existing Credit Agreement are included in this definition.

“Laws” means, collectively, all applicable constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority (including any of the foregoing that relates to zoning and planning, building, subdivision, Environmental Laws, wildlife protection, forest practices, mining, drilling, extraction and reclamation), including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decisions, judgments, consent decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority or arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound. For the avoidance of doubt, the definition of “Laws” shall include FATCA.

“Leasehold Interests” means the rights of any Landholder as lessee or grantee with respect to the Timber Leases (including the Timber Deeds) including all purchase options, prepaid rents and security deposits relating thereto, together with leasehold improvements and Timber with respect thereto.

“Lender” means each of (a) the Persons listed on Schedule II hereto (or as updated from time to time by the Administrative Agent pursuant to the terms hereof), (b) any other Person that shall become party hereto as a Lender pursuant to a joinder agreement executed by the Borrower, the Administrative Agent and such Person, in form and substance reasonably acceptable to each of them, with respect to an Incremental Term Loan Facility, a Revolver Increase or a Multi-Draw Term Loan Increase, and (c) any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless otherwise expressly indicated or unless the context otherwise requires, the term “Lender” shall include the Issuing Lender and the Swingline Lender.

“Lender Party” means, as the context may require, (a) any Affiliate of a Lender where such Affiliate is party to a Rate Protection Agreement to the Borrower or provides any Secured Bank Product to any Loan Party so long as (i) such Lender remains a Lender party to this Agreement, (ii) such Affiliate has executed and delivered to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent in its sole discretion pursuant to which such Affiliate appoints the Administrative Agent to act as agent for such Affiliate for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, appoints such Lender as its agent for all other purposes hereunder or under any other Loan Document, and affirms and ratifies all terms and provisions agreed to by such Lender on its behalf herein or in any other Loan Document, and (iii) such Rate Protection Agreement or Secured Bank Product is permitted under this Agreement, (b) any Lender or (c) the Administrative Agent, together with each of the respective successors, transferees and assigns.

“Letter of Credit” is defined in clause (d) of Section 2.1.1.

“Letter of Credit Liability” means, as to each Letter of Credit, all reimbursement obligations of the Borrower to the issuers of Letters of Credit consisting of (a) the Letter of Credit Usage; and (b) all accrued and unpaid interest, fees, and expenses with respect thereto.

“Letter of Credit Sublimit” means $5,000,000; as such amount may be adjusted in accordance with the terms of this Agreement.

“Letter of Credit Usage” means, as to each Letter of Credit, all reimbursement obligations of the Borrower to the issuer of such Letter of Credit consisting of (a) the amount available to be drawn or which may become available to be drawn; and (b) all amounts which have been paid and made available by an Issuing Lender to the extent not reimbursed by the Borrower, whether by the making of a Revolving Loan or otherwise.

“LIBOR” means for each applicable Interest Period, a fixed annual rate equal to: (a) the rate of interest determined by the Administrative Agent at which deposits in U.S. dollars for the relevant Interest Period are offered as reported by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (including, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect); provided however, LIBOR shall not be less than zero.

“Lien” means any security interest, mortgage, pledge, hypothecation, collateral, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), security title, charge against or interest in property to secure payment of a debt or performance of an obligation, or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means, collectively, the Term Loans, the Multi-Draw Term Loans, the Incremental Term Loans, the Revolving Loans and the Swingline Loans.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Agreement, the CatchMark Timber Security Agreement, the Pledge Agreement, the Guaranty, each Assignment and Assumption, each Account Control Agreement, each Landlord Estoppel Certificate, each Recognition Agreement, each Collateral Assignment of a Material Agreement, each Reaffirmation of Collateral Assignment of a Material Agreement, each Mortgage, each Mortgage Amendment, each Timber Manager Subordination Agreement, the LTC Lease Support Agreement, each Joinder Agreement, each Extension Amendment, and each other agreement, instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents, including, without limitation, assignments and reaffirmations of any Loan Document and amendments, supplements and joinders reflecting the Incremental Term Loan Facilities, the Revolver Increase and the Multi-Draw Term Loan Increase.

“Loan Party” means the Borrower, CatchMark Timber, and the Subsidiary Guarantors.

“Loan to Value Ratio” means, as of the date of determination, the ratio, expressed as a percentage, of (a) the sum of (i) the outstanding principal amount of the Loans and (ii) the Aggregate Letter of Credit Usage to (b) the Value of the Timberlands.

“LTC Lease” means the Timber Contract, dated as of June 1, 1956, entered into by and among Gerald B. Saunders, Charlotte A. Saunders, C.V. Saunders, Ruth M. Saunders, J. Frank Alexander, Helen C. Alexander and Alexander Brothers Lumber Company, Inc., as lessors and the predecessors in interest of Timberlands II, as lessee, as amended, restated or otherwise modified from time to time.

“LTC Lease Disposition Proceeds” means amounts payable to the Administrative Agent pursuant to Section 2.4 of the LTC Lease Support Agreement.

“LTC Lease Recognition Agreement” means the LTC Lease Recognition Agreement, dated as of September 28, 2012, by and among the Administrative Agent, Timberlands II and Alexander Brothers Lumber Company both for itself and as the “Managing Representative” for all Sellers (as defined in the LTC Lease) under the LTC Lease.

“LTC Lease Support Agreement” means the LTC Lease Support Agreement, dated as of the October 9, 2007, among Timberlands II, Wells Acquisition, MW, MeadWestvaco Corporation and the Administrative Agent, as amended, restated or otherwise modified from time to time.

“Master Stumpage Agreement” means the Master Stumpage Agreement, dated as of the October 9, 2007, among MW, MeadWestvaco Corporation, Timberlands II and CatchMark TRS Subsidiary, as amended, restated or otherwise modified from time to time in accordance with clause (l) of Section 7.1.11.

“Material Account” means (a) with respect to CatchMark Timber, each Equity Raise Account and (b) with respect to each of the other Loan Parties, each deposit, securities or commodities account (and all replacement accounts) of such Loan Party, including the Revenue Account and the CatchMark TRS Subsidiary Account, other than any Excluded Account.

“Material Account Collateral” means all of each Loan Party’s right, title and interest in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(a) each Material Account and all cash, checks, drafts, certificates, securities, instruments, investment property, security entitlements, commodity contracts, and other financial assets credited, carried, deposited or held in any Material Account, including, without limitation, all deposits or wire transfers made to any Material Account, and any and all Material Account Collateral;

(b) any and all amounts or value on deposit in, held in, carried in, or credited to any Material Account that are invested in Cash Equivalent Investments;

(c) all interest, dividends, cash, instruments and other property from time to time received, receivable, or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(d) to the extent not covered by clauses (i), (ii) or (iii), all “proceeds” (as defined under the U.C.C.) of any or all of the foregoing.

“Material Adverse Effect” means any event or series of events (whether or not related) that could reasonably be expected to have a material adverse effect on:

(a) the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Borrower and the other Loan Parties, taken as a whole; provided that, if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any Unrestricted Timber Transaction has been consummated, the reference to “the other Loan Parties” in this clause (a) shall be deemed replace with “the Subsidiary Guarantors”;

(b) the ability of the Borrower or any other Loan Party to perform any of its obligations in accordance with the terms hereof or of any other Loan Document or to pay any of the Obligations in accordance with the terms hereof or of any other Loan Document;

(c) the Administrative Agent’s first priority security interest in the Collateral;

(d) the value of the Collateral or the amount the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral; or

(e) the validity or enforceability of any Loan Document or the rights and remedies available to the Administrative Agent or the Lenders under any Loan Document.

“Material Agreements” means those agreements that are material to the business or operations of the Borrower or any Subsidiary of the Borrower, including the Supply Agreements and those other agreements identified on Item 1.1(b) (“Material Agreements) of the Disclosure Schedule, including as each such agreement may be amended, restated or otherwise modified from time to time in accordance with Section 7.2.10.

“Material Environmental Amount” means an amount payable by the Borrower or any other Loan Party or any Subsidiary of any Loan Party in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof, in each case with respect to Environmental Laws.

“Material Governmental Approvals” is defined in clause (b) of Section 6.19.

“Maximum Incremental Amount” means, $200,000,000 and shall be permanently reduced by the principal amount of any Revolver Increase, Multi-Draw Term Loan Increase or Incremental Term Loan Commitment after the Effective Date, determined on the date such Revolver Increase, Multi-Draw Term Loan Increase or Incremental Term Loan Commitment is effective, and, without duplication, by the principal amount of any Incremental Term Loan, determined on the initial funding date of such Incremental Term Loan.

“Minimum Collateral Amount” means, at any time (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (b) an amount equal to 103% of the Fronting Exposure of the Swingline Lender with respect to Swingline Loans issued and outstanding at such time and (c) in other cases, an amount determined by the Administrative Agent, the Swingline Lender and the Issuing Lenders in their sole discretion.

“Minimum Liquidity Balance” means, as of the date of determination, the result of (a) the Available Revolving Facility Commitment, provided that, as of such date of determination each of the conditions precedent set forth in Section 5.3.1 are satisfied plus (b) the sum of all unrestricted cash and unrestricted Cash Equivalent Investments on deposit in the Pledged Accounts on such date of determination.

“Mineral Activity” is defined in clause (c) of Section 7.2.18.

“Mineral Leases” is defined in clause (c)(ii) of Section 7.2.18.

“Minerals” means all mineral substances in, on or under the Land.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means collectively, any mortgage, deed of trust, or similar instrument granting a security interest by any Subsidiary Guarantors in favor of the Administrative Agent, for the benefit of the Lender Parties, securing any of the Obligations, in form and content acceptable to the Administrative Agent in its sole discretion; as amended by any applicable Mortgage Amendment.

“Mortgage Amendments” means collectively, any amendment, restatement, supplement, extension, or other modification to any mortgage, deed of trust or similar instrument granting a security interest by the applicable Subsidiary Guarantor in favor of the Administrative Agent, for the benefit of the Lender Parties securing any of the Obligations, in form and content acceptable to the Administrative Agent in its sole discretion, executed and delivered by the applicable Subsidiary Guarantor, in form and content acceptable to the Administrative Agent in its sole discretion.

“Multi-Draw Term Loan” is defined in clause (f)(i) of Section 2.1.1.

“Multi-Draw Term Loan Availability Period” is defined in clause (f)(i) of Section 2.1.1.

“Multi-Draw Term Loan Commitment” is defined in clause (f)(i) of Section 2.1.1.

“Multi-Draw Term Loan Commitment Amount” means, for each Lender, the amount set forth opposite such Lender’s name on Part III of Schedule II attached hereto (or as updated from time to time by the Administrative Agent pursuant to the terms hereof), in a joinder reflecting any Multi-Draw Term Loan Increase or in an Assignment and Assumption, as such amount is reduced from time to time pursuant to Section 3.1.1(b), Section 3.1.3 or otherwise.

“Multi-Draw Term Loan Commitment Fee” is defined in Section 3.4.

“Multi-Draw Term Loan Commitment Termination Date” means the earliest of (a) the third anniversary of the Effective Date, (b) the date on which the Multi-Draw Term Loan Commitment Amount is terminated in full or reduced to zero pursuant to Sections 3.1.1(b), Section 3.1.3, 8.2 or 8.3 or otherwise and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described above, the Multi-Draw Term Loan Commitments shall terminate automatically and without any further action.

“Multi-Draw Term Loan Financed Repurchase” is defined in Section 4.10.

“Multi-Draw Term Loan Increase” means an increase in the Multi-Draw Term Loan Commitment Amount during the Multi-Draw Term Loan Availability Period and in the aggregate of up to the Maximum Incremental Amount; provided that, (a) the Borrower gives the Administrative Agent at least thirty (30) days’ prior written notice (or such shorter period of time as the Administrative Agent may agree to in its sole discretion); (b) no Default or Event of Default shall have occurred and be continuing or result after giving effect to such increase in the Multi-Draw Term Loan Commitment Amount; (c) the Loan Parties shall be in compliance after giving effect to any Multi-Draw Term Loan Increase with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4; (d) compliance with clause (c) (calculated after giving effect to such Multi-Draw Term Loan Increase) shall be evidenced by a Compliance Certificate delivered to the Administrative Agent; (e) the aggregate of any original issue discount or upfront fees applicable to any such Multi-Draw Term Loan Increase shall not be more than 1% of the principal amount of such Multi-Draw Term Loan Increase; (f) the Borrower has executed and delivered any Notes requested under Section 2.2 regarding such Multi-Draw Term Loan Increase; and (g) the Borrower shall have delivered any modifications or additional Real Property Documents as the Administrative Agent shall have requested in its sole discretion pursuant to such Multi-Draw Term Loan Increase.

“Multi-Draw Term Loan Lender” means each Lender with a Multi-Draw Term Loan Commitment or holding Multi-Draw Term Loans as designated on Schedule II hereto (or as updated from time to time by the Administrative Agent pursuant to the terms hereof), in a joinder reflecting any Multi-Draw Term Loan Increase or in an Assignment and Assumption.

“Multi-Draw Term Note” means a promissory note of the Borrower that is payable to any Multi-Draw Term Loan Lender, substantially in the form of Exhibit A-4 attached hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Multi-Draw Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“MW” means MeadWestvaco Coated Board, Inc., a Delaware corporation, and its successor by merger MeadWestvaco Coated Board, LLC, a Delaware limited liability company, as applicable.

“MW Supply Agreements” means, collectively, the Master Stumpage Agreement and the Fiber Supply Agreement.

“Net Collateral Disposition Proceeds” means the result of (a) the gross cash proceeds received by the Borrower or any other Loan Party with respect to the sale, lease, transfer, or disposition (whether voluntarily or involuntarily, or under power of eminent domain, condemnation or otherwise) of any of the Collateral (other than the sale of Timber in accordance with clause (m) of Section 7.1.11 and the termination of Timber Leases in accordance with clause (x) of Section 7.1.11), including any cash payments received by way of a deferred payment of principal pursuant to a permitted note or installment receivable or otherwise, but only when and as received, minus (b) (i) all reasonable and customary fees and expenses actually paid in cash by the Borrower or any other Loan Party in connection with such disposition which fees and expenses have not been paid to a Loan Party or an Affiliate of a Loan Party and (ii) all taxes actually paid or reasonably estimated by the Borrower (determined in good faith by a Financial Officer) to be payable in cash for the same Fiscal Year with respect to such disposition.

“Non-Consenting Lender” means (a) any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of the affected Lender in accordance with the terms of Section 11.1 and (ii) has been approved by the Required Lenders and (b) any Non-Extending Lender with respect to any requested extension of a credit facility for which the total Commitments of the Lenders that have agreed to extend the Existing Stated Maturity Date of such credit facility and of the Additional Commitment Lenders is equal to the aggregate amount of the Commitments and the outstanding principal amount of the Loans of such credit facility.

“Non-Defaulting Lender” means, at any time, each Lender that is a not a Defaulting Lender at such time.

“Non-Extending Lender” is defined in Section 3.6.2.

“Non-Recourse” means, with respect to any Unrestricted Timber Transaction, that none of the Loan Parties other than CatchMark Timber and none of the Subsidiaries of any of the

Loan Parties (a) has made or will make any Investment with respect to such Unrestricted Timber Transaction or any Unrestricted Timber Subsidiary; (b) has any liability (including any Contingent Liability) with respect to the Indebtedness or other obligations with respect to such Unrestricted Timber Transaction or any Unrestricted Timber Subsidiary; or (c) is a party or otherwise subject to any agreement or arrangement with respect to such Unrestricted Timber Transaction or any Unrestricted Timber Subsidiary.

“Note” means, as the context may require, a Revolving Note, a Swingline Note, a Term Note, a Multi-Draw Term Note, or any notes evidencing any Incremental Term Loan Commitment or Incremental Term Loans as provided in the amendment or supplement to this Agreement establishing such Incremental Term Loan Facility.

“Notice Date” is defined in Section 3.6.2.

“Obligations” means (a) all obligations (monetary or otherwise) of the Borrower and each other Loan Party arising under or in connection with this Agreement and each other Loan Document, including principal, interest (including post-default interest and interest accruing after the commencement of any proceeding under any Debtor Relief Laws referred to in Section 8.1.7, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding), reimbursement obligations, fees, indemnities, costs and expenses (including the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender required to be paid by the Borrower) that are owing under this Agreement and the other Loan Documents, (b) all obligations of the Borrower under any Rate Protection Agreements between the Borrower and any Lender Party, and (c) all obligations of any Loan Party arising under any document or agreement relating to or on account of any Secured Bank Product; in each case, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due; provided however, in each case, Excluded Swap Obligations of any Loan Party shall in any event be excluded from “Obligations” owing by such Loan Party.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property or sale of assets that create obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Organizational Document” means, with respect to any Loan Party, its articles or certificate of incorporation, organization or formation, partnership agreement, operating agreement, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sole or assigned any interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.5).

“Parent Guaranteed Obligations” means, collectively, (a) all costs or expenses (including reasonable fees or expenses of legal counsel) incurred by any Lender Party or any other Indemnified Party in enforcing any of its rights under Section 9.2; and (b) all losses, costs, expenses, or damages incurred or suffered by any of the Lender Parties or any of the other Indemnified Parties as a result of, or arising in connection with, any of the following (including all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. 362(a) or otherwise):

(i) any fraud or intentional misrepresentation or omission by any Loan Party or by any Related Party of any Loan Party in connection with (1) the performance of any of the conditions to the Lenders making the Loans or the Issuing Lenders issuing the Letters of Credit; (2) any inducements to the Lenders to make the Loans or the Issuing Lenders to issue the Letters of Credit; (3) the execution and delivery of the Loan Documents or the Rate Protection Agreements or any document or agreement related to or on account of any Secured Bank Product; (4) any certificates, representations or warranties given in connection with the Loans or the Letters or Credit or the other Obligations; or (5) any Loan Party’s performance of its obligations under each of the Loan Documents or payment of the Obligations;

(ii) any breach of any of the obligations of any Loan Party or any Subsidiary of any Loan Party under Section 6.24 of this Agreement;

(iii) any Lien on the Collateral or Real Property not permitted by Section 7.2.3 of this Agreement or by any Loan Party or Subsidiary of a Loan Party incurring Indebtedness not permitted by Section 7.2.2 of this Agreement;

(iv) the sale, transfer, lease, contribution, conveyance or other disposition by any Loan Party or Subsidiary of a Loan Party of any Collateral or Real Property other than as permitted by Section 7.2.9 of this Agreement;

(v) the replacement cost of any property removed by any Loan Party or Subsidiary of a Loan Party of any Loan Party from the Real Property without the consent of the Administrative Agent after an Event of Default has occurred and is continuing;

(vi) any intentional acts or omissions by any Loan Party or Subsidiary of a Loan Party that result in waste (including economic and non-physical waste) of all or any part of the Collateral or Real Property;

(vii) the occurrence of any Insolvency or Liquidation Proceeding in which one or more of the Loan Parties or Subsidiaries of a Loan Party has acted in concert with, colluded or conspired with any other Person, to cause the occurrence of any such Insolvency or Liquidation Proceeding;

(viii) any amendment, supplement, waiver or other modification, termination or assignment not permitted under Section 7.2.10 of this Agreement or of any Supply Agreements not permitted by clause (l) of Section 7.1.11 of this Agreement;

(ix) the failure (1) of any Loan Party to deposit or cause to be deposited any payments in the Revenue Account, the Equity Raise Account, the CatchMark TRS Subsidiary Account or other Pledged Account, as required by Sections 7.1.12, 7.1.13, 7.1.14, and 7.1.15, as applicable, of this Agreement or (2) of any amounts described in Section 3.1.2(b) of this Agreement to be applied in accordance therewith (except as approved by the Administrative Agent and such Lenders as are required by Section 11.1 to so approve);

(x) the forfeiture or threatened forfeiture of the Collateral or Real Property to any Governmental Authority pursuant to the Racketeer Influenced and Corrupt Organizations Act or similar Law;

(xi) any breach of Section 6.23 of this Agreement;

(xii) any payments in violation of Section 7.2.6 of this Agreement;

(xiii) any action by any Loan Party or any Related Party of any Loan Party takes action to frustrate, hinder or delay the Administrative Agent’s or any Lender Party’s exercise of its remedies, it being understood that the foregoing shall not include any reasonable action taken by a Loan Party in good faith to either contest the existence of any Default or an Event of Default or dispute the meaning or construction of a contractual term of any Loan Document;

(xiv) the willful misconduct of any Loan Party or any Subsidiary of any Loan Party; and

(xv) the failure of any Loan Party or any Subsidiary of a Loan Party to comply with Section 7.2.21 of this Agreement.

“Participant” is defined in clause (d) of Section 11.11.

“Participant Register” is defined in clause (d) of Section 11.11.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Percentage” means, relative to any Lender, the percentage set forth opposite the name of such Lender (i) on Schedule II hereto, (ii) in a duly executed Assignment and Assumption, as such percentage may be adjusted from time to time pursuant to each Assignment and Assumption executed and delivered pursuant to Section 11.11 or pursuant to Section 4.12 or otherwise, (iii) in any duly executed joinder pursuant to which such Person is joined to this Agreement as a Lender as provided in Section 2.1.1(b) with respect to any Incremental Term Loan Facility, in Section 2.1.1(c)(ii)(A) with respect to any Revolver Increase, and in Section 2.1.1(f)(v)(A) with respect to any Multi-Draw Term Loan Increase, or (iv) on an updated Schedule II to this Agreement delivered from time to time by the Administrative Agent pursuant to Section 2.2(d) reflecting any Incremental Term Loan Facilities permitted by Section 2.1.1(b), any Revolver Increase permitted by Section 2.1.1(c)(ii), or any Multi-Draw Term Loan Increase permitted by Section 2.1.1(f)(v). For the avoidance of doubt, each Revolving Lender’s Percentage of any Letter of Credit Usage and of any Swingline Loans shall be determined by such Revolving Lender’s Percentage of the aggregate Revolving Loan Commitments.

“Permitted Escrow Amount” means an amount not to exceed (a) in the aggregate 5% of the aggregate purchase price, lease payments or other cash consideration with respect to any transaction or series of transactions or (b), if the Permitted Escrow Increase Conditions have been satisfied, in the aggregate 7% of the aggregate purchase price, lease payments or other cash consideration with respect to any transaction or series of transactions.

“Permitted Escrow Increase Conditions” means, collectively, the Borrower has notified the Administrative Agent in writing that (a), despite the use of commercially reasonable efforts on the part of the Loan Parties and their respective Subsidiaries, the Loan Parties reasonably anticipate that the requirements of Section 7.1.9 or Section 5.2 regarding the delivery of Real Property Documents required by the Administrative Agent in its sole discretion with respect to such transaction or series of transactions will not be satisfied by the date the applicable Loan Parties are contractually required to consummate such transaction or series of transaction, and (b) the applicable seller or sellers has agreed in writing to extend the date for the consummation of such transaction or series of transactions to a later date which the Borrower reasonably believes will be sufficient time for the satisfaction of such requirements on the condition that the applicable Loan Parties increase the cash earnest money deposit or other Credit Support with respect to such transaction or series of transactions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) that is maintained, sponsored or contributed to by the Borrower, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliate thereof or to which the Borrower, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliate thereof has or may incur any liability or obligation.

“Platform” has the meaning assigned to such term in Section 11.2(c).

“Pledge Agreement” means that certain Third Amended and Restated Pledge Agreement, dated as the date hereof, made by the Borrower and each Subsidiary Guarantor party thereto from time to time in favor of the Administrative Agent for the benefit of itself and each other Lender Party.

“Pledged Account” means any bank, securities or commodity account of any of the Loan Parties (other than CatchMark Timber) provided that such bank, securities, or commodity account is at an Account Bank and is subject to an Account Control Agreement.

“PLM Leases” means those Timber Leases labeled as such on Item 1.1(c) of the Disclosure Schedule (“PLM Leases”).

“Pro Forma Fixed Charge Coverage Ratio” means the ratio derived on any date of determination by dividing for the most recent four Fiscal Quarters for which a Compliance Certificate has been delivered pursuant to Section 7.1.1(e) (the “Measurement Period”), (a) (i) EBITDA for CatchMark Timber, calculated on a consolidated basis less (ii) all capital expenditures related to Real Property maintenance paid by CatchMark Timber or any of its Subsidiaries on a consolidated basis less (iii) any dividends or distributions(or other payments within the scope of Section 7.2.6 whether or not permitted thereby other than made pursuant to the Multi-Draw Term Loan Financed Repurchase or to the Incentive Plan) paid by CatchMark Timber on a consolidated basis by (b) cash interest expense paid by CatchMark Timber or any of its Subsidiaries on a consolidated basis; provided that, each subclause of clause (a) and clause (b) shall be adjusted to give effect to any action proposed or actually taken by any Loan Party or Subsidiary of any Loan Party since the end of the Measurement Period if the ability of such Loan Party or Subsidiary of any Loan Party to take such action under any Loan Document is conditioned on a satisfactory Pro Forma Fixed Charge Coverage Ratio; provided further, if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any Unrestricted Timber Transactions have been consummated, each reference to “CatchMark Timber” in this definition shall be deemed replaced with “CatchMark Partnership.”

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party (a) that has total assets exceeding $10,000,000 at the time any guaranty of or any granting of a security interest to secure obligations under such Swap Obligation becomes effective or (b) that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” means the first day of each April, July, October and January, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreements.

“Reaffirmation of Collateral Assignment of Material Agreement” means each Reaffirmation of Collateral Assignment of Material Agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by each relevant Loan Party and other Persons that are parties to the Collateral Assignment of Material Contract which is the subject of such Reaffirmation of Collateral Assignment of Material Agreement. For the avoidance of doubt, Reaffirmations of Collateral Assignment of Material Agreements executed and delivered in connection with the 2007 Credit Agreement, 2010 Credit Agreement, 2012 Credit Agreement or the Existing Credit Agreement are included in this definition.

“Real Property” means, collectively, (a) the Timberlands and (b) the Minerals.

“Real Property Documents” means, with respect to the acquisition of any Real Property on or after the Effective Date, all of the following (except to the extent made a post-closing delivery by the Administrative Agent in its sole discretion or waived by the Administrative Agent in its sole discretion), each of which shall be in form and substance acceptable to the Administrative Agent in its sole discretion:

(a) all Transaction Documents relating to such additional Real Property, including all Timber Leases relating thereto;

(b) a Collateral Assignment of Material Agreements regarding all material Transaction Documents relating to such additional Real Property and duly executed by the applicable Loan Parties and the relevant third-parties to the material Transaction Documents;

(c) a Landlord Estoppel Certificate relating to such additional Real Property, if applicable;

(d) a duly executed, first-priority Mortgage or Mortgage Amendment given by the applicable Subsidiary Guarantor regarding the additional Real Property (subject, in the case of non-possessory security interests only, to Liens permitted by Section 7.2.3) and, to the extent requested by the Administrative Agent in its sole discretion, the existing Real Property constituting Collateral;

(e) evidence that all necessary U.C.C. financing statements relating to the additional Real Property naming the applicable Subsidiary Guarantor as the debtor and the Administrative Agent as the secured party have been properly filed in the same offices where the applicable Mortgage or Mortgage Amendment is filed;

(f) either (i) an endorsement to the applicable existing mortgagee’s title insurance policies covering the additional Real Property, which shall (A) be issued at ordinary rates; (B) extend the effective date of each such policy to the date of the applicable Mortgage Amendments, (C) confirm no change in the first priority Lien and security interest in favor of the Administrative Agent for the benefit of the Lender Parties, except for changes acceptable to the Administrative Agent; and (D) be issued directly by the title insurance company who issued the original title insurance policy; or (ii) a mortgagee’s title insurance policy or marked up unconditional commitment for such insurance, in each case, for the additional Real Property, which shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that each Mortgage and Mortgage Amendment insured thereby creates a valid first priority Lien and security interest in the additional Real Property free and clear of all Liens, except for such Liens as are acceptable to the Administrative Agent; (D) name the Administrative Agent for the benefit of itself and the other Lender Parties, as the insured thereunder; (E) be in the form of ALTA Loan Policy - 2006 Form B (or equivalent policies), if available; (F) contain such endorsements and affirmative coverage as the Administrative Agent may require, including without limitation (to the extent applicable with respect to the additional Real Property and available in the jurisdiction in which such additional Real Property is located), the following: variable rate endorsement; survey same as map endorsement; comprehensive endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; usury; doing business; subdivision; environmental protection lien; CLTA 119.2; and such other endorsements as the Administrative Agent shall require, including endorsements in order to provide insurance against specific risks identified by the Administrative Agent in connection with such additional Real Property and (G) be issued directly by a title insurance company acceptable to the Administrative Agent and with such co-insurance and reinsurance as may be required by the Administrative Agent;

(g) to the extent requested by the Administrative Agent in its reasonable discretion, an endorsement to each of the existing mortgagee’s title insurance policies regarding the existing Real Property constituting Collateral;

(h) evidence satisfactory to the Administrative Agent that all premiums in respect of each such endorsement, policy or commitment, all charges for mortgage recording and similar taxes, and all related expenses, if any, have been paid by the Loan Parties;

(i) a copy of (i) all documents referred to, or listed as exceptions to title in, the title endorsements, policies or commitments referred to above and (ii) all other material documents affecting the additional Real Property, including all building, construction, environmental and other permits, licenses, franchises, approvals, consents, authorizations and other approvals required in connection with the construction, ownership, use, occupation or operation of the additional Real Property;

(j) evidence of the insurance coverage (together with endorsements thereto) required to be maintained pursuant to Section 7.1.4 with respect to such additional Real Property by this Agreement, the applicable Mortgage, Mortgage Amendments or any other Loan Document;

(k) if requested by the Administrative Agent in its reasonable discretion, a survey regarding the additional Real Property certified to Administrative Agent meeting such standards as Administrative Agent may reasonably establish;

(l) evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including obtaining a flood insurance policy concerning such additional Real Property if required by Law;

(m) (i) an environmental questionnaire of the Administrative Agent with respect to such additional Real Property, (ii), to the extent required by Section 7.1.6(b), a report of an environmental consultant with respect to such additional Real Property and (iii) satisfactory evidence that all environmental matters, if any, have been remediated;

(n) an appraisal with respect to the additional Real Property from a nationally recognized forestry appraisal firm;

(o) a supplement to Item 1.1(a) of the Disclosure Schedules setting forth the allocated Cost Basis for such additional Real Property, supplements to the other Items of the Disclosure Schedules, and supplements to the schedules to the Security Agreement, as applicable;

(p) a supplement to the most recently delivered Harvest Plan with respect to the additional Real Property;

(q) legal opinions, dated on or about the date of the Mortgage or Mortgage Amendment and addressed to the Administrative Agent and all the Lenders, from legal counsel for the Borrower, regarding the instruments, documents, agreements and filings described in clauses (b), (d) and (e) of this definition;

(r) (i) search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of the Mortgage or Mortgage Amendment, listing all effective U.C.C. financing statements, fixture filings, federal and state tax Liens, judgment Liens and other Liens relevant to the additional Real Property (including the Timber) which name the seller, landlord or prior owners as the debtor, and which are filed in such jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements and (ii) evidence that all Liens in respect of any Indebtedness secured by such additional Real Property have been released;

(s) evidence that all required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated by the Real Property Documents from (i) all relevant Governmental Authorities and (ii) any other Person whose consent or approval is necessary or the Administrative Agent deems appropriate to effect such transactions; and

(t) all other reasonably requests of the Administrative Agent made with respect to such additional Real Property (including the Timber) or the transactions related thereto.

Notwithstanding the above,

(1) if such additional Real Property is acquired without the use of any proceeds of any Loan, clauses (b), (c), and (q) through (t) of the definition of “Real Property Documents” shall be delivered to the extent requested by the Administrative Agent in its reasonable discretion; and

(2) if such Real Property is acquired with the proceeds of a Revolver Real Property Acquisition Loan (whether or not such Revolver Real Property Acquisition Loan has been repaid with the proceeds of Multi-Draw Term Loans or Incremental Term Loans) and if such Real Property is not Additional Unsecured Real Property, the Administrative Agent shall accept delivery of one or more of the Real Property Documents described in clauses (b), (d), (e), (f), (g), (h), (i)(i), (k), and (q) on a date after the closing of the acquisition of such Real Property; provided that, unless delivery of such Real Property Document is waived by the Administrative Agent in its sole discretion, each such Real Property Document shall be delivered within 90 days (or such longer period of time as the Administrative Agent may agree to in its sole discretion) of the closing of such acquisition.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any Issuing Lender, as applicable.

“Recognition Agreement” means, collectively, the Recognition Agreement (Fiber Supply Agreement) and the Recognition Agreement (Master Stumpage Agreement), each dated on or about the date of the 2010 Credit Agreement, the LTC Lease Recognition Agreement dated on or about the date of the 2012 Credit Agreement, the Estoppel and Recognition Agreement, dated as of April 2014, by Georgia Biomass LLC, Timberlands II, CatchMark TRS Subsidiary, and the Administrative Agent, and each other recognition agreement, among the relevant Loan Parties, the Administrative Agent and any other relevant Person, in form and substance acceptable to the Administrative Agent in its sole discretion.

“Register” is defined in clause (c) of Section 11.11.

“REIT Status” is defined in clause (x) of Section 7.2.6.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, shareholders, principals, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means a “release” or “threatened release” as such terms are defined in CERCLA, including any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material into the indoor or outdoor environment, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials or pollutants or contaminants.

“Release Parcel” is defined in clause (n) of Section 7.1.11.

“Removal Effective Date” is defined in clause (b) of Section 10.6.

“Required Lenders” means, at the time any determination thereof is to be made, at least two (to the extent more than one Lender or Voting Participant holds Commitments or Loans under the applicable facility) Lenders (including Voting Participants) who are not Defaulting Lenders and who hold in the aggregate more than 51% of the sum of (a) the then aggregate unused Commitments plus (b) the then aggregate outstanding principal amounts of all Loans; provided however, CoBank, ACB and CoBank, FCB, acting alone, shall not constitute “Required Lenders” to the extent more than one other Lender or Voting Participant holds Commitments or Loans under the applicable facility. For purposes of this definition, the aggregate principal amount of all Swingline Loans owing to the Swingline Lender and of the Letter of Credit Usage owing to any Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Loan Commitments. The Commitments and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” is defined in clause (a) of Section 10.6.

“Resource Conservation and Recovery Act” means collectively the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, as amended, 42 U.S.C. §§6901, et seq., as in effect from time to time.

“Revenue Account” is defined in Section 7.1.14.

“Revolver Commitment Fee” is defined in Section 3.3

“Revolver Increase” means an increase in the Revolving Loan Commitment Amount after the Effective Date in the aggregate of up to the lesser of $15,000,000 and the Maximum Incremental Amount; provided that, (a) the Borrower gives the Administrative Agent at least ten (10) days prior written notice; (b) no Default or Event of Default shall have occurred and be continuing or result after giving effect to such increase in the Revolving Loan Commitment Amount; (c) the Loan Parties shall be in compliance after giving effect to any Revolver Increase with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4; (d) compliance with clause (c) (calculated after giving effect to such Revolver Increase) shall be evidenced by a Compliance Certificate delivered to the Administrative Agent; (e) the aggregate of any original issue discount or upfront fees applicable to any such Revolver Increase shall not be more than 1% of the principal amount of such Revolver Increase; (f) the Borrower has executed and delivered any Notes requested under Section 2.2 regarding such Revolver Increase, and (g) the Borrower shall have delivered any modifications or additional Real Property Documents as the Administrative Agent shall have requested in its sole discretion pursuant to such Revolver Increase.

“Revolving Availability Period” is defined in clause (c)(i) of Section 2.1.1.

“Revolving Lender” means each Lender with a Revolving Loan Commitment or holding Revolving Loans as designated on Schedule II hereto (or as updated from time to time by the Administrative Agent pursuant to the terms hereof), in a joinder reflecting any Revolver Increase or in an Assignment and Assumption.

“Revolving Loan” is defined in clause (c)(i) of Section 2.1.1.

“Revolving Loan Commitment” is defined in clause (c)(i) of Section 2.1.1.

“Revolving Loan Commitment Amount” means, for each Lender, the amount set forth opposite such Lender’s name on Part II of Schedule II attached hereto (or as updated from time to time by the Administrative Agent pursuant to the terms hereof), in a joinder reflecting any Revolver Increase, or in an Assignment and Assumption, as such amount is reduced from time to time pursuant to Section 3.1.1(b) or Section 3.1.3 or otherwise and as such amount may be increased pursuant to Section 2.1.1(c)(ii).

“Revolving Loan Commitment Termination Date” means the earliest of (a) the Stated Maturity Date, (b) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 3.1.1(b) or Section 3.1.3, 8.2 or 8.3 or otherwise and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Note” means a promissory note of the Borrower that is payable to any Revolving Lender, substantially in the form of Exhibit A-2 attached hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Revolver Real Property Acquisition Loans” is defined in Section 4.10.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities Exchange Commission.

“Secured Bank Product” means agreements or other arrangements entered into by a Lender or its Affiliate, on the one hand, and any Loan Party, on the other hand at the time such Lender is a party to this Agreement, under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange; provided that the foregoing shall not constitute a Secured Bank Product if at any time the applicable provider of such bank products or services is not a Lender or an Affiliate of a Lender.

“Security Agreement” means that certain Third Amended and Restated Security Agreement, dated as of the date hereof, made by the Borrower and each Subsidiary Guarantor party thereto from time to time in favor of the Administrative Agent for the benefit of itself and each other Lender Party.

“Shell Subsidiary” means any wholly-owned Domestic Subsidiary of the Borrower or any Subsidiary Guarantor so designated by prior written notice to the Administrative Agent by the Borrower; provided that, (a) no such Subsidiary shall own, hold, acquire or otherwise have any rights in any Equity Interests of any Person unless such Person is also a Shell Subsidiary, (b) no such Subsidiary shall own, hold, acquire or otherwise have any rights in any securities, deposit or commodities accounts other than deposit accounts with an aggregate daily balance and inter-daily balance for all such accounts of all such Subsidiaries of less than $50,000 at all times, (c) no Loan Party or Subsidiary of any Loan Party shall create, incur, assume or suffer to exist or otherwise become liable in respect of any Indebtedness or Contingent Liability owed to or on behalf of any such Subsidiary, (d) the aggregate capital contributions to or capital accounts or balances of all such Subsidiaries shall be less than $50,000 in the aggregate at all times, (e) the aggregate fair market or book value of all assets owned or held by or otherwise subject to any rights of any such Subsidiaries shall be less than $50,000 in the aggregate at all times, and (f) all such Subsidiaries shall be (i) dissolved or otherwise disposed of by means and subject to terms and conditions approved by the Administrative Agent in its sole discretion or (ii) joined to the Loan Documents as a Subsidiary Guarantor, in each case, within 90 days of the date such Subsidiary was established or otherwise acquired directly or indirectly by the Borrower or any Subsidiary Guarantor.

“Solvency Certificate(s)” means those certain Solvency Certificates, in form and substance reasonably acceptable to the Administrative Agent, and executed by a Financial Officer of each Loan Party.

“Solvent” means, when used with respect to any Person, that, as of any date of determination:

(a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such value is established and such liabilities are evaluated in accordance with Section 101(32) of the Federal Bankruptcy Code and the state Laws governing determinations of the insolvency of debtors of New York and each state where such Person is doing business or has its principal place of business;

(b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and

(c) such Person will be able to pay its debts as they mature.

For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Maturity Date” means, with respect to (a) the Revolving Loan credit facility, December 23, 2019, as such date may be extended in accordance with Section 3.6, (b) the Term Loans, December 23, 2024, as such date may be extended in accordance with Section 3.6, (c) the Multi-Draw Term Loan credit facility, December 23, 2021, as such date may be extended in accordance with Section 3.6, and (d) the Incremental Term Loans under any Incremental Term Loan Facility, the maturity date provided in the amendment or supplement to this Agreement establishing such Incremental Term Loan Facility and as such date may be extended with respect to the Incremental Term Loans of such Incremental Term Loan Facility in accordance with Section 3.6.

“Subsidiary” means, with respect to any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Equity Interests (whether by proxy, agreement, operation of law or otherwise); or

(b) any partnership, joint venture, limited liability company or other entity as to which such Person, or one or more Subsidiaries of such Person, owns (whether in the form of voting or participation in profits or capital contribution) more than a 50% Equity Interest, acts as the general partner or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture or other entity, as the case may be.

“Subsidiary Guaranteed Obligations” means, collectively, (i) all Obligations of the Borrower or of any other Loan Party to any Lender Party or any other Indemnified Party now or hereafter existing (including all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. 362(a) or otherwise); and (ii) all costs or expenses (including reasonable fees or expenses of legal counsel) incurred by any Lender Party or any other Indemnified Party in enforcing any of its rights under the Guaranty.

“Subsidiary Guarantor” means Timberlands II, CatchMark TRS Subsidiary, CatchMark HBU, CatchMark TRS, CatchMark Texas GP, CatchMark Texas LP, and any wholly-owned, Domestic Subsidiary of the Borrower which after the Effective Date, pursuant to a Joinder Agreement, becomes a party hereto as a Loan Party and a Subsidiary Guarantor and becomes a party to the Security Agreement and the Pledge Agreement as a grantor, pledger and obligor and becomes a party to such other Loan Documents as the Administrative Agent shall require in its sole discretion.

“Supply Agreement” means, collectively, the MW Supply Agreements and the Georgia Biomass Supply Agreement and each other supply agreement, among the relevant Loan Parties and other relevant Persons, regarding the selling of Timber, in form and substance acceptable to the Administrative Agent in its sole discretion.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the commitment of the Swingline Lender to make the Swingline Loans, which commitment shall be $5,000,000 on the Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Swingline Lender” means CoBank and its successors and assigns.

“Swingline Loan” means an advance or advances under the Swingline Commitment.

“Swingline Note” means a note of the Borrower substantially in the form of Exhibit A-3, and any replacements, reinstatements, renewals, or extensions of any such note, in whole or in part.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means each Lender with a Term Loan Commitment or holding Term Loans as designated on Part I of Schedule II attached hereto (or as updated from time to time by the Administrative Agent pursuant to the terms hereof) or in an Assignment and Assumption.

“Term Loan” is defined in clause (a) of Section 2.1.1.

“Term Loan Commitment” means, for each Term Lender, the commitment to make a Term Loan to the Borrower on the Effective Date in an amount not to exceed the principal amount set forth opposite such Lender’s name on Part I of Schedule II attached hereto.

“Term Note” means a promissory note of the Borrower that is payable to any Term Lender, substantially in the form of Exhibit A-1 attached hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Timber” means any trees of any age, species or condition, whether standing, lying, growing or to be grown, alive or dead and now or hereafter at any time located on the Real Property.

“Timber Deed” means any timber deed or similar instrument conveying rights in Timber to any Subsidiary Guarantor from time to time, in form and content acceptable to the Administrative Agent in its sole discretion, together with any replacement or modification thereof.

“Timber Leases” means, collectively, the Timber Deeds, the LTC Lease, the PLM Leases, and any other lease, sublease or license of real estate by any Subsidiary Guarantor from time to time, together with any replacement thereof.

“Timber Lease Termination Proceeds” means the gross cash proceeds received by any Subsidiary Guarantor or any other Loan Party with respect to the termination or other disposition of any PLM Lease or any portion of the LTC Lease or any other Timber Lease.

“Timber Manager” means Forest Resource Consultants, Inc., a Georgia corporation, and any other manager of the Timberland that is acceptable to the Administrative Agent; provided that, unless consented to by the Administrative Agent in its sole discretion, there shall be no more than one Timber Manager at any one time.

“Timber Manager Subordination Agreement” means, collectively, that certain Timber Manager Subordination Agreement, dated as of the Effective Date, among the Administrative Agent, for the benefit of itself and the other Lender Parties, the Borrower, Timberlands II, CatchMark TRS Subsidiary, CatchMark HBU, CatchMark Texas LP and the Timber Manager and each other subordination agreement regarding any Timberland Operating Agreement, among each relevant Loan Party, the Administrative Agent, and the Timber Manager, in form and substance acceptable to the Administrative Agent in its sole discretion.

“Timberland Operating Agreement” means each operating agreement among the relevant Loan Parties and the Timber Manager, as amended, restated, supplemented or modified from time to time in accordance with Section 7.2.10, pursuant to which the relevant Loan Parties appoint the Timber Manager as manager for certain Timberlands, in form and substance acceptable to the Administrative Agent in its sole discretion.

“Timberlands” means, collectively, the Land and the Leasehold Interests.

“Timberlands II” means Timberlands II, LLC, a Delaware limited liability company.

“Transaction Agreements” means each instrument, document or agreement pursuant to which any Subsidiary Guarantor acquires any Real Property or conveys in fee simple or lease, timber deed, sublease or license any Real Property.

“Transaction Documents” means (a) the Supply Agreements, and (b) the Transaction Agreements, in each case, together with all schedules and exhibits thereto, and each other instrument or document executed and delivered pursuant to or in connection with any Supply Agreements or any Transaction Agreements, and the various assignment and assumption agreements and deed contemplated under any of the Supply Agreements or any of the Transaction Agreements.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Person” means any Person that is a “United States Person” as identified in Subsection 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.6(f)(ii)(B)(3).

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Unrestricted Timber Subsidiary” means any wholly-owned Subsidiary (other than CatchMark Holder, the Borrower, and any of their Subsidiaries), acquired or organized by CatchMark Timber for the purpose of consummating an Unrestricted Timber Transaction, provided that (a) each such direct Subsidiary of CatchMark Timber shall act as an intermediate holding company performing substantially the same functions as the Borrower in connection with such Unrestricted Timber Transaction and (b) each such Subsidiary satisfies the requirements set forth in the definition of “Unrestricted Timber Transaction.”

“Unrestricted Timber Transaction” means purchase or acquisition in fee simple or by lease, sublease or license of real property (either through the purchase of assets or the purchase of Equity Interests of any Person that owns such assets) for the purpose of harvesting Timber thereon, provided that (a) each such transaction is consummated and conducted exclusively by Unrestricted Timber Subsidiaries; (b) each such Unrestricted Timber Subsidiary performs the functions specified in clause (a) of the proviso that is contained in the definition of “Unrestricted Timber Subsidiary”; (c) each such Unrestricted Timber Subsidiary has been capitalized solely through amounts contributed by CatchMark Timber or funded by Persons other than any Loan Party (other than CatchMark Timber) or any of their Subsidiaries; (d) CatchMark Timber shall not in any respect be subject to any material restriction or obligation imposed by, or provide any additional material benefits to, the lenders providing any financing with respect to such transaction, in each case without complying with Section 7.2.19; (e) all the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct, provided that if any such representation or warranty relates to an earlier date it shall be true and correct as of such date; (f) all obligations in connection with each such transaction are Non-Recourse; (g) no Default or Event of Default has occurred or is continuing or would result from the consummation of each such transaction; (h) each such transaction shall be consummated in accordance with the Laws and (i) no Material Adverse Effect could reasonably be expected to result from the consummation of each such transaction.

“Unsecured Real Property” means the Existing Unsecured Real Property and the Additional Unsecured Real Property.

“Value of the Timberlands” means, with respect to the Real Property constituting Collateral, the appraised value thereof as determined by the most recently delivered appraisals or appraisal updates, including any appraisal delivered pursuant to Section 5.2.2; provided, however, that such value shall be reduced upon the sale of any such Real Property or termination of any Timber Lease over certain thresholds provided in clauses (w) and (x) of Section 7.1.11 and may be increased upon the acquisition of any Real Property Collateral over certain thresholds as provided in clause (w) of Section 7.1.11, in each case, as such value is calculated and reported by the Landholders in accordance with clauses (x) and (w) of Section 7.1.11.

“Voting Participant” is defined in clause (d) of Section 11.11.

“Wells Acquisition” means Wells Timberland Acquisition, LLC.

“Withholding Agent” means any Loan Party and Administrative Agent.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and each other Loan Document.

SECTION 1.3 Certain Rules of Construction. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and any successor statutes and regulations, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived by the Required Lenders pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived by the Required Lenders. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party or any Subsidiary of any Loan Party, such words are intended to signify that a member of management or officer or member of the board of directors of such Loan Party or such Subsidiary has actual knowledge or awareness of a particular fact or circumstance or a member of management or officer or director of such Loan Party or such Subsidiary, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. For purposes of computing a period of time from a specified date, the word “from” means “from and including” and the word “to” and “until” each mean “to, but excluding.” Any reference to a Loan Party or any other Person that is an individual as “it” shall refer to such Loan Party or other Person in his or her individual capacity. Unless the context otherwise requires, “issuance,” “issue,” “issued” or similar terms shall in reference to any Letter of Credit be deemed to include any issuance of or any increase, extension or renewal any Letter of Credit under this Agreement. Unless the context otherwise requires, “acquire,” “acquisition” or similar terms shall in reference to any existing or additional Real Property be deemed to include any acquisition in fee simple or by lease, timber deed, sublease or license of any such Real Property. Unless the context otherwise requires, “sale,” “disposition” or similar terms shall in reference to any existing or additional Real Property be deemed to include any sublease of any such Real Property. On the FCCR Test Date and thereafter, references in this Agreement or any other Loan Document to compliance with Section 7.2.4(a) (whether specifically or generally such as a reference to compliance with all covenants set forth in the Loan Documents) after giving effect to a specified event, transaction or otherwise, shall be calculated using the definition of Pro Forma Fixed Charge Coverage Ratio.

SECTION 1.4 Accounting Determinations. Unless otherwise specified, all accounting terms “used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles (“GAAP”) as in effect from time to time.

ARTICLE II

FUNDING OF LOANS

SECTION 2.1 Amount and Terms of Loans.

SECTION 2.1.1 The Loans.

(a) Term Loans. On the terms and subject to the conditions of this Agreement (including Article V), each Term Lender severally agrees to make, on the Effective Date, one loan (each, a “Term Loan” and, collectively for all the Term Lenders, the “Term Loans”) to the Borrower in such principal amount equal to the lesser of (A) such Lender’s Term Loan Commitment and (B) such Lender’s Percentage of the aggregate amount of the Borrowing of Term Loans requested by the Borrower to be made on the Effective Date. Amounts outstanding under the Term Loan that are repaid or prepaid may not be reborrowed. The proceeds of all Term Loans shall be used solely for the purposes described in Section 4.10.

(i) Borrowing Procedures. The Borrower shall request the Term Lenders to make the Term Loans by delivering to the Administrative Agent, by facsimile, email or other method of delivery permitted by Section 11.2 on or before 11:00 A.M. (New York City time), (i) one (1) Business Days prior to the expected Effective Date with respect to LIBOR Loans; provided, however, that no Term Loan shall be made as a LIBOR Loan for an Interest Period extending beyond the Stated Maturity Date; and (ii) one (1) Business Day prior to the expected Effective Date with respect to Base Rate Loans, a duly completed and executed, irrevocable Borrowing Request. All (x) Base Rate Loans shall be made in a minimum amount of $500,000 and an integral multiple of $100,000, and (y) LIBOR Loans shall be made in a minimum amount of $1,000,000 and an integral multiple of $500,000. The proceeds of all Loans shall be used solely for the purposes described in Section 4.10.

(b) Incremental Term Loans. The Borrower and any one or more Lenders (including any Person not previously a Lender hereunder who executes and delivers a joinder agreement executed by the Borrower, the Administrative Agent and such Lender, in form and substance reasonably acceptable to each of them), which Lenders are reasonably acceptable to the Administrative Agent, may agree, upon at least thirty (30) days’ prior notice to the Administrative Agent (or such shorter period of time as the Administrative Agent may agree to in its sole discretion), that such Lenders shall make one or more additional term loan facilities available to the Borrower under this clause (b) of Section 2.1.1 (each an “Incremental Term Loan Facility” and collectively, the “Incremental Term Loan Facilities”; each commitment thereunder an “Incremental Term Loan Commitment” and collectively, the “Incremental Term Loan Commitments”; and the loans thereunder, each an “Incremental Term Loan” and collectively, the “Incremental Term Loans”) on substantially the same terms and subject to substantially the same conditions as the Term Loans. Any Incremental Term Loan or Incremental Term Loan Commitment shall be documented by an amendment or supplement to, or a restatement of, this Agreement, setting forth the specific terms and conditions of the Incremental Term Loan Facility, which amendment, supplement or restatement shall be signed by the Borrower and the Lenders providing such Incremental Term Loan Commitments. Notwithstanding the foregoing: (i) the aggregate principal amount of all Incremental Term Loan Commitments shall not exceed the Maximum Incremental Amount; (ii) the Stated Maturity Date of any Incremental Term Loan shall be on or after the Stated Maturity Date for the Multi-Draw Term Loans, determined as of the initial funding date for such Incremental Term Loans; (iii) no Default or Event of Default shall have occurred and be continuing or result after giving effect to any Incremental Term Loan; (iv) the Loan Parties and their Subsidiaries shall be in compliance after giving effect to any Incremental Term Loan with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4; (v) compliance with clause (iv) (calculated after giving effect to any such Incremental Term Loans) shall be evidenced by a Compliance Certificate delivered to the Administrative Agent; (vi) the proceeds of any Incremental Term Loan shall be used solely for the purposes described in Section 4.10; (vii) to the extent Section 4.10 permits any proceeds of any Incremental Term Loan to be used to acquire any additional Domestic Real Property, each of the conditions set forth in Sections 5.2 and 5.3 shall be fulfilled to the satisfaction of the Administrative Agent; (viii) the weighted average life of any Incremental Term Loan shall be equal to or greater than the remaining weighted average life of the Multi-Draw Term Loans, determined as of the initial funding date for such Incremental Term Loan; (ix) to the extent that the applicable interest rate margin on any Incremental Term Loan exceeds by more than 0.25% the applicable interest rate margin for the Multi-Draw Term Loans, determined as of the initial funding date for such Incremental Term Loan, the applicable interest rate margin for the Multi-Draw Term Loans shall be increased so that the applicable interest rate margin for the Multi-Draw Term Loans and for such Incremental Term Loan are equal; (x) any covenant or Event of Default applicable to any Incremental Term Loan that is more restrictive than the equivalent covenant or Event of Default set forth in this Agreement shall be deemed to be applicable to all Loans hereunder; (xi) the aggregate of any original issue discount or upfront fees applicable to any such Incremental Term Loans shall not be more than 1% of the principal amount of such Incremental Term Loans; and (xii) the Borrower shall have delivered any modifications or additional Real Property Documents as the Administrative Agent shall have requested in its sole discretion pursuant to such Revolver Increase.

(c) Revolving Loan Facility.

(i) Revolving Loan Commitment. On the terms and subject to the conditions of this Agreement (including Article V), from time to time on any Business Day occurring on or after the Effective Date and prior to the Revolving Loan Commitment Termination Date (the “Revolving Availability Period”), each Revolving Lender severally agrees to make loans (relative to such Revolving Lender, its “Revolving Loans”) to the Borrower equal to such Revolving Lender’s Percentage of the aggregate amount of the Borrowing of the Revolving Loans requested by the Borrower to be made on such day. The commitment of each Revolving Lender described in this clause (c)(i) is herein referred to as its “Revolving Loan Commitment.” On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans.

(ii) Revolver Increase.

(A) Upon satisfaction of the conditions precedent set forth in the definition of Revolver Increase and effective as of the date specified in writing by the Administrative Agent, the Revolving Loan Commitment Amount may be increased in the aggregate by the lesser of (1) $15,000,000 and (2) the Maximum Incremental Amount. The Administrative Agent shall select and reasonably approve one or more Lenders (including any Person not previously a Lender hereunder who executes and delivers a joinder agreement executed by the Borrower, the Administrative Agent and such Lender, in form and substance reasonably acceptable to each of them) to participate in any Revolver Increase. Lenders shall have no obligation and no right to participate in any Revolver Increase.

(B) The Borrower shall in coordination with the Administrative Agent repay outstanding Revolving Loans of certain Revolving Lenders and obtain additional Revolving Loans from other Revolving Lenders, in each case, to the extent necessary so that all Revolving Lenders participate in outstanding Revolving Loans ratably, on the basis of their respective Revolving Loan Commitment Amounts, after giving effect to the increase in the aggregate Revolving Loan Commitment Amounts effected by implementation of the Revolver Increase. The Lender Parties hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing, and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (B). Any repayments made pursuant to this clause (B) shall be accompanied by payment of all accrued interest on the amount prepaid and all amounts owed pursuant to Sections 4.4 and 11.3.

(C) Each Revolving Lender participating in the Revolver Increase (1) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Percentage of such Letter of Credit and the participation of each other Revolving Lender in such Letter of Credit shall be adjusted accordingly, (2) will acquire (and will pay to the Administrative Agent, for the account of each other Revolving Lender, in immediately available funds, an amount equal to) its Percentage of all outstanding unreimbursed payments by any Issuing Lender under any Letter of Credit and accrued interest thereon as described in Section 2.1.1(d)(ii), and (3) will be deemed to have purchased a participation in each then outstanding Swingline Loan equal to its Percentage of such Swingline Loan and the participation of each other Revolving Lender in such Swingline Loan shall be adjusted accordingly.

(iii) Revolving Loan Availability. No Borrowing of Revolving Loans shall be made if, after giving effect thereto, (A) the Available Revolving Facility Commitment would be less than zero, or (B) the Available Revolving Lender Commitment of any Revolving Lender would be less than zero.

(iv) Borrowing Procedures. By delivering a duly completed and executed Borrowing Request to the Administrative Agent by facsimile, email or other method of delivery permitted by Section 11.2 on or before 11:00 A.M. (New York City time), on a Business Day occurring prior to the Revolving Loan Commitment Termination Date, the Borrower may from time to time irrevocably request that (A) a Base Rate Loan be made not less than one (1) nor more than five (5) Business Days thereafter or that (B) a LIBOR Loan be made not less than three (3) nor more than five (5) Business Days thereafter; provided, however, that no Revolving Loan shall be made as a LIBOR Loan for an Interest Period extending beyond the Stated Maturity Date. All (x) Base Rate Loans shall be made in a minimum amount of $500,000 and an integral multiple of $100,000 or, if less, in the amount of the Available Revolving Facility Commitment, and (y) LIBOR Loans shall be made in a minimum amount of $1,000,000 and an integral multiple of $500,000. The proceeds of all Loans shall be used solely for the purposes described in Section 4.10.

(d) Letter of Credit Facility. The Revolving Loan Commitments may, in addition to advances as Revolving Loans and Swingline Loans, be utilized, upon the request of the Borrower, for the issuance of irrevocable standby or trade letters of credit in United States dollars (individually, a “Letter of Credit” and, collectively, the “Letters of Credit”) by an Issuing Lender for the account of any Loan Party other than CatchMark Timber. Immediately upon the issuance by an Issuing Lender of a Letter of Credit, and without further action on the part of the

Administrative Agent or any Lenders, each Lender shall be deemed to have purchased from such Issuing Lender a participation in such Letter of Credit equal to such Lender’s Percentage of the Revolving Loan Commitment of the aggregate amount available to be drawn under such Letter of Credit. Unless collateralized as provided in Section 4.14, each Letter of Credit shall reduce the amount available under the Revolving Loan Commitments by the Letter of Credit Usage with respect to such Letter of Credit.

(i) Availability. No Letter of Credit shall be issued, renewed, extended or increased if, after giving effect thereto, (A) the Available Revolving Facility Commitment would be less than zero, (B) Aggregate Letter of Credit Usage would exceed the Letter of Credit Sublimit, or (C) the Available Revolving Lender Commitment of any Revolving Lender would be less than zero. If at any time the Aggregate Letter of Credit Usage exceeds the Letter of Credit Sublimit, the Borrower shall reduce the Aggregate Letter of Credit Usage by providing collateral for the Letter of Credit Liability corresponding to such excess Letter of Credit Usage in the manner set forth in Section 4.14 to the extent required to eliminate such excess.

(ii) Reimbursement. The Borrower is irrevocably and unconditionally obligated without presentment, demand, protest or other formalities of any kind to reimburse each Issuing Lender in immediately available funds for any amounts paid by such Issuing Lender with respect to any Letter of Credit issued hereunder. Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and Administrative Agent thereof. Not later than 11:00 a.m. (New York City time) on the date of any payment by any Issuing Lender under a Letter of Credit (or if notice is not provided to the Borrower of such drawing prior to such time, not later than 11:00 a.m. (New York City time) on the immediately succeeding Business Day), the Borrower shall reimburse such Issuing Lender through the Administrative Agent in the amount equal to the amount of such drawing (and, if reimbursed on the immediately succeeding Business Day pursuant to this sentence, interest at the sum of the Base Rate plus the Applicable Margin for Revolving Loans on such day (or days if the next immediately succeeding day is not a Business Day)). If the Borrower fails to so reimburse the applicable Issuing Lender by such time, the Borrower shall be deemed to have requested a Revolving Loan (not a Swingline Loan) in the amount of the payment made by such Issuing Lender with respect to such Letter of Credit. All amounts paid by an Issuing Lender with respect to any Letter of Credit that are not repaid by the Borrower as required by this Section 2.1.1(d)(ii), or that are not repaid with a Revolving Loan shall bear interest at the sum of the Base Rate plus the highest Applicable Margin for Revolving Loans plus 2%. Each Revolving Lender agrees to fund its Percentage of any Revolving Loan made pursuant to this Section 2.1.1(d)(ii). In the event the Borrower fails to reimburse an Issuing Lender in full for any payment in respect of a Letter of Credit issued hereunder, the Administrative Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each such Revolving Lender, on the next Business Day, shall deliver to Administrative Agent an amount equal to its Percentage of the aggregate Revolving Loan Commitments in same day funds. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to each Issuing Lender upon demand by such Issuing Lender such Lender’s Percentage of each payment made by such Issuing Lender in respect of a Letter of Credit and not immediately reimbursed by the Borrower. Each Revolving Lender acknowledges and agrees that its obligations to acquire participations pursuant to this Section 2.1.1(d)(ii) in respect of Letters of Credit and to make the payments to each Issuing Lender required by the preceding sentence are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by the Borrower to satisfy any of the conditions set forth in Section 5.3. If any Revolving Lender fails to make available to an Issuing Lender the amount of such Lender’s Percentage of any payments made by such Issuing Lender in respect of a Letter of Credit as provided in this Section 2.1.1(d)(ii), the Administrative Agent may elect to apply Cash Collateral as described in Section 4.13 and pay such amount to such Issuing Lender. If the Administrative Agent does not so elect or if the funds in such account are insufficient, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Base Rate.

(iii) Conditions of Issuance of Letters of Credit. In addition to all other terms and conditions set forth in this Agreement, the issuance by an Issuing Lender of any Letter of Credit shall be subject to the conditions precedent that the Letter of Credit shall be in such form, be for such amount, and contain such terms and conditions as are reasonably satisfactory to the Administrative Agent and such Issuing Lender. The expiration date of each Letter of Credit must be on a date which is the earlier of (A) (1) for a standby Letter of Credit, one (1) calendar year from its date of issuance, but may, by its terms, be automatically renewable annually unless such Issuing Lender has notified the Borrower on or prior to the date for notice of terminations set forth in such Letter of Credit but in any event at least thirty (30) days prior to the date of automatic renewal of its election not to renew such Letter of Credit and (2) for a trade Letter of Credit, 180 days for its date of issuance, or (B) the 30th day before the Stated Maturity Date for the Revolving Loan Commitments or such later date as agreed to by both the Administrative Agent and the applicable Issuing Lender, in their sole discretion.

(iv) Request for Letters of Credit. The Borrower must give the Administrative Agent at least three (3) Business Days’ prior notice (or such shorter period of time as the Administrative Agent and the applicable Issuing Lender shall agree to in their sole discretion), which notice will be irrevocable, specifying the date a Letter of Credit is requested to be issued and the requested amount, identifying the beneficiary, stating whether the Letter of Credit will be a standby or trade Letter of Credit and describing the nature of the transactions proposed to be supported thereby. Any notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit to be provided by the applicable Issuing Lender. The Borrower must also complete any application procedures and documents required by an Issuing Lender in connection with the issuance of any Letter of Credit, including a certificate regarding Borrower’s compliance with the provisions of Section 5.3 of this Agreement.

(v) Borrower Obligations Absolute. The obligations of the Borrower under this Section 2.1.1(d) are irrevocable, will remain in full force and effect until the

Issuing Lender and Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be paid in accordance with the terms and conditions of this Agreement under all circumstances, including, any of the following circumstances, except where caused by the gross negligence or willful misconduct of such Issuing Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction:

(A) Any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any documents or instruments relating to any Letter of Credit;

(B) Any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to or departure from any Letter of Credit, any documents or instruments relating thereto, or any Loan Document in each case whether or not any Loan Party or any Subsidiary of any Loan Party has notice or knowledge thereof;

(C) The existence of any claim, setoff, defense or other right that any Loan Party or any Subsidiary of any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated hereby or any other related or unrelated transaction or transactions (including any underlying transaction between any Loan Party or any Subsidiary of any Loan Party and the beneficiary named in any such Letter of Credit);

(D) Any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, or any errors in translation or in interpretation of technical terms;

(E) Payment under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(F) Any defense based upon the failure of any drawing under any Letter of Credit to conform to the terms of such Letter of Credit (provided, that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any non-application or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(G) The exchange, release, surrender or impairment of any collateral or other security for the obligations;

(H) The occurrence of any Default or Event of Default; or

(I) Any other circumstance or event whatsoever, including, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party, any Subsidiary of any Loan Party or any guarantor or other surety.

Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, is binding upon the Loan Parties and their Subsidiaries and shall not create or result in any liability of such Issuing Lender to any Loan Party or any Subsidiary of any Loan Party.

(vi) Obligations of Issuing Lenders. Each Issuing Lender (other than the Administrative Agent) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided the Administrative Agent with notice specifying the amount and intended issuance date of such Letter of Credit and the Administrative Agent has returned a written acknowledgment of such notice to such Issuing Lender. Each of the Issuing Lenders and the Administrative Agent agrees to provide such notices and acknowledgement promptly upon the Borrower’s request for a Letter of Credit provided such request satisfies all of the requirements provided herein. Each Issuing Lender (other than the Administrative Agent) further agrees to provide to the Administrative Agent: (A) a copy of each Letter of Credit issued by such Issuing Lender promptly after its issuance; (B) a monthly report summarizing available amounts under Letters of Credit issued by such Issuing Lender, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such month and the amount of any unreimbursed draws under such Letters of Credit; and (C) such additional information reasonably requested by the Administrative Agent from time to time with respect to the Letters of Credit issued by such Issuing Lender.

(vii) UCP and ISP. The Uniform Customs and Practice for Documentary Credits as most recently published from time to time by the International Chamber of Commerce (the “UCP”) is hereby incorporated in this Agreement with respect to trade Letters of Credit and shall be deemed incorporated by this reference into each trade Letter of Credit issued pursuant to this Agreement. The terms and conditions of the UCP shall be binding with respect to trade Letters of Credit on the parties to this Agreement and each beneficiary of any trade Letter of Credit issued pursuant to this Agreement. The International Standby Practices as most recently published from time to time by the International Chamber of Commerce (the “ISP”) is hereby incorporated in this Agreement with respect to standby Letters of Credit and shall be deemed incorporated by this reference into each standby Letter of Credit issued pursuant to this Agreement. The terms and conditions of the ISP shall be binding with respect to standby Letters of Credit on the parties to this Agreement and each beneficiary of any standby Letter of Credit issued pursuant to this Agreement. Notwithstanding the above, upon the request of the Borrower, in the sole discretion of the Administrative Agent and the applicable Issuing Lender, a standby Letter of Credit may expressly incorporate the UCP and the UCP is hereby incorporated in this Agreement with respect to such standby Letters of Credit. Furthermore, the terms and conditions of the UCP shall be binding with respect to such standby Letters of Credit on the parties to this Agreement and each beneficiary of such standby Letter of Credit issued pursuant to this Agreement.

(e) Swingline Facility.

(i) On the terms and subject to the conditions of this Agreement (including Article V), during the Revolving Availability Period, the Swingline Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth herein, to make Swingline Loans to the Borrower in an aggregate principal amount not to exceed the Swingline Loan Commitment; provided, however, unless the Borrower has complied with Section 4.13, if at any time any Revolving Lender is a Defaulting Lender, the making of Swingline Loans shall be at the sole discretion of the Swingline Lender. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall reduce the Available Revolving Facility Commitment and the Available Revolving Lender Commitment by the outstanding principal amount of such Swingline Loan.

(ii) Availability. No Borrowing of Swingline Loans shall be made if, after giving effect thereto, (A) the Available Revolving Facility Commitment would be less than zero, (B) aggregate principal balance of the Swingline Loans exceeds the Swingline Loan Commitment, or (C) the Available Revolving Lender Commitment of any Revolving Lender would be less than zero. If at any time the aggregate principal balance of the Swingline Loans then outstanding exceeds the Swingline Loan Commitment, the Borrower shall be deemed to have requested a Revolving Loan Borrowing in the amount of the difference in the manner and pursuant to the terms of Section 2.1.1(e)(iii).

(iii) Any outstanding Swingline Loan shall be payable by the Borrower on demand by Swingline Lender, a copy of which demand also shall be delivered by Swingline Lender to the Administrative Agent. If the Borrower fails to so reimburse the Swingline Lender on demand, without limiting Swingline Lender’s remedies with respect to the Borrower in the case of any Revolving Lender’s failure to advance under this Section 2.1.1(e)(iii), the Borrower shall be deemed to have requested the Administrative Agent to make a Revolving Loan in the aggregate amount of the then outstanding Swingline Loans. Each Revolving Lender agrees to fund its Percentage of any Revolving Loan made pursuant to this Section 2.2.1(e)(iii). The Administrative Agent shall promptly notify each Revolving Lender of the amount of such payment due and each such Revolving Lender, on the next Business Day, shall deliver to the Administrative Agent an amount equal to its Percentage thereof in same day funds. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to Swingline Lender such Revolving Lender’s Percentage of each such payment due. In addition to the foregoing, if for any reason any Revolving Lender fails to make payment to Swingline Lender of any amount due under this Section 2.1.1(e)(iii), such Revolving Lender shall be deemed, at the option of Swingline Lender, to have unconditionally and irrevocably purchased from Swingline Lender, without recourse or warranty, an undivided interest and participation in the applicable Swingline Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Revolving Lender together with interest thereon at the Base Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. Each Revolving Lender acknowledges and agrees that its obligations to fund Revolving Loans and/or to acquire participations pursuant to this Section 2.1.1(e)(iii) in respect of Swingline Loans are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by the Borrower to satisfy any of the conditions set forth in Section 5.3. If any Revolving Lender fails to make available to Swingline Lender the amount of such Lender’s Percentage of any payments due as provided in this Section 2.1.1(e)(iii), the Administrative Agent may elect to apply Cash Collateral as described in Section 4.13 by such amount and pay such amount to Swingline Lender. If the Administrative Agent does not so elect or if the funds in such accounts are insufficient, Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate. On the Revolving Loan Commitment Termination Date, if not sooner demanded, the Borrower shall repay in full the outstanding principal amount of the Swingline Loans.

(iv) All Swingline Loans shall accrue interest from the date made as a Base Rate Loan, at the sum of the Base Rate plus the Applicable Margin, applicable from time to time as provided in Section 3.2. Until each Revolving Lender funds its Percentage of its Revolving Loan or purchase of a participation pursuant to Section 2.1.1(e)(iii), interest in respect of the Swingline Loans, of the applicable portions thereof, shall be solely for the account of Swingline Lender. Notwithstanding any other provision of this Agreement, prior to the Revolving Loan Commitment Termination Date, the Borrower shall make all payments of principal and interest in respect of Swingline Loans directly to the Swingline Lender by such method and to such account or place as the Swingline Lender may from time to time designate in writing and the Swingline Lender shall make the funds of the Swingline Loans directly available to the Borrower by such method and to such account or place as the Borrower may from time to time designate in writing. To the extent that the Swingline Lender is not the Administrative Agent, the Swingline Lender shall promptly provide to the Administrative Agent such information as it shall reasonably request with respect to the Swingline Loans.

(v) Borrowing Procedures. By delivering a duly completed and executed Borrowing Request to the Swingline Lender and the Administrative Agent by facsimile, email or other method of delivery permitted by Section 11.2 on or before 1:00 P.M. (New York City time), on a Business Day occurring prior to the Revolving Loan Commitment Termination Date, the Borrower may from time to time irrevocably request that a Base Rate Loan be made on such Business Day. All Swingline Loans shall be made in a minimum amount of $250,000 and an integral multiple of $100,000 or, if less, in the unused amount of the Swingline Commitment. The proceeds of all Swingline Loans shall be used solely for the purposes described in Section 4.10 for Revolving Loans; provided that, no Swingline Loan shall be used to refinance any outstanding Swingline Loan.

(f) Multi-Draw Term Loan Facility.

(i) On the terms and subject to the conditions of this Agreement (including Article V), from time to time on any Business Day occurring on or after the Effective Date and prior to the Multi-Draw Term Loan Commitment Termination Date (the “Multi-Draw

Term Loan Availability Period”), each Multi-Draw Term Loan Lender severally agrees to make loans (relative to such Multi-Draw Term Loan Lender, its “Multi-Draw Term Loans”) to the Borrower equal to such Multi-Draw Term Loan Lender’s Percentage of the aggregate amount of the Borrowing of the Multi-Draw Term Loans requested by the Borrower to be made on such day. The commitment of each Multi-Draw Term Loan Lender described in this clause (f)(i) is herein referred to as its “Multi-Draw Term Loan Commitment.” During the Multi-Draw Term Loan Availability Period and on the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Multi-Draw Term Loans; provided however, there shall be no more than eight (8) Borrowings of the Multi-Draw Term Loans on or after the Effective Date (other than any Borrowings the proceeds of which are used solely to repay Revolver Real Property Acquisition Loans).

(ii) Multi-Draw Term Loan Availability. No Borrowing of Multi-Draw Term Loans shall be made if, after giving effect thereto the aggregate outstanding principal amount of all the Multi-Draw Term Loans (A) of all the Multi-Draw Term Loan Lenders would exceed the Multi-Draw Term Loan Commitment Amount or (B) of any Multi-Draw Term Loan Lender would exceed such Multi-Draw Term Loan Lender’s Percentage of the Multi-Draw Term Loan Commitment Amount.

(iii) Borrowing Procedures. By delivering a duly completed and executed Borrowing Request to the Administrative Agent by facsimile, email or other method of delivery permitted by Section 11.2 on or before 11:00 A.M. (New York City time), on a Business Day occurring prior to the Multi-Draw Term Loan Commitment Termination Date, the Borrower may from time to time irrevocably request that (A) a Base Rate Loan be made not less than one (1) nor more than five (5) Business Days thereafter or that (B) a LIBOR Loan be made not less than three nor more than five (5) Business Days thereafter; provided, however, a LIBOR Loan to be made on the Effective Date may be irrevocably requested not less than one (1) Business Day prior to the Effective Date; provided further, that no Multi-Draw Term Loan shall be made as a LIBOR Loan for an Interest Period extending beyond the Stated Maturity Date. All (x) Base Rate Loans shall be made in a minimum amount of $500,000 and an integral multiple of $100,000 or, if less, in the unused amount of the Multi-Draw Term Loan Commitment Amount, and (y) LIBOR Loans shall be made in a minimum amount of $1,000,000 and an integral multiple of $500,000. The proceeds of all Loans shall be used solely for the purposes described in Section 4.10.

(iv) Refinancing of Revolver Real Property Acquisition Loans. Notwithstanding clause (iii) of this Section 2.1.1(f), during the Multi-Draw Term Loan Availability Period, Borrowings to repay the outstanding principal amount of the Revolver Real Property Acquisition Loans must be in a minimum amount of $5,000,000.

(v) Multi-Draw Term Loan Increase.

(A) Upon satisfaction of the conditions precedent set forth in the definition of Multi-Draw Term Loan Increase and effective as of the date specified in writing by the Administrative Agent, the Multi-Draw Term Loan Commitment Amount may be increased in the aggregate by the Maximum Incremental Amount. The Administrative Agent shall select and reasonably approve one or more Lenders (including any Person not previously a Lender hereunder who executes and delivers a joinder agreement executed by the Borrower, the Administrative Agent and such Lender, in form and substance reasonably acceptable to each of them) to participate in any Multi-Draw Term Loan Increase. Lenders shall have no obligation and no right to participate in any Multi-Draw Term Loan Increase.

(B) The Borrower shall in coordination with the Administrative Agent repay outstanding Multi-Draw Term Loans of certain Multi-Draw Term Lenders and obtain additional Multi-Draw Term Loans from other Multi-Draw Term Lenders, in each case, to the extent necessary so that all Multi-Draw Term Lenders participate in outstanding Multi-Draw Term Loans ratably, on the basis of their respective Multi-Draw Term Loan Commitment Amounts, after giving effect to the increase in the aggregate Multi-Draw Term Loan Commitment Amounts effected by implementation of the Multi-Draw Term Loan Increase. The Lender Parties hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing, and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (B). Any repayments made pursuant to this clause (B) shall be accompanied by payment of all accrued interest on the amount prepaid and all amounts owed pursuant to Sections 4.4 and 11.3.

SECTION 2.1.2 Reserved.

SECTION 2.1.3 Disbursement of Funds under the Loans. The Administrative Agent shall promptly notify each applicable Lender of its receipt of a Borrowing Request, the amount required to be funded by each such Lender and when such amount must be funded. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request. On or before 1:00 P.M. (New York City time) on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan. Nothing in this Section 2.1.3 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.2 Notes; Updated Schedule II.

(a) Upon the request of any applicable Lender, the Borrower shall execute and deliver to such Lender a separate Note for each applicable Term Loan, Multi-Draw Term Loan or Revolving Loan, each dated as of the Effective Date, or, if later, the date of such request, in the principal amount of such Lender’s Percentage of such Commitment or Loan, as applicable. Upon the request of any applicable Lender, the Borrower shall execute and deliver to such Lender a separate Note for each applicable Incremental Term Loan Facility, each dated as of the closing date of such Incremental Term Loan Facility, or, if later, the date of such request, in the principal amount of such Lender’s Percentage of such Incremental Term Loan Commitment or Incremental Term Loan, as applicable. Upon Swingline Lender’s request, the Borrower shall execute and deliver to Swingline Lender a Swingline Note, dated as of the Effective Date, or, if later, the date of such request, in the amount of the Swingline Commitment.

(b) The Notes issued to each Lender pursuant to clause (a) shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender or such Lender’s assigns, (iii) be in the stated principal amount equal to the Loan made by such Lender on date of such Note or the principal amount of such Lender’s pro rata share of the applicable Commitment, (iv) be payable as provided in Section 3.1, (v) accrue interest as provided in Section 3.2 and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(c) Each Lender shall record in its records the amount and date of each Loan made by such Lender to the Borrower, and each repayment of such Lender’s Loans. The aggregate unpaid principal amount so recorded shall, absent manifest error, be conclusive evidence of the principal amount of the Loan owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to repay the principal amount of all Loans hereunder, together with interest accruing thereon.

(d) The Administrative Agent may from time to time deliver to the Borrower and the Lenders an updated Schedule II hereto reflecting any Incremental Term Loan Facilities permitted by Section 2.1.1(b), any Revolver Increase permitted by Section 2.1.1(c)(ii), or any Multi-Draw Term Loan Increase permitted by Section 2.1.1(f)(v).

SECTION 2.3 Reserved.

SECTION 2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent by facsimile, email or other method of delivery of notice permitted pursuant to Section 11.2, on or before 11:00 A.M. (New York City time) on a Business Day, the Borrower may from time to time irrevocably elect on not less than one (1) Business Day nor more than five (5) Business Days’ notice, in the case of Loans accruing interest at the Base Rate, and not less than three (3) nor more than five (5) Business Days’ notice, in the case of Loans (other than Swingline Loans) accruing interest at LIBOR, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 be, in the case of Loans (other than Swingline Loans) accruing at the Base Rate, converted into Loans accruing interest at LIBOR or be, in the cause of Loans accruing interest at LIBOR, converted into Loans accruing interest at the Base Rate or continued as Loans accruing interest at LIBOR (in the absence of delivery of a Continuation/Conversion Notice, by facsimile, email or other method of delivery of notice permitted pursuant to Section 11.2, with respect to any Loan accruing interest at LIBOR at least three (3) Business Days (but not more than five (5) Business Days) before the last day of the then current Interest Period with respect thereto, such Loan shall, on such last day, automatically convert to a Loan accruing interest at the Base Rate); provided, however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders, (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted to, Loans accruing interest at LIBOR when any Event of Default has occurred and is continuing, unless the Required Lenders otherwise agree in writing, (c) no Loans may be continued as, or be converted into, Loans accruing interest at LIBOR for an Interest Period extending beyond the Stated Maturity Date and (d) with respect to the Loans accruing interest at LIBOR that have an Interest Period ending on one particular date such Loans shall not be subject to the integral multiple requirement set forth above (it being understood that, if there are Loans with Interest Periods ending on more than one date, this clause shall only apply to those Loans with an Interest Period ending on one particular date and no other date).

ARTICLE III

PAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments. The Loans shall be repaid as set forth in this Section.

SECTION 3.1.1 Voluntary Prepayments; Commitment Reductions.

(a) Prior to the Stated Maturity Date, the Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that:

(i) all such voluntary prepayments shall require notice on or before 11:00 A.M. (New York City time) not less than one (1) nor more than five (5) Business Days’ in advance of any prepayment of any Loan (or such shorter or longer period as the Administrative Agent may agree to in its reasonable discretion);

(ii) all such voluntary partial prepayments shall be in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 (or in the case of Swingline Loans, an aggregate minimum amount of $250,000 and an integral multiple of $100,000) or, if less, the aggregate principal amount of the relevant Loans outstanding hereunder; and

(iii) all such prepayments shall be made pro rata among Loans having the same Interest Period.

(b) The Borrower may, from time to time on any Business Day after the Effective Date, voluntarily reduce the unused amount of any Commitment, the Swingline

Commitment and the Letter of Credit Sublimit; provided, however, that (i) all such reductions shall be made on not less than one (1) nor more than five (5) Business Days’ prior notice to the Administrative Agent and be permanent, (ii) any partial reduction of the unused amount of such Commitment, Swingline Commitment or Letter of Credit Sublimit shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000 and (iii) the applicable Loans shall have been prepaid to the extent required by Section 3.1.2 or pursuant to Section 4.12(c) or the Letter of Credit Liability corresponding to all such Letter of Credit Usage shall have been collateralized in accordance with Section 4.14.

SECTION 3.1.2 Mandatory Repayments and Prepayments.

(a) Stated Maturity Date. On the Stated Maturity Date, the Borrower shall repay in full the then aggregate outstanding principal amount of each Loan.

(b) Mandatory Prepayments from Certain Sources.

(i) Equity Raises Net Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of such Equity Raises Net Proceeds by any Loan Party or Subsidiary of any Loan Party pursuant to clause (b) of Section 7.1.15, the Borrower shall be obligated to repay the Loans in an amount equal to the Equity Raises Net Proceeds; provided however, if no Default or Event of Default has occurred and is continuing, and if the Loan to Value Ratio does not exceed 40%, the Borrower shall not be obligated to repay the Loans in an amount equal to the Equity Raises Net Proceeds.

(ii) Proceeds of Other Indebtedness. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any proceeds of any Indebtedness other than Indebtedness permitted by Section 7.2.2 by any Loan Party or any Subsidiary of any Loan Party (other than an Unrestricted Timber Subsidiary), the Borrower shall be obligated to repay the Loans in an amount equal to such proceeds.

(iii) Collateral Insurance Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any Collateral Insurance Proceeds by any Loan Party or any Subsidiary of any Loan Party or any other insurance proceeds by the Borrower or any Subsidiary of the Borrower, the Borrower shall be obligated to repay the Loans in an amount equal to such Collateral Insurance Proceeds or such other insurance proceeds; provided however, if no Default or Event of Default has occurred and is continuing, the Borrower shall not be obligated to repay the Loans in an amount equal to such Collateral Insurance Proceeds or such other insurance proceeds to the extent that (A) all such Collateral Insurance Proceeds or such other insurance proceeds do not exceed $2,000,000 in the aggregate after the Effective Date and over the term of this Agreement, (B) all such Collateral Insurance Proceeds are applied to repair or replace the lost, damaged or destroyed Collateral within 180 days of receipt of such Collateral Insurance Proceeds by any Loan Party or Subsidiary of any Loan Party and any such replacement shall be subject to the Lien of the Administrative Agent and otherwise permitted pursuant to the terms and provisions of this Agreement, and (C) all other insurance proceeds are applied to assets used or useful to the business of any of the Loan Parties other than CatchMark Timber within 180 days of receipt of such other insurance proceeds by the Borrower or any Subsidiary of the Borrower and such assets shall be subject to the Lien of the Administrative Agent and otherwise permitted pursuant to the terms and provisions of this Agreement.

(iv) LTC Lease Disposition Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any LTC Lease Disposition Proceeds by any Loan Party or any Subsidiary of any Loan Party, the Borrower shall be obligated to repay the Loans in an amount equal to such LTC Lease Disposition Proceeds.

(v) Timber Lease Termination Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any Timber Lease Termination Proceeds by any Loan Party or any Subsidiary of any Loan Party, the Borrower shall be obligated to repay the Loans in an amount equal to such Timber Lease Termination Proceeds; provided however, if no Default or Event of Default has occurred and is continuing, the Borrower shall not be obligated to repay the Loans (A) to the extent the Timber Lease Termination Proceeds do not exceed $2,000,000 in connection with the termination of a single PLM Lease or a single portion of the LTC Lease or any other Timber Lease and (B) the aggregate amount of Timber Lease Termination Proceeds received after the Effective Date and during the term hereof do not exceed $5,000,000 over the term of this Agreement (regardless of whether such $5,000,000 in aggregate proceeds have been applied to prepay the Loans).

(vi) Cost Basis Collateral Disposition Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any Cost Basis Collateral Disposition Proceeds by any Loan Party or any Subsidiary of any Loan Party, the Borrower shall be obligated to repay the Loans in an amount equal to such Cost Basis Collateral Disposition Proceeds; provided, however, that (x) if no Event of Default has occurred and is continuing and if the Loan to Value Ratio, calculated after giving effect to such disposition, does not exceed 40% but is greater than 30%, the Borrower shall not be required to repay the Loans until the aggregate of all Cost Basis Collateral Disposition Proceeds received in any Fiscal Year exceeds 1.5% of the aggregate Fee Simple Cost Basis (calculated as of the date such Cost Basis Collateral Disposition Proceeds are received) and (y) if no Event of Default has occurred and is continuing and if the Loan to Value Ratio, calculated after giving effect to such disposition, does not exceed 30%, the Borrower shall not be required to repay the Loans until the aggregate of all Cost Basis Collateral Disposition Proceeds received in any Fiscal Year exceeds 2.0% of the aggregate Fee Simple Cost Basis (calculated as of the date such Cost Basis Collateral Disposition Proceeds are received) and, in each case, such Cost Basis Collateral Disposition Proceeds not used to repay the Loans are used for (A) general working capital, (B) acquisitions of additional Real Property by a Subsidiary Guarantor which shall be subject to the Lien of the Administrative Agent and otherwise permitted pursuant to the terms and provisions of this Agreement, or (C) dividends, distributions or other payments permitted pursuant to Section 7.2.6 of this Agreement.

(vii) Net Collateral Disposition Proceeds. Subject to clause (viii) of this Section 3.1.2(b), immediately upon receipt of any Net Collateral Disposition Proceeds in excess of Cost Basis Collateral Disposition Proceeds by any Loan Party or any Subsidiary of any Loan Party, the Borrower shall be obligated to repay the Loans in an amount equal to such excess; however, if no Default or Event of Default has occurred and is continuing, the Borrower shall not be obligated to repay the Loans in an amount equal to such excess (A) to the extent that all such excess is applied to acquisitions of additional Real Property by a Subsidiary Guarantor which shall be subject to the Lien of the Administrative Agent and otherwise permitted pursuant to the terms and provisions of this Agreement within 180 days of receipt of such excess, or (B) (x) the Loan Parties and their Subsidiaries shall be in compliance after giving effect to such disposition with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4; and (y) if the Loan to Value Ratio does not exceed 40% after giving effect to such disposition.

(viii) Authorized Delay. If no Default or Event of Default has occurred and is continuing, upon the written request of the Borrower, the Administrative Agent may in its sole discretion (or upon the direction of the Required Lenders (such direction given in their sole discretion) shall) authorize the Borrower to delay making the repayments required by clauses (i) through (vii) and (ix) of this Section 3.1.2(b) until such time as the Administrative Agent determines in its sole discretion that no liabilities for the Borrower under Section 4.4 would result or such liabilities would be materially reduced (it being agreed that during such period of authorized delay such amount shall be cash collateralized in such amounts and on such terms and conditions as are acceptable to the Administrative Agent in its sole discretion).

(ix) Proceeds in Excess of Actual Costs and Expenses. Subject to clause (viii) of this Section 3.1.2(b), promptly and in any event within thirty (30) days of such Borrowing, the Borrower shall be obligated to repay the Loans by the amount by which the proceeds of any Borrowing of Revolving Loans, Multi-Draw Term Loans or Incremental Term Loans advanced for the purpose of funding estimated costs and expenses related to an acquisition of additional Domestic Real Property exceeded the actual costs and expenses; provided that, such calculation by the Borrower shall be reasonably acceptable to the Administrative Agent. Notwithstanding Section 3.1.3, such repayment shall be applied first to the type of Loans pursuant to which such Borrowing was made and second in accordance with the provisions of Section 3.1.3 hereof.

(c) Multi-Draw Term Loan. In addition to payments made pursuant to clause (b) of this Section 3.1.2, beginning with the first Fiscal Quarter end following the Multi-Draw Term Loan Commitment Termination, if the Loan to Value Ratio is equal to or greater than 40% as of such Fiscal Quarter end, the Borrower shall repay the aggregate outstanding balance of the Multi-Draw Term Loans by an amount equal to the result of: the aggregate outstanding balance of all Multi-Draw Term Loans as of the last day of such Fiscal Quarter; multiplied by 5.0%; divided by 4; provided, however, that the Borrower shall repay the aggregate amount outstanding under any Multi-Draw Term Loans in full on the Stated Maturity Date.

(d) Acceleration. The Borrower shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all (or if only a portion is accelerated thereunder, such portion of) the Loans then outstanding.

(e) Incremental Term Loans. The Borrower shall repay the aggregate outstanding balance of any Incremental Term Loans as provided in the amendment or supplement to this Agreement documenting such Incremental Term Loans; provided, however, that the Borrower shall repay the aggregate amount outstanding under any Incremental Term Loans in full on the Stated Maturity Date.

(f) Revolving Loans. The Borrower shall, on each date (i) when the sum of the aggregate outstanding principal amount of all Revolving Loans exceeds the aggregate Revolving Loan Commitment Amount, repay the Revolving Loans until they have been paid in an amount equal to such excess, and (ii) when the Available Revolving Facility Commitment is less than zero, repay the Revolving Loans, Swingline Loans or reduce the Aggregate Letter of Credit Usage until they have paid in or collateralized an amount equal to such deficit. During the Multi-Draw Term Loan Availability Period, within five (5) Business Days (or such later date as the Administrative Agent shall agree in its sole discretion but, in any event, within 90 days) of the aggregate outstanding principal amount of the Revolver Real Property Acquisition Loans equaling $5,000,000, the Borrower shall repay all such outstanding Revolver Real Property Acquisition Loans.

SECTION 3.1.3 Application of Payments.

(a) Prior to Multi-Draw Term Loan Commitment Termination Date. Prior to the Multi-Draw Term Loan Commitment Termination Date, (i) each prepayment of any Loans made pursuant to Section 3.1.2(b)(i) shall be applied as follows: first, to the outstanding balance of any Multi-Draw Term Loans; and second, after any Multi-Draw Term Loans have been paid in full, to the outstanding balance of any Incremental Term Loans (if and when applicable); and third, after any Incremental Term Loans (if and when applicable) have been paid in full, to the outstanding balance of the Term Loans; and fourth, after the Term Loans have been paid in full, to the outstanding balance of any Swingline Loans; and fifth, after any Swingline Loans have been paid in full, to the outstanding balance of any Revolving Loans; and sixth, after any Revolving Loans have been paid in full, to reduce the Aggregate Letter of Credit Usage by providing collateral pursuant to Section 4.14; and (ii) each prepayment of any Loans made pursuant to clauses (ii) through (vii) or (ix) of Section 3.1.2(b) shall be applied as follows: first, pro rata to the outstanding balance of any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable); and second, after any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable) have been paid in full, to the outstanding balance of the Term Loans; and third, after the Term Loans have been paid in full, to the outstanding balance of any Swingline Loans; and fourth, after any Swingline Loans have been paid in full, to the outstanding balance of any Revolving Loans; and fifth, after any Revolving Loans have been paid in full, to reduce the Aggregate Letter of Credit Usage by providing collateral pursuant to Section 4.14.

(b) After Multi-Draw Term Loan Commitment Termination Date. On and after the Multi-Draw Term Loan Commitment Termination Date, each prepayment of any Loans made pursuant to Section 3.1.2(b) shall be applied as follows: first, pro rata to the outstanding balance of any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable); and second, after any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable) have been paid in full, to the outstanding balance of the Term Loans; and third, after the Term Loans have been paid in full, to the outstanding balance of any Swingline Loans; and fourth, after any Swingline Loans have been paid in full, to the outstanding balance of any Revolving Loans; and fifth, after any Revolving Loans have been paid in full, to reduce the Aggregate Letter of Credit Usage by providing collateral pursuant to Section 4.14.

(c) Mandatory Commitment Reduction.

(i) If any Event of Default has occurred and is continuing, at the election of the Required Lenders, each repayment of any Loans made pursuant to clauses (ii) through (vii) or clause (ix) of Section 3.1.2(b) applied to any Multi-Draw Term Loan prior to the Multi-Draw Term Loan Commitment Termination Date, any Swingline Loan, any Revolving Loan, or to reduce the Aggregate Letter of Credit Usage by providing collateral pursuant to Section 4.14 shall permanently reduce both the outstanding balance of such Loan and the Commitment corresponding to such Loan. If the amount required to be prepaid by clauses (ii) through (vii) or (ix) of Section 3.1.2(b) exceeds the outstanding balance of all Loans and the Letter of Credit Usage, the Commitments shall be permanently reduced by an amount equal to such excess and such reduction shall be applied as follows: (A) first pro rata to the Multi-Draw Term Loan Commitment and any Incremental Term Loan Commitment (if and when applicable); and (B) second, after the Multi-Draw Term Loan Commitment and any Incremental Term Loan Commitment (if and when applicable) have been permanently reduced to zero, to the Revolving Loan Commitment.

(ii) If any reduction in the Revolving Loan Commitments would cause the Revolving Loan Commitments to be less than the sum of the Swingline Commitment and the Letter of Credit Sublimit, then the Letter of Credit Sublimit will simultaneously with such reduction of the Revolving Loan Commitment be permanently reduced such that the sum of the Swingline Commitment and the Letter of Credit Sublimit does not exceed the Revolving Loan Commitments. If the Letter of Credit Sublimit has been reduced to $0 and a reduction of the Revolving Loan Commitments would cause the Revolving Loan Commitments to be less than the Swingline Commitment, then the Swingline Commitment will simultaneously with such reduction of the Revolving Loan Commitments be permanently reduced such that the Swingline Commitment does not exceed the reduced Revolving Loan Commitments.

(d) Application of Voluntary Prepayment. Each prepayment of any Loans made pursuant to Section 3.1.1 shall be applied first, to the prepayment of any Swingline Loans; second, after any Swingline Loans have been paid in full, to the prepayment of any Revolving Loans; third, after any Revolving Loans have been paid in full, pro rata to the outstanding balance of any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable); fourth, after any Multi-Draw Term Loans and any Incremental Term Loans (if and when applicable) have been paid in full, to the outstanding balance of the Term Loans; and fifth, after the Term Loans have been paid in full, to reduce the Aggregate Letter of Credit Usage by providing collateral pursuant to Section 4.14; provided that, the Borrower may, at its option, request that the prepayments be applied as provided in clause (a) or (b) of this Section 3.1.3.

(e) Installments; Interest Rate; Penalties. Any repayment of any Loans made pursuant to Sections 3.1.1 and 3.1.2 and applied to the Term Loans, any Multi-Draw Term Loans, or any Incremental Term Loans shall be applied to the principal installments in the inverse order of maturity. All payments made pursuant to Sections 3.1.1 and 3.1.2 shall first be applied to Loans accruing interest at the Base Rate or Loans accruing interest at LIBOR, as the Borrower shall direct in writing and, in the absence of such direction, shall first be applied to Loans accruing interest at the Base Rate and then to Loans accruing interest at LIBOR as the Administrative Agent shall elect. Each prepayment of any Loans made pursuant to this Section 3.1 (and assignments pursuant to Section 4.5 or Section 11.11) shall, except as provided in Section 4.4, be without premium or penalty and be accompanied by the payment of accrued and unpaid interest on the amount prepaid.

(f) Application of Prepayment to Revolving Loans. For the purposes of calculating the aggregate outstanding principal amount of the Revolver Real Property Acquisition Loans, each prepayment for any Revolving Loans shall be deemed applied as follows: first, to any Borrowing of Revolving Loans not identified as Revolver Real Property Acquisition Loans in the applicable Borrowing Request; and, second, after all Revolving Loans not identified as Revolver Real Property Acquisition Loans have been paid in full, to any Borrowing of Revolving Loans identified as Revolver Real Property Acquisition Loans in the applicable Borrowing Request; provided that, any prepayment of Revolver Real Property Acquisition Loans financed with the proceeds of a Borrowing of Multi-Draw Term Loans or of Incremental Term Loans shall be deemed applied to the outstanding Revolver Real Property Acquisition Loans.

SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, accrue and be payable in accordance with this Section.

SECTION 3.2.1 Interest Rates.

Subject to Section 3.2.2, the Borrower may elect, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice:

(a) a Borrowing of Loans that accrue interest at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin; and

(b) a Borrowing of Loans that accrue interest at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin.

provided, that any Incremental Term Loans shall accrue interest as provided in the amendment, supplement or restatement of this Agreement evidencing such Incremental Term Loans; provided further, any Borrowing of a Swingline Loan must be at the rate described in clause (a).

SECTION 3.2.2 Post-Default Rates. Upon a Commitment Termination Event or, at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, the Borrower shall pay, but only to the extent permitted by the Law, interest (after as well as before judgment) on the Loans and on all other Obligations at a rate per annum equal to the highest interest rate with respect to the Loans as in effect from time to time plus 2.00% per annum; provided, however, that if no Loans are outstanding such interest rate shall be based upon the Base Rate plus the highest Applicable Margin for Revolving Loans plus 2.00%.

SECTION 3.2.3 Interest Payment Dates.

Interest accrued on each Loan shall be paid as follows:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) on the last day of each applicable Interest Period and, if interest on the Loans is accruing at the Base Rate, on each Quarterly Payment Date; and

(d) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3 Revolver Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of each Revolving Lender (other than each Revolving Lender that is a Defaulting Lender), for the period (including any portion thereof when the Revolving Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee (the “Revolver Commitment Fee”) at the Applicable Margin on such Lender’s Percentage of the average daily unused portion of the Revolving Loan Commitment Amount (calculated for the Swingline Lender as all Revolving Loan Commitment Amounts, minus the aggregate outstanding principal of all Revolving Loans, minus the aggregate outstanding principal of all Swingline Loans, minus the face amount of each outstanding Letter of Credit; and calculated for all Lenders other than the Swingline Lender as all Revolving Loan Commitment Amounts minus the aggregate outstanding principal of all Revolving Loans minus the face amount of each outstanding Letter of Credit) during the quarter ending immediately prior to the applicable Quarterly Payment Date (without taking into account that portion of Revolving Loan Commitment Amount attributable to such Defaulting Lender). Such commitment fees are non-refundable and shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date.

SECTION 3.4 Multi-Draw Term Loan Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of each Multi-Draw Term Loan Lender (other than each Multi-Draw Term Loan Lender that is a Defaulting Lender), for the period (including any portion thereof when the Multi-Draw Term Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Article V)

commencing on the Effective Date and continuing through the Multi-Draw Term Loan Commitment Termination Date, a commitment fee (the “Multi-Draw Term Loan Commitment Fee”) at the Applicable Margin on such Lender’s Percentage of the average daily unused portion of the Multi-Draw Term Loan Commitment Amount during the quarter ending immediately prior to the applicable Quarterly Payment Date (without taking into account that portion of the Multi-Draw Term Loan Commitment Amount attributable to such Defaulting Lender). Such commitment fees are non-refundable and shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Multi-Draw Term Loan Commitment Termination Date.

SECTION 3.5 Letter of Credit Fees. From the Effective Date, the Borrower shall pay the Administrative Agent for the account of all Revolving Lenders that are not Defaulting Lenders with respect to which any Issuing Lender has exercised the right to require Cash Collateralization pursuant to Section 4.13 from the Borrower or such Defaulting Lender (based upon their respective Percentages) a fee for each Letter of Credit from the date of issuance to the date of termination in an amount equal to the Applicable Margin for Revolving Loans at LIBOR per annum multiplied by the face amount of such Letter of Credit, calculated for the actual number of days elapsed. Such fee shall be payable to Administrative Agent for the benefit of all Lenders committed to make Revolving Loans (based upon their respective Percentages). Such fee is to be paid quarterly in arrears on the Quarterly Payment Date and the termination of the Letter of Credit. With respect to each Letter of Credit, Borrower shall also pay Administrative Agent, for the benefit of the Issuing Lender issuing such Letter of Credit, an issuance fee equal to the greater of (a) $1,000, or (b) 0.125% of the face amount of such Letter of Credit, which amount shall be paid upon the date of issuance and, if the expiration date of such Letter of Credit is later than one (1) calendar year from its date of issuance, upon each anniversary of the date of issuance during the term of such Letter of Credit, as well as such Issuing Lender’s then in effect customary administrative fees and administrative expenses payable with respect to such Letter of Credit as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), renewal, extension, assignment or transfer (if any), negotiation or administration of such Letter of Credit.

SECTION 3.6 Extension of Stated Maturity Date

SECTION 3.6.1 Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), request that each Lender to any credit facility or credit facilities, as the Borrower shall specify in its notice to the Administrative Agent, extend such Lender’s Stated Maturity Date then in effect hereunder with respect to such credit facility or credit facilities (the “Existing Stated Maturity Date”) for a period of time from the Existing Stated Maturity Date, as the Borrower shall specify in its notice to the Administrative Agent.

SECTION 3.6.2 Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given no later than the date (the “Notice Date”) that is 30 days after the date of the Borrower’s notice to the Administrative Agent (or, if such date is not a Business Day, on the next preceding Business

Day), advise the Administrative Agent whether or not such Lender agrees to such extension or extensions (and each Lender that determines not to so extend its Stated Maturity Date with respect to any such credit facility (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension or extensions shall not obligate any other Lender to so agree.

SECTION 3.6.3 Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 3.6 with respect to each specified credit facility no later than the date 45 days after the date of the Borrower’s notice to the Administrative Agent (or, if such date is not a Business Day, on the next preceding Business Day).

SECTION 3.6.4 Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent and, if such specified credit facility is the Revolving Loan credit facility, the Issuing Lender and Swingline Lender (which approvals shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption or similar agreement in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the extension of the Existing Stated Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) with respect to such specified credit facility.

SECTION 3.6.5 Extension Requirement. If (and only if) the total of the Commitments (in the case of the Revolving Loan credit facility and, prior to the Multi-Term Loan Commitment Termination Date, the Multi-Draw Term Loan credit facility) plus the then outstanding principal amount of the Loans (in the case of the Term Loan credit facility and, on and after the Multi-Term Loan Commitment Termination Date, the Multi-Draw Term Loan credit facility and any Incremental Term Loan Facility) of the Lenders that have agreed so to extend their Existing Stated Maturity Date and the additional Commitments of the Additional Commitment Lenders equal the aggregate amount of the Commitments (in the case of the Revolving Loan credit facility and, prior to the Multi-Term Loan Commitment Termination Date, the Multi-Draw Term Loan credit facility) and the then outstanding principal amount of the Loans (in the case of Term Loan credit facility, and, prior to the Multi-Term Loan Commitment Termination Date, the Multi-Draw Term Loan credit facility and any Incremental Term Loan Facility) in effect immediately prior to the extension of the Existing Stated Maturity Date, then, effective as of the extension of the Existing Stated Maturity Date, the Existing Stated Maturity Date of each extending Lender and of each Additional Commitment Lender shall be extended by the period of time specified in the Borrower’s notice to the Administrative Agent after the Existing Stated Maturity Date (except that, if such date is not a Business Day, such Existing Stated Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

SECTION 3.6.6 Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Existing Stated Maturity Date pursuant to this Section 3.6 shall not be effective with respect to any Lender unless:

(a) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(b) the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c) with respect to any request for an extension of the Existing Stated Maturity Date of the Revolving Loan credit facility, the Issuing Lender and the Swingline Lender shall have consented to such extension of the Revolving Loan Commitments, to the extent that such extension of the Revolving Loan Commitments provides for the issuance or extension of Letters of Credit or making of Swingline Loans at any time during the extended period;

(d) on or before the extension of the Existing Stated Maturity Date, (1) the Borrower shall have replaced each Non-Extending Lender as provided in Section 3.6.4 and (2) the Borrower shall have paid in full any amounts owing to such Non-Extending Lender hereunder after giving effect to such replacement; and

(e) the terms of such extended Commitments and extended Loans shall comply with Section 3.6.7.

SECTION 3.6.7 Terms. The terms of each extension of the Existing Stated Maturity Date of each credit facility or credit facilities shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (a) the final maturity date of any extended Commitments or extended Loans shall be no earlier than the Existing Stated Maturity Date with respect to such credit facility, and (b) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any extended Commitment and extended Loans shall be determined by the Borrower and the applicable extending Lenders, and (iii) the terms of the extended Commitments or extended Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in clauses (a) through (b) above).

SECTION 3.6.8 Extension Amendment. In connection with any extension of the Existing Stated Maturity Date of any credit facility or credit facilities, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the extension of the Existing Stated Maturity Date of any credit facility or credit facilities. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each extension of the Existing Stated Maturity Date of any credit facility or credit facilities. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such extension of the Existing Stated Maturity Date of any credit facility or credit facilities on terms consistent with this Section 3.6.

ARTICLE IV

YIELD PROTECTION, TAXES AND RELATED PROVISIONS

SECTION 4.1 Eurodollar Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to accrue interest on the Loans at LIBOR, the obligations of the Lenders to continue to accrue interest on the Loans at LIBOR shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all Loans shall automatically, at the end of the then current Interest Period, continue to accrue interest at the Base Rate.

SECTION 4.2 Inability to Determine Rates. If the Administrative Agent shall have determined or been instructed by the Required Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders of making or maintaining Loans that accrue interest at LIBOR or calculating the same then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all the Lenders to make or continue any Loans that accrue interest at LIBOR shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist. Until such time as the Administrative Agent rescinds such notice the Loans shall accrue interest at the Base Rate.

SECTION 4.3 Capital Adequacy and Other Adjustments.

(a) Increased Costs, Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan made by any Lender or any Letter of Credit participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender of Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates of Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to Borrower (with a copy to the Administrative Agent), shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender) as a result of any Loan not being made in accordance with a Borrowing Request, the Interest Period of any Loan not being continued in accordance with the Continuation/Conversion Notice therefor or any repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1, Section 4.1, Section 4.2, Article VIII or any assignment pursuant to Section 4.5 or otherwise then, upon the notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly (and, in any event, within three (3) Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. For the purpose of calculating amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that Loan and having a maturity comparable to the relevant Interest Period; provided, that each Lender may fund each of its Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

SECTION 4.5 Mitigation Obligations; Replacement of Lender.

(a) Designation of Different Lending Office If any Lender requests compensation under Section 4.3, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 4.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.3, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.11), all of its interests, rights (other than its existing rights to payments pursuant to the Loan

Documents) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.11;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Liabilities, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 11.3, Section 4.4 and Section 3.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.3 or payments required to be made pursuant to Section 4.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with the Laws; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Other than with respect to a Non-Extending Lender who qualifies as a Non-Consenting Lender under clause (b) of the definition of such term, a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.6 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by the Laws. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with the Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.11(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.6, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by the Laws or reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by the Laws or reasonably requested by Borrower or Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.6 (f)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of

Exhibit 4.6 (A) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.6 (B) or Exhibit 4.6 (C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.6 (D) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of any other form prescribed by the Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by the Laws to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by the Laws and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by the Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6 (including by the payment of additional amounts pursuant to this Section 4.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 4.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Significant Modification Regulations. For purposes of determining withholding Taxes under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 4.7 Payments, Interest Calculations, etc.

(a) Unless otherwise expressly provided, all payments by the Borrower pursuant to or in respect of this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment; provided, however, in the case of any Revolving Lender being a Defaulting Lender due to failure to fund, the Administrative Agent shall be entitled to set off the funding shortfall against such Defaulting Lender’s respective share of all payments received from the Borrower. All such payments required to be made to the Administrative Agent shall be made without setoff, deduction or counterclaim, not later than 11:00 A.M. (New York City time), on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day and any applicable interest shall continue to accrue thereon. The Administrative Agent shall promptly remit (and, in any event, on the same Business Day as received by the Administrative Agent is so received on or prior to 11:00 A.M. (New York City time)) in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender.

(b) All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. If a Loan is repaid on the same day it is made one day’s interest shall be charged. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (b) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

(c) The Administrative Agent is authorized to charge any account maintained by any of the Loan Parties with it for any Obligations owing to it or any of the Lender Parties.

SECTION 4.8 Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Percentage thereof as provided herein (other than pursuant to Section 4.5(b)), then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this clause shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting

Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Liabilities to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this clause shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under the Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 4.9 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by the Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Lender or any such Affiliate, to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or its respective Affiliates may have. Each Lender and Issuing Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 4.10 Use of Proceeds.

(a) Term Loan. The proceeds of the Term Loans shall be used solely to refinance a portion of the outstanding balance of the Multi-Draw Term Loans under the Existing Credit Agreement concurrent with the effectiveness of this Agreement.

(b) Revolving Loans. The proceeds of any Revolving Loans (including the proceeds of any Revolver Increase) shall be used (a) for general working capital,

(b) to support Letters of Credit, (c) to fund cash earnest money deposits made by any Loan Party other than CatchMark Timber in connection with the acquisition of any additional Domestic Real Property in an amount that together with any other Credit Support provided with respect to such acquisition does not exceed the Permitted Escrow Amount with respect to such acquisition, (d) to fund the acquisition by any Subsidiary Guarantor of additional Domestic Real Property or to pay the actual and reasonably estimated costs and expenses related thereto in an amount not to exceed $5,000,000 in the aggregate at any one time (collectively, the “Revolver Real Property Acquisition Loans”), and (e) for other general corporate purposes.

(c) Multi-Draw Term Loan. The proceeds of any Multi-Draw Term Loans (including the proceeds of any Multi-Draw Term Loan Increase) shall be used solely to: (a) to refinance the remaining portion of the outstanding balance of the Multi-Draw Term Loans under the Existing Credit Agreement concurrent with the effectiveness of this Agreement, to pay fees and costs incurred in connection with this Agreement and, to the extent acceptable to the Administrative Agent in its reasonable discretion, to pay other fees and costs incurred prior to the Effective Date in connection with the Existing Credit Agreement or borrowings or transactions contemplated therein; (b) finance acquisitions by any Subsidiary Guarantor of additional Domestic Real Property (along with actual and reasonably estimated costs and expenses related thereto); (c) refinance Revolver Real Property Acquisition Loans; (d) reimburse any Subsidiary Guarantor for any acquisition (an “Equity Funded Acquisition”) of additional Domestic Real Property (along with actual and reasonably estimated costs and expenses related thereto) originally financed after the Effective Date by such Subsidiary Guarantor with an investment made by CatchMark Timber, the Borrower and such other direct or indirect parents of such Subsidiary Guarantor of the proceeds of an equity issuance by CatchMark Timber; and (e) finance a distribution by the Borrower to CatchMark Timber to be used by CatchMark Timber for the sole purpose of repurchasing up to $25,000,000 in the aggregate of the Equity Interests of CatchMark Timber during the term of this Agreement (the “Multi-Draw Term Loan Financed Repurchase”).

(d) Incremental Term Loan. The proceeds of any Incremental Term Loans shall be used solely to (a) finance acquisitions by any Subsidiary Guarantor of additional Domestic Real Property (along with actual and reasonably estimated costs and expenses related thereto); (b) to refinance Revolver Real Property Acquisition Loans, (c) to reimburse any Subsidiary Guarantor for any Equity Funded Acquisition.

SECTION 4.11 Payment Reliance.

(a) Unless the Administrative Agent shall have been notified by a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on such date in accordance with Section 2.1.3 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its Percentage of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to this Administrative Agent. Nothing in this Section or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligations to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 4.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by the Laws:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.8 or Section 4.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the

Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.13; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (X) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share, and (Y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of or Letter of Credit Liabilities owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable credit facility without giving effect to Section 4.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive the fees provided in Section 3.5 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.13.

(C) With respect to any Commitment Fee or fees provided in Section 3.5 not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 5.3 are satisfied at the time of such relocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Loans and participations in Letter of Credit Liabilities and Swingline Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (A) first, prepay the Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (B) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 4.13.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that such Lender will, to the extent applicable, purchase at par (together with any break funding costs the Non-Defaulting Lender may have as a result of such purchase) that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable credit facilities (without giving effect to Section 4.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Reduction of Commitments of Defaulting Lender. Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than fifteen (15) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 4.12(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 4.13 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, the Swingline Lender or any Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided (other than Liens permitted pursuant to Section 7.2.3), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.13 or Section 4.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 4.12, the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 4.14 Letter of Credit Liability.

(a) Upon the occurrence and during the continuance of an Event of Default and at the direction of the Administrative Agent, or in the event any Letters of Credit are outstanding on the Revolving Loan Commitment Termination Date, then (i) with respect to all outstanding Letters of Credit, the Borrower shall either (A) deliver to the Administrative Agent for the benefit of all Lenders with a Revolving Loan Commitment a letter of credit in United States dollars, with a term that extends 60 days beyond the expiration date of each such Letter of Credit, issued by a bank satisfactory to the Administrative Agent and in an amount equal to 103% of the Letter of Credit Liability with respect to each such Letter of Credit, which letter of credit shall be drawable by the Administrative Agent to reimburse payments of drafts drawn under each such Letter of Credit and to pay any fees and expenses related thereto or (B) immediately deposit with the Administrative Agent an amount equal to the aggregate outstanding Letter of Credit Liability to enable the Administrative Agent to make payments under all of the outstanding Letters of Credit when required and such amount shall become immediately due and payable, and (ii) the Borrower shall prepay the fees payable under Section 3.5 with respect to all such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to the Borrower.

(b) (i) In the event the Aggregate Letter of Credit Usage exceeds the Letter of Credit Sublimit at any time, the Borrower shall reduce the Letter of Credit Usage for a sufficient number of the outstanding Letters of Credit to eliminate such excess, (ii) in the event that a mandatory or voluntary prepayment is applied pursuant to Section 3.1.3 to reduce the Aggregate Letter of Credit Usage, the Borrower shall reduce the Aggregate Letter of Credit Usage by the amount of such prepayment, or (iii) prior to the Revolving Loan Commitment Termination Date so long as no Event of Default has occurred and is continuing or would result therefrom, the

Borrower may reduce the Letter of Credit Usage for any Letter of Credit, by either (A) delivering to the Administrative Agent for the benefit of all Lenders with a Revolving Loan Commitment a letter of credit in United States dollars, with a term that extends 60 days beyond the expiration date of such Letter of Credit, issued by a bank satisfactory to the Administrative Agent and in an amount equal to 103% of the Letter of Credit Liability with respect to such Letter of Credit, which letter of credit shall be drawable by the Administrative Agent to reimburse payments of drafts drawn under such Letter of Credit and to pay any fees and expenses related thereto or (B) depositing with the Administrative Agent an amount equal to the Letter of Credit Liability for such Letter of Credit to enable the Administrative Agent to make payments under such Letter of Credit when required and such amount shall become immediately due and payable. In each case, the Borrower shall also prepay the fees payable under Section 3.5 with respect to such Letters of Credit for the full remaining term of such Letter of Credit. Upon termination of such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to the Borrower.

ARTICLE V

CONDITIONS PRECEDENT TO LOANS

SECTION 5.1 Conditions to Effectiveness. The effectiveness of this Agreement shall be subject to the fulfillment of each of the conditions precedent set forth in this Section 5.1 to the satisfaction of each Lender and the Issuing Lender on or prior to the Effective Date.

SECTION 5.1.1 Agreement. The Administrative Agent shall have received this Agreement duly executed by each Lender, the Administrative Agent, the Issuing Lender, the Swingline Lender and an Authorized Officer of each of the Loan Parties.

SECTION 5.1.2 Resolutions, Good Standing, etc.

Each Lender shall have received from each Loan Party a certificate, dated the Effective Date, of its Secretary, Assistant Secretary or Manager as to:

(a) resolutions of its Board of Directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

(b) each Organizational Document of each such Loan Party; and

(c) the incumbency and signatures of each officer (including each Authorized Officer and Financial Officer) of each such Loan Party that is authorized to act with respect to each Loan Document executed by it;

upon which certificate each Lender Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary or Manager of the relevant Loan Party canceling or amending such prior certificate. The Administrative Agent shall have received satisfactory good standing certificates for each jurisdiction where the Collateral is located and each other jurisdiction where each Loan Party is organized and is authorized (or should be authorized under the Laws) to conduct business.

SECTION 5.1.3 Delivery of Notes. To the extent requested, each Lender shall have received its Note in an amount equal to such Lender’s Term Loans, such Lender’s Revolving Loan Commitment Amount, such Lender’s Multi-Draw Term Loan Commitment Amount and such Swingline Lender’s Swingline Commitment, dated the Effective Date, duly completed as herein provided and duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.1.4 Required Consents and Approvals. All required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated hereby from (a) all relevant Governmental Authorities and (b) any other Person whose consent or approval is necessary or any Lender deems appropriate to effect such transactions.

SECTION 5.1.5 Opinion of Counsel. The Administrative Agent shall have received legal opinions, dated the Effective Date and addressed to the Administrative Agent and all the Lenders, from New York, each state where any of the Timberlands are located, and each state of formation for any Loan Party, legal counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.1.6 Evidence of Insurance. The Administrative Agent shall have received evidence of the insurance coverage required to be maintained pursuant to Section 7.1.4, which insurance shall have been reviewed by one or more of the Administrative Agent’s risk managers and be satisfactory to the same. All such insurance shall be subject to satisfactory endorsements in favor of the Administrative Agent.

SECTION 5.1.7 Reserved.

SECTION 5.1.8 Pledged Property.

The Administrative Agent shall have received:

(a) the Pledge Agreement duly executed by an Authorized Officer of the Borrower and the Subsidiary Guarantors, pursuant to which each of those entities shall pledge all of the Equity Interests in each of their respective Subsidiaries;

(b) original certificates evidencing all of the issued and outstanding shares of capital stock and other Equity Interests required to be pledged pursuant to the terms of the Pledge Agreement, which certificates shall be accompanied by undated stock and other powers duly executed in blank by each relevant pledgor.

SECTION 5.1.9 U.C.C. Search Results.

The Administrative Agent shall have received U.C.C. search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the Effective Date, listing all effective U.C.C. financing statements which name the Borrower or any other Loan Party as the debtor, and which are filed in each jurisdiction in which U.C.C. filings are to be made pursuant to this Agreement or the other Loan Documents and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements.

SECTION 5.1.10 Security Agreements, Filings, etc.

(a) The Administrative Agent shall have received the CatchMark Timber Security Agreement duly executed by an Authorized Officer of CatchMark Timber and the Security Agreement duly executed by an Authorized Officer of the Borrower and each Subsidiary Guarantor, together with:

(i) confirmation that all necessary U.C.C. financing statements naming each such Person as the debtor and the Administrative Agent as the secured party have been properly filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent in the Collateral subject thereto; and

(ii) evidence satisfactory to the Administrative Agent of the filing (or delivery for filing) of appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant in order to perfect the first priority security interest of the Administrative Agent therein; and

(iii) evidence of completion of all other actions, reasonably requested by the Administrative Agent, in order to perfect its first priority security interest in the Collateral the subject thereof.

SECTION 5.1.11 Solvency Certificate. The Administrative Agent shall have received each Solvency Certificate, dated as of the Effective Date.

SECTION 5.1.12 Closing Date Certificate. The Administrative Agent shall have received a Closing Date Certificate in substantially the form of Exhibit D attached hereto, duly executed by a Financial Officer of the Borrower and dated the Effective Date. All documents and agreements appended to such Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent and the Lenders.

SECTION 5.1.13 Flood Laws. The Administrative Agent shall have received evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent or any Lender to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral.

SECTION 5.1.14 Material Government Approvals. The Borrower shall have delivered to the Administrative Agent a certificate signed by a Financial Officer of the Borrower and dated the Effective Date, certifying true and copies of all the approvals, if any, of Governmental Authorities set forth on Item 6.19(b) (“Material Governmental Approvals”) of the Disclosure Schedule.

SECTION 5.1.15 Collateral Assignment of Material Agreements; Reaffirmation of Collateral Assignment of Material Agreement.

The Administrative Agent shall have received with respect to each Timberland Operating Agreement and each Supply Agreement a duly executed Collateral Assignment of Material Agreement or a duly executed Reaffirmation of Collateral Assignment of Material Agreement, as applicable.

SECTION 5.1.16 Mortgages, etc.

(a) With respect to the Real Property (other than the Existing Unsecured Real Property), the Administrative Agent shall have received all of the following:

(i) counterparts of the Mortgage and Mortgage Amendments, each dated as of the Effective Date, and duly executed by the applicable Subsidiary Guarantors, as applicable;

(ii) an endorsement to the existing mortgagee’s title insurance policies in Florida. Such endorsement shall (A) be in an amount satisfactory to the Administrative Agent; (B) be in form and substance satisfactory to the Administrative Agent; (C) be issued at ordinary rates; (D) extend the effective date of each such policy to the date of the applicable Mortgage Amendments, (E) confirm no change in the first priority Lien and security interest in favor of the Administrative Agent for the benefit of the Lender Parties, except for changes acceptable to the Administrative Agent; and (F) be issued directly by a title insurance company reasonably acceptable to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such endorsement, all charges for mortgage recording and similar taxes, and all related expenses, if any, have been paid;

(iii) a mortgagee’s title insurance policy or marked up unconditional commitment for such insurance in Georgia, Alabama, Texas and Louisiana. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that each Mortgage and Mortgage Amendment insured thereby creates a valid first priority Lien and security interest in the Real Property in such states free and clear of all Liens, except for such Liens as are acceptable to the Administrative Agent; (D) name the Administrative Agent for the benefit of itself and the other Lender Parties, as the insured thereunder; (E) be in the form of ALTA Loan Policy - 2006 Form B (or equivalent policies), if available; (F) contain such endorsements and affirmative coverage as the Administrative Agent may require, including without limitation (to the extent applicable with respect to the Real Property in such states and available in the jurisdiction in which such Real Property is located), the following: variable rate endorsement; survey same as map endorsement; comprehensive endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; usury; doing business; subdivision; environmental protection lien; CLTA 119.2; and such other endorsements as the Administrative Agent shall require, including endorsements in order to provide insurance against specific risks identified by the Administrative Agent in connection with such Real Property and (G) be issued directly by a title insurance company acceptable to the Administrative Agent and with such co-insurance and reinsurance as may be required by the Administrative Agent;

(iv) a copy of (x) all documents referred to, or listed as exceptions to title in, the title endorsements and policies referred to in clauses (ii) and (iii) above and (y) all other material documents affecting the Real Property, including all building, construction, environmental and other permits, licenses, franchises, approvals, consents, authorizations and other approvals required in connection with the construction, ownership, use, occupation or operation of the Real Property;

(v) confirmation that all necessary U.C.C. financing statements relating to the Real Property (other than the Existing Unsecured Real Property) naming the applicable Landholder as the debtor and the Administrative Agent as the secured party have been properly filed in the same offices where the applicable Mortgage is filed;

(b) with respect to the Real Property, the Administrative Agent shall have received all of the following:

(i) appraisals for all Real Property, in each case, dated no more than 12 months prior to the Effective Date, from Sizemore and Sizemore, Inc.;

(ii) Harvest Plan dated December, 2014, covering all Real Property for the calendar year 2015; and

(iii) either a copy of each Timber Lease, certified as true and correct by a Financial Officer of the Borrower or evidence acceptable to the Administrative Agent that the copies of the Timber Leases delivered pursuant to the Existing Credit Agreement remain true and correct.

SECTION 5.1.17 Timber Manager Subordination Agreement. The Administrative Agent shall have received a duly executed Timber Manager Subordination Agreement, in form and substance reasonably acceptable to the Administrative Agent, dated as of the Effective Date, together with a copy of each Timberland Operating Agreement and its corresponding Collateral Assignment of Material Agreement delivered to the Administrative Agent pursuant to Section 5.1.15.

SECTION 5.1.18 Representations and Warranties True and Correct.

Both before and after giving effect to any Borrowing on the Effective Date (including the issuance of any Letter of Credit):

(a) all the representations and warranties set forth in Article VI shall be true and correct in all respects with the same effect as if then made, provided that (i) such representations and warranties that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) the inaccuracy of any of the representations and warranties set forth in Article VI shall, subject to the terms of Section 8.1.2, result in an Event of Default;

(b) no Default or Event of Default has occurred and is continuing or would result therefrom.

SECTION 5.1.19 Environmental Matters. Each Lender shall have received satisfactory evidence that all environmental matters that were to be remediated prior to the Effective Date, if any, have been so remediated.

SECTION 5.1.20 Financial Information, etc. The Administrative Agent shall have received on or before the Effective Date a certificate of a Financial Officer of CatchMark Timber attaching true and correct copies of (a) the annual audit report required by clause (b) of Section 7.1.1 for the Fiscal Year ended December 31, 2013, and (b) pro forma financial projections for CatchMark Timber and its Subsidiaries for the 24-month period ending December 31, 2016, prepared on a quarterly basis for such period.

SECTION 5.1.21 Account Control Agreements, etc. The Administrative Agent shall have received satisfactory evidence that (i) the Borrower and the Subsidiary Guarantors have directed that all amounts payable to them from their account debtors and other Persons shall be deposited in a Pledged Account, (ii) each of the Material Accounts of the Borrower and Subsidiary Guarantors is a Pledged Account, (iii) the CatchMark TRS Subsidiary Account has been established and is being maintained by CatchMark TRS Subsidiary, proper notice of the same has been provided to the parties to the Fiber Supply Agreement, and all amounts payable to CatchMark TRS Subsidiary under the Fiber Supply Agreement are being deposited in the CatchMark TRS Subsidiary Account, and (iv) the Revenue Account has been established and is being maintained by Timberlands II, proper notice of the same has been provided to the parties to the Master Stumpage Agreement, and all amounts payable to CatchMark TRS Subsidiary or Timberlands II under the Master Stumpage Agreement are being deposited in the Revenue Account.

SECTION 5.1.22 Patriot Act; Anti-Terrorism. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act and any other Anti-Terrorism Law.

SECTION 5.1.23 Satisfactory Due Diligence. Each Lender shall have completed, to its satisfaction, a due diligence analysis with respect to the business, assets, operations, condition (financial and otherwise) and prospects of the Loan Parties, including with respect to their ability to comply with the representations and warranties and covenants contained in the Loan Documents.

SECTION 5.1.24 Initial Compliance Certificate. The Administrative Agent shall have (a) received an initial Compliance Certificate, duly executed by a Financial Officer of the Borrower, and dated as of Effective Date, showing a calculation of the Loan to Value Ratio and the Minimum Liquidity Balance and (b) confirmed to the Borrower that, in its reasonable and good faith determinations, that the calculations contained in the initial Compliance Certificate are satisfactory.

SECTION 5.1.25 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Loan Party shall be reasonably satisfactory in form and substance to each Lender and its legal counsel. In addition, the Administrative Agent shall have received all information, approvals, opinions, documents or instruments as its counsel may reasonably request.

SECTION 5.1.26 Effective Date LIBOR Borrowing. To the extent that the Borrower requests the initial Loans under this Agreement to be made as LIBOR Loans, a funding indemnity letter indemnifying the Lenders for losses, costs and expenses of the types described in Section 4.4 to the extent that the Effective Date does not occur on the date the Borrower requests such Loans to be advanced.

SECTION 5.1.27 Fees and Expenses. The Administrative Agent shall have received for its own account, and for the account of each Lender, all fees, costs and expenses due and payable pursuant to the Fee Letter and Section 11.3.

SECTION 5.1.28 Repayment of Existing Indebtedness; Release and Termination of Existing Liens. The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that (i) all Indebtedness of the Loans Parties has been fully paid, satisfied and discharged, other than Indebtedness permitted under Section 7.2.2, and (ii) all Liens in respect of any such Indebtedness have been or will be immediately released and terminated.

SECTION 5.1.29 Farm Credit Equities. The Borrower shall have made the minimum equity investment in each Farm Credit Lender as required by Section 7.1.16.

SECTION 5.2 Conditions to Multi-Draw Term Loans. The obligations of each Multi-Draw Term Loan Lender to make Multi-Draw Term Loans during the Multi-Draw Term Loan Availability Period (and of each Incremental Term Loan Lender to make Incremental Term Loans) shall be subject to the fulfillment of each of the conditions precedent set forth in this Section 5.2 and in Section 5.3 to the satisfaction of the Administrative Agent:

SECTION 5.2.1 Notice of Proposed Acquisition of Real Property. The Administrative Agent shall have received (a) not less than forty-five (45) days prior written notice (or such shorter period for notice as the Administrative Agent may agree to in its sole discretion) from the Borrower of the proposed acquisition of additional Real Property other than Additional Unsecured Real Property that will be financed with such Multi-Draw Term Loans (or such Incremental Term Loans) or (b) not less than five (5) Business Days prior written notice from the Borrower of the proposed acquisition of additional Real Property as Additional Unsecured Real Property, the refinancing of the outstanding Revolver Real Property Acquisition Loans with proceeds of Multi-Draw Term Loans (or Incremental Term Loans) or the reimbursement of any Subsidiary Guarantor for any Equity Funded Acquisitions with proceeds of Multi-Draw Term Loans (or Incremental Term Loans).

SECTION 5.2.2 Delivery of Real Property Documents. (a) Other than in the case of an acquisition of additional Real Property as Additional Unsecured Real Property, a

refinancing of outstanding Revolver Real Property Acquisition Loans or a reimbursement of any Subsidiary Guarantor with respect to any Equity Funded Acquisition, the Administrative Agent shall have received:

(i) not less than thirty (30) days prior (or such shorter period of time as the Administrative Agent may agree to in its reasonable discretion) to the acquisition of additional Real Property to be financed with the proceeds of Multi-Draw Term Loans (or of Incremental Term Loans), copies of the substantially complete form of the Real Property Documents,

(ii) not less than two (2) Business Day prior (or such shorter period of time as the Administrative Agent may agree to in its reasonable discretion) to the acquisition of additional Real Property to be financed with the proceeds of Multi-Draw Term Loans (or of Incremental Term Loans), copies of the final form of the Real Property Documents, and

(iii) prior to such Borrowing copies or originals, as applicable, of the final, fully executed Real Property Documents.

(For the avoidance of doubt, as provided in the definition of “Real Property Documents,” the Administrative Agent may elect in its sole discretion to accept delivery of one or more of the Real Property Documents on a post-closing basis after such Multi-Draw Term Loan Borrowing (or such Incremental Term Loan Borrowing) and/or to waive delivery of one or more of the Real Property Documents.)

(b) In the case of an acquisition of additional Real Property as Additional Unsecured Real Property, a refinancing of outstanding Revolver Real Property Acquisition Loans or a reimbursement of any Subsidiary Guarantor with respect to any Equity Funded Acquisition, the Administrative Agent shall have received the deliveries described in clause (a) above to the extent applicable within a reasonable period of time prior to such Borrowing.

SECTION 5.2.3 Covenants; Compliance Certificate. The Loan Parties shall be in compliance after giving effect to any such Borrowing with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4.

SECTION 5.2.4 Security Interest in Additional Real Estate. The Borrower shall cause any additional Real Property (other than any Additional Unsecured Real Property) acquired by any Subsidiary Guarantor to be subject to a first priority security interest in favor of the Administrative Agent in accordance with the terms of Section 7.1.9. The Loan Parties shall execute any and all further documents, financing statements, agreements and instruments and take all such further actions requested by the Administrative Agent or the Lenders as may be required by Law or under this Agreement with respect to any additional Real Property (other than any Additional Unsecured Real Property) acquired by any Subsidiary Guarantor.

SECTION 5.2.5 Resolutions, Good Standing, etc.

(a) The Administrative Agent shall have received evidence that the certificates of the Loan Parties delivered pursuant to Section 5.1.2 or substantially similar certificates delivered pursuant to Section 7.1.9(d) or otherwise remain true, complete and correct or shall have received new certificates for each Loan Party consistent with Section 5.1.2 dated as of the date of such Borrowing;

(b) If requested by the Administrative Agent, the Administrative Agent shall have received a certificate, dated as of the date of such Borrowing, from the applicable Loan Parties as to the resolutions of such Loan Party’s Board of Directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of the Real Property Documents to be executed by it; and

(c) The Administrative Agent shall have received satisfactory good standing certificates for each jurisdiction where the additional Real Property is located.

SECTION 5.2.6 Fees and Expenses. The Administrative Agent shall have received for its own account, and for the account of each Lender, all fees, costs and expenses due and payable pursuant to any other Loan Document including, without limitation, Section 11.3.

SECTION 5.3 Conditions to all Loans and Letters of Credit. The obligation of each Lender to make any Loan and of each Issuing Lender to issue any Letters of Credit shall be subject to the prior or concurrent fulfillment of each of the conditions precedent set forth in this Section 5.3 to the satisfaction of the Administrative Agent:

SECTION 5.3.1 Compliance with Warranties, No Default, etc.

Both before and after giving effect to any Borrowing (including the issuance of any Letter of Credit):

(a) the representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard;

(b) no Default or Event of Default shall have then occurred and be continuing or would result therefrom.

SECTION 5.3.2 Borrowing Request, etc. The Administrative Agent shall have received, as herein provided, a duly completed and executed Borrowing Request, or in, accordance with the provisions of Section 2.1.1(d)(iv), a notice requesting the issuance of a Letter of Credit. Each delivery of a Borrowing Request shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance of a Letter of Credit (both immediately before and after giving effect to such Borrowing or issuance of a Letter of Credit and the application of the proceeds thereof) the statements made in Section 5.3.1 are true and correct.

SECTION 5.3.3 Compliance Certificate. In the event that a Borrowing Request is for in excess of $20,000,000, the Administrative Agent shall also have received a Compliance Certificate, duly completed and executed by a Financial Officer of the Borrower, and dated as of the date of such Borrowing, showing compliance with the financial covenants set forth in Section 7.2.4 after giving effect to such Borrowing and noting any change to the Applicable Margin as provided in the definition thereof.

SECTION 5.3.4 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Loan Party with respect to such Borrowing shall be reasonably satisfactory in form and substance to the Administrative Agent and its legal counsel. In addition, the Administrative Agent shall have received all information, approvals, opinions, documents or instruments as its counsel may reasonably request.

SECTION 5.4 Determinations Under Article V. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender shall be deemed to have consented to and approved each document or other matter required thereunder to be consented to or approved by each of them by their execution of this Agreement. For purposes of determining compliance with the conditions specified in Sections 5.2 and 5.3, each Lender shall be deemed to have consented to and approved each document or other matter required thereunder to be consented to or approved by each of them (if any) unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received a notice from such Lender prior to the making of any Borrowing specifying its objection thereto and such Lender shall not have made available to the Administrative Agent its ratable portion of the requested Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and make the Borrowings, each of the Loan Parties hereby represent and warrant as of the Effective Date and as of the date of each request for a Borrowing, and after giving effect to each Borrowing, to each Lender and the Administrative Agent as set forth in this Article. Notwithstanding the below, for purposes of this Article VI no Subsidiary of CatchMark Timber qualifying as an Unrestricted Timber Subsidiary shall be deemed to be a Subsidiary of any Loan Party other than Sections 6.23 and 6.24.

SECTION 6.1 Organization, etc. Each Loan Party and each Subsidiary of any Loan Party (a) (i) is a corporation, limited partnership or limited liability company validly organized and existing and in good standing under the Laws of the jurisdiction of its organization and (ii) is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the nature of its business requires such qualification; and (b) has full power and authority and holds all requisite permits, licenses, authorizations, approvals, entitlements, accreditations and privileges, from Governmental

Authorities or otherwise, to (i) enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and (ii) own and hold under lease its property and to conduct its business in the ordinary course. No Loan Party or any Subsidiary of any Loan Party is in violation of its Organizational Documents.

SECTION 6.2 Due Authorization, Non-Contravention, etc.

The execution, delivery and performance by any Loan Party or any Subsidiary of any Loan Party of this Agreement, each other Loan Document executed or to be executed by it, are within such Loan Party’s and each such Subsidiary’s corporate, partnership, limited partnership or limited liability company powers, have been duly authorized by all necessary corporate, partnership, limited partnership or limited liability company action, and do not:

(a) contravene or result in a default under any Loan Party’s or any such Subsidiary’s Organizational Documents;

(b) contravene any Law binding on any Loan Party or any Subsidiary of any Loan Party;

(c) violate, conflict with, result in a breach of, or constitute (along or with notice or lapse of time or both) a default of event of default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any agreement, document or other instrument to which it is a party;

(d) violate, conflict with, result in a breach of, or result in the impairment, forfeiture or non-renewal of, any material permit, license, authorization, approval, entitlement, accreditation or privilege of any Governmental Authority; or

(e) result in, or require the creation or imposition of, any Lien on any Loan Party’s or any such Subsidiary’s properties.

SECTION 6.3 Required Approvals. Except as duly obtained and in full force and effect prior to the Effective Date and the filing of U.C.C. financing statements, Mortgages and Mortgage Amendments that have not previously been filed in the appropriate filing offices, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for:

(a) the due execution, delivery or performance by any Loan Party or any Subsidiary of any Loan Party of this Agreement or any other Loan Document to which it is a party;

(b) the grant by any Loan Party or any Subsidiary of any Loan Party of the security interests, pledges and Liens granted by the Loan Documents; or

(c) the perfection of or the exercise by the Administrative Agent of its rights and remedies under this Agreement or any other Loan Document.

SECTION 6.4 Validity, etc. This Agreement constitutes, and each other Loan Document executed by any Loan Party or any Subsidiary of any Loan Party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of such Loan Party or such Subsidiary enforceable in accordance with their respective terms, subject in each case to the effect of any Debtor Relief Laws or other similar Laws affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Each of the Loan Documents which purports to create a security interest in favor of the Administrative Agent (on behalf of the Lender Parties) creates a valid first priority security interest in the Collateral (subject, in the case of non-possessory security interests only, to Liens permitted by Section 7.2.3) securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. Upon the filing of U.C.C. financing statements, Mortgages and Mortgage Amendments in the proper filing offices, the Liens granted to the Administrative Agent pursuant to the Security Agreement, the CatchMark Timber Security Agreement, the Pledge Agreement and the Mortgages shall constitute a valid first priority perfected security interest in Collateral covered thereby in compliance with all the Laws. Mortgages and U.C.C. financing statements have been filed and recorded in the proper filing office for all Real Property (other than Unsecured Real Property) other than with respect to any Real Property for which the time period provided under Section 7.1.9(c) for such filing and recordation has not yet expired.

SECTION 6.5 No Material Liabilities. No Loan Party and no Subsidiary of any Loan Party has any Indebtedness other than the Indebtedness permitted by Section 7.2.2.

SECTION 6.6 No Material Adverse Change, etc.

(a) Since December 31, 2013, there has been no material adverse change in its condition (financial or otherwise), operations, assets, business, properties or prospects, taken as a whole.

(b) No Loan Party nor any Subsidiary of any Loan Party has been involved in any bankruptcy or similar proceeding, and has never entered into an agreement or received the benefit of any settlement or compromise of Indebtedness.

SECTION 6.7 Litigation, Labor Matters, etc.

(a) There are (i) no outstanding judgments against any Loan Party or any Subsidiary of any Loan Party and (ii) no pending or, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, threatened, litigation, action, proceeding or labor controversy affecting any Loan Party or any Subsidiary of any Loan Party or any of its respective properties, businesses, assets or revenues.

(b) To the extent any Loan Party or any Subsidiary of any Loan Party has employees, the hours worked by and payments made to employees of each Loan Party and each Subsidiary of any Loan Party have not been in violation of the Fair Labor Standards Act or any other Laws dealing with such matters. Item 6.7(b) (“Labor Matters”) of the Disclosure Schedule

sets forth, as of the Effective Date, all collective bargaining agreements, management agreements, consulting agreements and employment agreements to which any Loan Party or any Subsidiary of any Loan Party is a party. There are no strikes, slowdowns, labor disputes, work stoppages or controversies pending, or to the knowledge of any Loan Party or any Subsidiary of any Loan Party threatened, between any Loan Party or any Subsidiary of any Loan Party, on the one hand, and its employees, on the other hand, other than employee grievances arising in the ordinary course of business.

SECTION 6.8 Capitalization. As of the Effective Date, the authorized Equity Interests in the Loan Parties, the Subsidiaries of any Loan Party and all other Persons in which any Loan Party or Subsidiary of any Loan Party owns any Equity Interests (including any Unrestricted Timber Subsidiaries) is set forth in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule. Except as set forth in such Disclosure Schedule, as of the Effective Date there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which any Loan Party, any Subsidiary of any Loan Party or any other Persons in which any Loan Party or any Subsidiary of any Loan Party owns any Equity Interests (including any Unrestricted Timber Subsidiaries) may be required to issue, sell, repurchase or redeem any of its Equity Interests or (b) voting rights agreements. The Equity Interests so specified in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule are fully paid and non-assessable and are owned by the applicable Person, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents). From and after the Effective Date, no Loan Party or any Subsidiary of any Loan Party will establish or acquire any additional Equity Interests in any Person except as permitted by Section 7.2.5.

SECTION 6.9 Compliance with Laws, etc. Each Loan Party and each Subsidiary of any Loan Party is in compliance in all material respects with all Laws applicable to each of them or their properties.

SECTION 6.10 Properties, Permits, etc.

(a) Each Loan Party and each Subsidiary of any Loan Party has, and is in material compliance with, all material permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of Governmental Authorities or otherwise that are required for such Person to lawfully own, lease, manage or operate the Real Property. Except as disclosed in Item 6.10(a) (“Property Matters”) of the Disclosure Schedule, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement, accreditation or privilege, and there is no claim that any of the foregoing is not in full force and effect.

(b) Each Loan Party and each Subsidiary of any Loan Party, as applicable, has (i) good, valid and marketable fee title to all of the Land and (ii) good, valid, and marketable title to the Leasehold Interests, in each case free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except Liens permitted by Section 7.2.3. All Real Property of any Loan Party or any Subsidiary of any Loan Party is Domestic.

(c) All permits, licenses, authorizations, approvals, entitlements, accreditations and privileges required to have been issued to any Loan Party or any Subsidiary of any Loan Party with respect to the Real Property in order to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used or is installed intended to be occupied and used have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a Material Adverse Effect on the intended use or operation of the Real Property. Except as disclosed in Item 6.10(c) (“Consents and Approvals”) of the Disclosure Schedule, all the Real Property complies in all material respects with all Laws and no consent or approval of any landlord or other third party in connection with any Leasehold Interest or other leased property is necessary for any Loan Party or any Subsidiary of any Loan Party to enter into and execute the Loan Documents or grant any Liens thereunder.

(d) Except as disclosed in Item 6.10(d) (“Timber Operations”) of the Disclosure Schedule, no Person other the Landholders and their agents and representatives has any right to conduct timbering operations on the Real Property or any right, title or interest in and to any Timber located thereon, except for Liens permitted by Section 7.2.3.

(e) Except as disclosed in Item 6.10(e) (“Condemnation Proceedings”) of the Disclosure Schedule, there is no pending or, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, contemplated condemnation or eminent domain proceeding affecting any of the Real Property.

(f) Except as may be disclosed in the title insurance policies or endorsements delivered pursuant to Section 5.1 or Section 5.2 or Section 7.1.9, there are no unresolved claims or disputes relating to access to any portion of the Real Property that could reasonably be expected to have a Material Adverse Effect on the intended use of such Real Property by any Landholder or any other Loan Party or any Subsidiary of any Loan Party.

(g) The representations and warranties contained in the Security Agreement, the CatchMark Timber Security Agreement, the Pledge Agreement, each Mortgage and each other Loan Document with respect to the Collateral are true and correct.

SECTION 6.11 Taxes, etc.

(a) Each Loan Party and each Subsidiary of any Loan Party has (i) timely filed all tax returns and reports required by Law to have been filed by it, which tax returns and reports are correct and complete in all material respects, and (ii) paid all income Taxes and other Taxes of Governmental Authorities thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) No Loan Party or any Subsidiary of any Loan Party is a party to any tax sharing agreement.

(c) Each Loan Party and each Subsidiary of any Loan Party has made adequate provision to establish reserves for liabilities for all Taxes as are or may become payable for the period prior to or after the Effective Date. No Loan Party or any Subsidiary of any Loan Party has knowledge of any proposed additional material tax assessment against it or its properties.

SECTION 6.12 ERISA.

(a) No Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliates thereof sponsor, maintain or contribute to, are required to sponsor, maintain or contribute to, or otherwise have any liability with respect to any Pension Plan or Multiemployer Plan.

(b) Each Plan has been maintained, operated and funded in compliance with its terms and with all applicable provisions and requirements of the Code, ERISA, and other applicable federal or state laws, except where failure to so maintain, operate or fund could reasonably be expected to have a Material Adverse Effect. No Loan Party, any Subsidiary of any Loan Party, or any ERISA Affiliates thereof have incurred any liability pursuant to Title I or Title IV of ERISA or the penalty or excise taxes of the Code relating to employee benefit plans (as defined in Section 3(3) of ERISA), and no event, transaction, or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Loan Party, any Subsidiary of any Loan Party, or any ERISA Affiliates thereof, in either case pursuant to Title I or Title IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code.

(c) Except to the extent required under Section 4980B of the Code or comparable state law, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party, any Subsidiary of any Loan Party, or any ERISA Affiliates thereof.

(d) Each Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA) can be terminated at any time without liability for the continuation of such benefits.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is a prohibited transaction within the meaning of Section 406 of ERISA or in connection with which a tax under Section 4975 of the Code could be imposed.

(f) There are no pending, or to the knowledge of any Loan Party, any Subsidiary of any Loan Party, or any ERISA Affiliates thereof, threatened claims, actions, or lawsuits by any federal or state governmental authority, including, without limitation, the United States Internal Revenue Service, Department of Labor, or Pension Benefit Guaranty Corporation with respect to any Plan. No ERISA Event has occurred during the six years immediately preceding the date of this representation or is reasonably expected to occur.

SECTION 6.13 Environmental Warranties.

(a) The Real Property has been and is owned, operated or leased by each Loan Party and each Subsidiary of any Loan Party in compliance with all Environmental Laws, except for such violations that, either individually or in the aggregate, could not reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(b) There have been no past (to the knowledge of any Loan Party or any Subsidiary of any Loan Party), and there are no pending or threatened claims, complaints, written notices or requests for information received by any Loan Party or any Subsidiary of any Loan Party with respect to any alleged violation of any Environmental Law that, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount, or alleges criminal misconduct or injunctive relief.

(c) There have been no Releases of Hazardous Materials at, on or under the Real Property that, either individually or in the aggregate, has, or could reasonably be expected to result in having, a liability exceeding a Material Environmental Amount.

(d) Each Loan Party and each Subsidiary of any Loan Party has been issued, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations relating to environmental matters that are necessary or desirable for their businesses and required by Environmental Laws, except where the failure to have or do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(e) No property now or previously owned, operated or leased by any Loan Party or any Subsidiary of any Loan Party is listed or (to the best of their knowledge) proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(f) Except as set forth in Item 6.13(f) (“Environmental Matters/Storage Tanks”) of the Disclosure Schedule, there are no above ground or underground storage tanks, active or abandoned, including petroleum storage tanks, on or under the Real Property.

(g) None of the Loan Parties, the Subsidiaries of any Loan Party or any other Person (to the best of their knowledge (after due inquiry)) has transported or arranged for the transportation of any Hazardous Material to any location which is listed or (to the best of their knowledge) proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations, which may lead to claims against any Loan Party or any Subsidiary of any Loan Party for any remedial work, damage to natural resources or personal injury (including claims under CERCLA) which, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(h) There are no polychlorinated biphenyls, friable asbestos or other Hazardous Materials present on the Real Property that, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(i) No conditions exist at, on or under any property now or previously owned, operated or leased by any Loan Party or any Subsidiary of any Loan Party which, with the passage of time, or the giving of notice or both, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(j) There are no areas of the Real Property with respect to which any Loan Party or any Subsidiary of any Loan Party has a legal obligation under the Endangered Species Act of 1973, 16 U.S.C. §§ 1531 et seq., on the Real Property, and no portion of the Real Property has been designated as a “critical habitat,” as defined in such Act.

SECTION 6.14 Accuracy of Information.

(a) All information furnished from time to time (whether prior to or after the Effective Date) by or on behalf of any Loan Party, any Subsidiary of any Loan Party or any of their Related Parties in writing to the Administrative Agent or any Lender in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, is and will be, as the case may be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

(b) All information prepared by any consultant or professional advisor on behalf of any Loan Party, any Subsidiary of any Loan Party or any of their Related Parties which was furnished to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document has been reviewed by any Loan Party or any Subsidiary of any Loan Party, and nothing has come to the attention of any Loan Party or any Subsidiary of any Loan Party in the context of such review which would lead it to believe that such information (or the assumptions on which such information is based) is not true and correct in all material respects or that such information omits to state any material fact necessary to make such information not misleading in any material respect.

(c) Insofar as any of the information described above includes assumptions, estimates, projections or opinions, the Loan Parties and the Subsidiaries of the Loan Parties have reviewed such matters and nothing has come to the attention of the Loan Parties or the Subsidiaries of the Loan Parties which would lead them to believe that such matters were not when made true and correct in all material respects or that such assumptions, estimates, projections or opinions omitted to state any material fact necessary to make such assumptions, estimates, projections or opinions not reasonable or not misleading in any material respect. All projections and estimates have been prepared in good faith on the basis of reasonable assumptions and represent the best estimate of future performance by the party supplying the same, it being agreed that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized.

(d) (i) The balance sheets and financial statements delivered to the Lenders pursuant to Section 5.1.20 and Section 7.1.1 and otherwise have each been or will be, as the case may be, prepared in accordance with GAAP consistently applied and do or will, as the case may be, present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited interim financial statements are subject to normal year-end adjustments.

(ii) Except as disclosed in the financial statements referred to above or the notes thereto and for the items disclosed in the Disclosure Schedule, neither any Loan Party nor any Subsidiary of any Loan Party has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

SECTION 6.15 Transaction Agreement, etc.

(a) All representations and warranties by any Loan Party or any Subsidiary of any Loan Party under the Transaction Documents, to the extent still in effect, are true and correct as of the Effective Date; provided, however, that such representations and warranties that relate solely to an earlier date shall be true and correct as of such earlier date. Each Loan Party and each Subsidiary of any Loan Party agrees that, by this reference, such representations and warranties contained in the Transaction Documents, to the extent still in effect, are incorporated herein, mutatis, mutandis, for the benefit of the Lenders.

(b) No default exists and no events have occurred or conditions exist that, with notice or lapse of time or both, would constitute a default under the Transaction Documents by any party thereto, and, except as expressly provided by the terms of the Transaction Documents because of the lapse of time, the Transaction Documents are in full force and effect, and the rights, benefits and indemnities in favor of any Loan Party or any Subsidiary of any Loan Party thereunder are not subject to any defenses, offsets or claims of any kind.

SECTION 6.16 Absence of Default and Restrictions.

(a) Neither any Loan Party nor any Subsidiary of any Loan Party is (i) in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness or (ii) in violation in any material respect of any (A) Law, (B) contract, agreement, lease or other instrument to which it is a party or (C) permit, license, authorization, entitlement, accreditation or privilege of any Governmental Authority binding upon it or its property or assets. No event has occurred and no condition exists that, upon the making of the Loans or the issuance of Letters of Credit hereunder, would constitute a Default or an Event of Default.

(b) Neither any Loan Party nor any Subsidiary of any Loan Party (i) is a party to any contract, agreement, lease or other instrument, or subject to any other restriction, that restricts its ability to incur Indebtedness (other than this Agreement) or (ii) has agreed or consented to exist on any of the Real Property or other Collateral, whether now or in the future, any Lien other than those Liens permitted by Section 7.2.3.

SECTION 6.17 Margin Regulations; Bank Secrecy Act, etc.

(a) Neither any Loan Party nor any Subsidiary of any Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in F.R.S. Board Regulation U). None of the proceeds of any Loan will be used for the purpose of, or be made available by any Loan Party or any Subsidiary of any Loan Party in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying “margin stock” (as so defined) or otherwise in violation of Regulations T, U or X of the F.R.S. Board.

(b) None of the proceeds of any Loan shall be used, directly or indirectly, in a manner that would cause the Administrative Agent or any Lender to violate the Foreign Corrupt Practices Act of 1977, the Bank Secrecy Act or any of the sanctions programs administered by the Office of the Foreign Assets Control of the United States Department of Treasury.

(c) None of the proceeds of any Loan shall be used, directly or indirectly, in a manner inconsistent with Section 4.10.

SECTION 6.18 Investment Company Status. No Loan Party or Subsidiary of any Loan Party is an “investment company” or a “company controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.19 Material Agreements; Governmental Approvals.

(a) Each Loan Party, each Subsidiary of any Loan Party and (to the best of their knowledge) each other party to a Material Agreement are in compliance in all material respects with all the terms contained in each Material Agreement, each Material Agreement is in full force and effect and all consents to duly assign each relevant Material Agreement (as required by Section 5.1.15 or otherwise) from any Loan Party or any Subsidiary of any Loan Party to the Administrative Agent have been obtained and are in full force and effect.

(b) Set forth on Item 6.19(b) (“Material Governmental Approvals”) of the Disclosure Schedule is a listing, as of the Effective Date, of all material licenses, permits and other approvals of Governmental Authorities (collectively, the “Material Governmental Approvals”) that are required to (i) own, operate or lease the Real Property and (ii) operate the business of any Loan Party or any Subsidiary of any Loan Party in the ordinary course (including with respect to activities related to Timber harvesting, building, zoning, sub-division, wildlife protection, mining, drilling, extraction or reclamation). No Loan Party or Subsidiary of any Loan Party has failed to obtain any Material Governmental Approval and is not in violation of any Material Governmental Approval. No Loan Party or Subsidiary of any Loan Party has received written notice of any violation with respect to the matters the subject of this clause.

SECTION 6.20 Solvency. Each Loan Party and each Subsidiary of any Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith pursuant to the Loan Documents or otherwise will be and will continue to be, Solvent.

SECTION 6.21 Insurance. Item 6.21 (“Insurance”) of the Disclosure Schedule sets forth a true, complete and correct description of all insurance maintained by any Loan Party or any Subsidiary of any Loan Party as of the Effective Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.

SECTION 6.22 Affiliate Transactions. Except as described on Item 6.22 (“Affiliate Transactions”) of the Disclosure Schedule, as of the Effective Date no Affiliate of any Loan Party or any Subsidiary of any Loan Party (or any of their respective family members) is a party to any transaction with any Loan Party or any Subsidiary of any Loan Party, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or any Person in which any officer, director, or any such employee or family member has a substantial interest or is an officer, director, partner, member or trustee.

SECTION 6.23 USA Patriot Act, etc.

(a) Each Loan Party and each Subsidiary of any Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any payments to any official or employee of any Governmental Authority, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. No Borrower or any other Loan Party or any Subsidiary of any Loan Party is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal Law, racketeer influenced and corrupt organizations Law, civil or criminal, or other similar Laws.

(b) No Loan Party or Subsidiary of any Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such Person in any manner that violates such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons, is currently subject to any U.S. sanctions administered by the OFAC or is subject to the limitations or prohibitions under any other OFAC regulation or executive order, or (iv) is otherwise in violation of any Anti-Terrorism Law. No part of the proceeds of the Loans or Letters of Credit, directly or indirectly, will be used or made available to any Person for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

SECTION 6.24 Separateness; Special Representations and Covenants Relating to Loan Parties.

SECTION 6.24.1 Purpose.

(a) The only business that CatchMark Timber conducts or will conduct will be (i) directly owning and holding 99.99% of the Equity Interests of the Borrower as its general partner and the Equity Interests of CatchMark Holder and any Unrestricted Timber Subsidiaries and indirectly owning and holding the Equity Interests of the other Loan Parties, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Obligations, and (iv) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing and appropriate or necessary to its status as a public company.

(b) The only business that the Borrower conducts or will conduct will be (i) owning and holding the Equity Interests of CatchMark TRS, Timberlands II and such other Investments as may be permitted by Section 7.2.5, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Obligations and (iv) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(c) The only business that Timberlands II conducts or will conduct will be (i) acquiring, owning and holding Real Property, incidental personal property related thereto and proceeds thereof, and operating and managing the Real Property including the selling and harvesting of Timber by itself and by others pursuant to Timber rights granted by Timberlands II, (ii) owning and holding the Equity Interests of CatchMark Texas GP, certain Equity Interests of CatchMark Texas LP and such other Investments as may be permitted by Section 7.2.5, (iii) entering into the Loan Documents, (iv) pledging all of the Collateral that it owns as collateral for the Obligations and (v) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(d) The only business that CatchMark TRS conducts or will conduct will be (i) owning and holding the Equity Interests of CatchMark TRS Subsidiary, CatchMark HBU and such other Investments as may be permitted by Section 7.2.5, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Obligations, and (iv) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(e) The only business that CatchMark TRS Subsidiary conducts or will conduct will be (i) entering into the Supply Agreements, (ii) purchasing, cutting, transporting, and selling Timber from the Timberlands, (iii) processing and selling Fuel Wood Residue in accordance with the terms of this Agreement, (iv) acquiring, owning and holding rights with respect to the Real Property pursuant to timber deeds or similar instruments, incidental personal property related thereto and proceeds thereof, and operating and managing the Real Property, (v) owning and holding such Investments as may be permitted by Section 7.2.5, (vi) entering into the Loan Documents, (vii) pledging all of the Collateral that it owns as collateral for the Obligations, and (viii) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(f) The only business that CatchMark HBU conducts or will conduct will be (i) acquiring, owning and holding certain higher and better use portions of the Real Property, incidental personal property related thereto and proceeds thereof, and operating and managing such Real Property including the selling and harvesting of Timber by itself and by others pursuant to Timber rights granted by CatchMark HBU, (ii) selling such portions of the Real Property in accordance with the terms and conditions of this Agreement, (iii) owning and holding such Investments as may be permitted by Section 7.2.5, (iv) entering into the Loan Documents, (v) pledging all of the Collateral that it owns as collateral for the Obligations and (vi) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(g) The only business that CatchMark Texas GP conducts or will conduct will be (i) owning and holding certain Equity Interests of CatchMark Texas LP and such other Investments as may be permitted by Section 7.2.5, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Obligations and (iv) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(h) The only business that CatchMark Texas LP conducts or will conduct will be (i) acquiring, owning and holding Real Property, incidental personal property related thereto and proceeds thereof, and operating and managing the Real Property including the selling and harvesting of Timber by itself and by others pursuant to Timber rights granted by CatchMark Texas LP, (ii) owning and holding such Investments as may be permitted by Section 7.2.5, (iii) entering into the Loan Documents, (iv) pledging all of the Collateral that it owns as collateral for the Obligations and (v) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(i) The only business that any Subsidiary Guarantor not otherwise addressed in this Section 6.24.1 shall conduct or will conduct will be as described in the Joinder Agreement with respect to such Loan Party.

(j) The only business that any Subsidiary of the Borrower who is not also a Subsidiary Guarantor conducts or will conduct will be (i) such as is consistent with the definition of “Shell Subsidiary”, and (i) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(k) The only business that CatchMark Holder conducts or will conduct will be (i) owning and holding 0.01% of the Equity Interests of the Borrower as a limited partner and (ii) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(l) The only business that any Subsidiary of CatchMark Timber not addressed above conducts or will conduct will be (i) such as is consistent with the definition of

“Unrestricted Timber Subsidiary”, and (i) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

SECTION 6.24.2 Financial Statements. Each Loan Party and each Subsidiary of any Loan Party has and will have its own separate financial statement, provided, however, that the assets of each Loan Party and each Subsidiary of any Loan Party may be included in a consolidated financial statement of its parent companies if inclusion on such a consolidated statement is required to comply with the requirements of GAAP, provided, further, that (a) such consolidated financial statement shall contain a footnote to the effect that the assets of each Loan Party and each Subsidiary of any Loan Party are owned by such Loan Party or Subsidiary and that the assets are being included on the financial statement of its parent solely to comply with the requirements of GAAP and (b) such assets shall be listed on such Loan Party’s or Subsidiary’s own separate balance sheet.

SECTION 6.24.3 Tax Return. Each of Timberlands II, the Borrower, CatchMark Texas GP and CatchMark Texas LP is and will be treated as a disregarded entity or pass-through entity for Federal income tax purposes, with all items of income, gain, loss and expense of each such Person being treated as though earned or incurred by CatchMark Timber (except for the 0.01% interest in the Borrower that is owned by CatchMark Holder). Each of CatchMark TRS Subsidiary and CatchMark HBU is and will be treated as a disregarded entity or pass-through entity for Federal income tax purposes, with all items of income, gain, loss and expense of each such Person being treated as though earned or incurred by CatchMark TRS. Each Loan Party or Subsidiary of a Loan Party established or otherwise acquired after the Effective Date shall be treated as a disregarded entity of its direct or indirect parent if so stated in the applicable Joinder Agreement.

SECTION 6.24.4 Separateness. Each Loan Party and each Subsidiary of any Loan Party has, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person, shall correct any known misunderstanding regarding its status as a separate entity, shall conduct and operate its business in its own name and shall not identify itself or any of its Affiliates as a division or part of the other.

SECTION 6.24.5 Overhead. Each Loan Party and each Subsidiary of any Loan Party has and will allocate fairly and reasonably any overhead expenses that are shared with any other Loan Party or any Affiliate thereof, including paying for office space and services performed by any employee of an affiliate.

SECTION 6.24.6 Liabilities and Expenses. Item 6.24 (“Accounts”) of the Disclosure Schedule (as updated from time to time pursuant to the terms hereof) identifies all deposit, securities and commodities accounts in the name of any Loan Party or any Shell Subsidiary of any Loan Party, including, for each such account, the name on the account, the account number, the type of account, the name and address of the financial institution at which the account is located, and the sources and uses of funds contained in such account. Except as identified in Item 6.24 (“Accounts”) of the Disclosure Schedule (as updated from time to time pursuant to the terms hereof), each Loan Party and each Subsidiary of any Loan Party has and will pay its own liabilities and expenses out of its own funds drawn on its own bank account.

SECTION 6.24.7 Adequate Capital. Each Loan Party and each Subsidiary of any Loan Party has and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

SECTION 6.24.8 Separateness of Assets. Other than as provided in Item 6.24 (“Accounts”) of the Disclosure Schedule (as updated from time to time pursuant to the terms hereof), each Loan Party and each Subsidiary of any Loan Party (a) has and will (i) maintain all of its bank accounts separate from any other Person, (ii) hold all of its assets in its own name and (iii) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other entity; and (b) has not and will not (i) commingle its funds or other assets with those of any other Person or (ii) participate in a cash management system with any other Person.

SECTION 6.24.9 Guarantees. Other than as provided in the Loan Documents and the Unrestricted Timber Transactions, no Loan Party and no Subsidiary of any Loan Party has or will hold itself out as being responsible for the debts or obligations of any other Person, or hold out its credit as available to satisfy the obligations of any other Person.

SECTION 6.24.10 Corporate Formalities. Each Loan Party and each Subsidiary of any Loan Party has and will hold regular meetings, as appropriate, to conduct its business in the ordinary course, and each Loan Party and each Subsidiary of any Loan Party has done and will do all things necessary to observe all customary organizational and operational formalities and record keeping and to preserve its existence. Each Loan Party and each Subsidiary of any Loan Party has and will maintain all of its books and records separate from those of any other Person and will maintain separate telephone numbers, stationery, invoices and checks.

SECTION 6.24.11 Bankruptcy. No Loan Party or any Subsidiary of any Loan Party will file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest.

SECTION 6.25 Qualified ECP Guarantor. The Borrower is a Qualified ECP Guarantor.

ARTICLE VII

COVENANTS

SECTION 7.1 Affirmative Covenants. The Borrower and the Loan Parties agree with each Lender and the Administrative Agent that, until all the Obligations have been paid in full in cash and performed in full and all the Commitments have been irrevocably terminated, the Borrower and the Loan Parties will perform, and will cause their respective Subsidiaries to perform, the obligations set forth in this Section. Notwithstanding the below, for purposes of this Section 7.1 no Subsidiary of CatchMark Timber qualifying as an Unrestricted Timber Subsidiary shall be deemed to be a Subsidiary of any Loan Party other than with respect to clauses (a), (b), (d)(i), (o), (p) and (s) of Section 7.1.1.

SECTION 7.1.1 Financial Information, Reports, Notices, etc.

Each Loan Party and each Subsidiary of any Loan Party, will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information (all of which shall be in form and scope reasonably satisfactory to the Administrative Agent):

(a) (i) as soon as available and in any event within the shorter of (A) 45 days after the end of each Fiscal Quarter except for the last Fiscal Quarter of each Fiscal Year and (B) 10 days of the date that CatchMark Timber is required to file its quarterly report with the SEC as part of its periodic reporting (if CatchMark Timber is subject to such reporting requirements) except for the last Fiscal Quarter of each Fiscal Year, consolidated balance sheets of CatchMark Timber and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of CatchMark Timber and its Subsidiaries for such Fiscal Quarter and (when available) for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (when available), together with comparable information adjusted to reflect any changes at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year, certified as complete and correct by a Financial Officer of CatchMark Timber as fairly presenting the financial position of CatchMark Timber and its consolidated Subsidiaries as of the date thereof and for the period then ended; (ii), if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any Unrestricted Timber Transactions have been consummated, if requested by the Administrative Agent, as soon as available and in any event within the shorter of (A) 45 days after the end of each Fiscal Quarter except for the last Fiscal Quarter of each Fiscal Year and (B) 10 days of the date that CatchMark Timber is required to file its quarterly report with the SEC as part of its periodic reporting (if CatchMark Timber is subject to such reporting requirements) except for the last Fiscal Quarter of each Fiscal Year, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and (when available) for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (when available), together with comparable information adjusted to reflect any changes at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year, certified as complete and correct by a Financial Officer of the Borrower as fairly presenting the financial position of the Borrower as of the date thereof and for the period then ended; and (iii), if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any Unrestricted Timber Transactions have been consummated, (A) 45 days after the end of each Fiscal Quarter except for the last Fiscal Quarter of each Fiscal Year and (B) 10 days of the date that CatchMark Timber is required to file its quarterly report with the SEC as part of its periodic reporting (if CatchMark Timber is subject to such reporting requirements) except for the last Fiscal Quarter of each Fiscal Year, consolidating balance sheets of CatchMark Timber and its Subsidiaries as of the end of such Fiscal Quarter and consolidating statements of earnings and cash flow of CatchMark Timber and its Subsidiaries for such Fiscal Quarter and (when available) for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (when available), together with comparable information adjusted to reflect any changes at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year, certified as complete and correct by a Financial Officer of CatchMark Timber as fairly presenting the financial position of CatchMark Timber and its consolidated Subsidiaries as of the date thereof and for the period then ended;

(b) (i) as soon as available and in any event within the shorter of (A) 90 days after the end of each Fiscal Year and (B) 10 days of the date that CatchMark Timber is required to file its annual report with the SEC as part of its periodic reporting (if CatchMark Timber is subject to such reporting requirements), a copy of the annual consolidated audit report for such Fiscal Year for CatchMark Timber and its Subsidiaries, including therein consolidated balance sheets of CatchMark Timber and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and of cash flow of CatchMark Timber and its Subsidiaries for such Fiscal Year, in each case certified without any “going concern” or other material qualification in a manner reasonably acceptable to the Administrative Agent by Deloitte & Touche LLP or other independent public accountants acceptable to the Administrative Agent, together with (X) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (Y) comparable information adjusted to reflect any changes at the close of the prior Fiscal Year (when available); (ii), if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any Unrestricted Timber Transactions have been consummated, if requested by the Administrative Agent, as soon as available and in any event within the shorter of (A) 90 days after the end of each Fiscal Year and (B) 10 days of the date that CatchMark Timber is required to file its annual report with the SEC as part of its periodic reporting (if CatchMark Timber is subject to such reporting requirements), a copy of the annual consolidated audit report for such Fiscal Year for the Borrower, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and of cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified without any “going concern” or other material qualification in a manner reasonably acceptable to the Administrative Agent by Deloitte & Touche LLP or other independent public accountants acceptable to the Administrative Agent, together with (X) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (Y) comparable information adjusted to reflect any changes at the close of the prior Fiscal Year (when available); and (iii), if any Unrestricted Timber Subsidiaries have been acquired or organized by CatchMark Timber or if any Unrestricted Timber Transactions have been consummated, (A) 90 days after the end of each Fiscal Year and (B) 10 days of the date that CatchMark Timber is required to file its annual report with the SEC as part of its periodic reporting (if CatchMark Timber is subject to such reporting requirements), consolidating balance sheets of CatchMark Timber and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flow of CatchMark Timber and its Subsidiaries for such Fiscal Year, together with comparable information for the previous Fiscal Year, certified as complete and correct by a Financial Officer of CatchMark Timber as fairly presenting the financial position of CatchMark Timber and its consolidated Subsidiaries as of the date thereof and for the period then ended;

(c) concurrently with the delivery of the financial statements pursuant to clauses (a) and (b), a certificate from a Financial Officer of CatchMark Timber that, to the best of his or her knowledge, each Loan Party and each Subsidiary of any Loan Party during the period covered by such financial statements has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents required to be observed, performed or satisfied by it, and that such Financial Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

(d) concurrently with the delivery of the financial statements pursuant to clause (b):

(i) the final management letter, if any, prepared by the independent public accountants who prepared such financial statements with respect to internal audit and financial controls of CatchMark Timber, the Borrower or their Subsidiaries; and

(ii) a certificate of a Financial Officer of the Borrower (A) setting forth the information required pursuant to the disclosure schedules of the Security Agreement, CatchMark Security Agreement and Pledge Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this clause and (B) certifying that all U.C.C. financing statements (including fixture filings, as applicable), mortgages or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each Governmental Authority and other appropriate office in each jurisdiction that is necessary to protect and perfect the security interests under the Loan Documents;

(e) as soon as available and in no event later than the date the financial statements are delivered (or are required to be delivered) pursuant to clause (a) or clause (b), a Compliance Certificate, executed by a Financial Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) the calculation of the Loan to Value Ratio, the Fixed Charge Coverage Ratio, and, if applicable, the Minimum Liquidity Balance;

(f) as soon as possible and in any event within three Business Days after (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 6.7, (iii) the commencement of any legal proceeding seeking injunctive relief or which may materially impair the ability of any Loan Party or any Subsidiary to any Loan Party to perform their obligations or (iv) any change in the certified public accountants of any Loan Party or any Subsidiary of any Loan Party, notice thereof by an Authorized Officer of the Borrower and copies of all documentation relating thereto;

(g) as soon as possible and in any event within three Business Days after the occurrence of each Default, Event of Default or event that could reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of the Borrower setting forth reasonably detailed information regarding such Default, Event of Default or event, and the action which the Borrower has taken and proposes to take with respect thereto;

(h) concurrently with the sending or filing thereof, copies of all (i) reports and documents which any Loan Party or any Subsidiary of any Loan Party sends to any of its holders of Equity Interests, (ii) press releases and other statements made available by any Loan Party or any Subsidiary of any Loan Party to the public concerning material changes or developments in it business and (iii) reports, financial statements and registration statements which the any Loan Party or any Subsidiary of any Loan Party files with the Securities and Exchange Commission or any securities exchange, except that the Borrower shall not be required to deliver any of the foregoing which has previously been delivered hereunder;

(i) promptly after becoming aware of any events which would give rise to a mandatory prepayment under Section 3.1.2, a statement of a Financial Officer of the Borrower setting forth reasonably detailed information regarding the same and, prior to the Multi-Draw Term Loan Commitment Termination Date, in the case of any events which would give rise to mandatory prepayment under Section 3.1.2(f), either a Borrowing Request or a statement as to the anticipated source of funds to satisfy the repayment required by the last sentence of Section 3.1.2(f);

(j) all such notices and documents required to be delivered pursuant to the other Loan Documents, including, without limitation, any reports regarding the proceeds of any issuance of equity required to be delivered pursuant to Section 7.1.15;

(k) promptly after the receipt thereof by any Loan Party or any Subsidiary of any Loan Party, copies of any notice of non-payment or underpayment of Taxes or other charges by any Loan Party or any Subsidiary of any Loan Party that is received from any relevant Governmental Authority;

(l) promptly after any Loan Party or any Subsidiary of any Loan Party obtains knowledge that any statement contained in any representation or warranty in any Loan Document was not when made true and correct, a statement of an Authorized Officer of either Borrower setting forth reasonably detailed information regarding the same;

(m) concurrently with the receipt or delivery thereof by any Loan Party or any Subsidiary of any Loan Party, all material notices, including notices of default or termination, received or delivered by any Loan Party or any Subsidiary of any Loan Party pursuant to any Material Agreement;

(n) promptly after the assertion or occurrence thereof, notice of any proceeding, demand, investigation or claim of any Governmental Authority regarding the noncompliance by any Loan Party or any Subsidiary of any Loan Party with any Environmental Law that could (i) reasonably be expected to result in a liability exceeding a Material Environmental Amount or (ii) cause any Real Property to be subject to any restrictions on ownership, transferability or occupancy;

(o) prior to or concurrent with the establishing or acquiring of any Unrestricted Timber Subsidiaries, CatchMark Timber shall give written notice of the same to the Administrative Agent and, if requested by the Administrative Agent, shall promptly deliver copies of the formation and governing documents;

(p) as soon as available and in no event later than 10 Business Days prior to the consummation of any Unrestricted Timber Transaction (or such shorter period of time as may be acceptable to the Administrative Agent), CatchMark Timber shall (i) certify to the Lenders that all the terms and conditions contained in the definition of “Unrestricted Timber Transaction” have been satisfied with respect thereto, (ii) deliver to the Lenders substantially final copies of the operative documents evidencing such Unrestricted Timber Transaction and (iii) provide such other evidence, as may be reasonably requested by the Administrative Agent or any Lender, in connection therewith;

(q) as soon as available and in no event later than 10 Business Days prior to the beginning of each calendar year, pro forma financial projections for the next following 24-month period for CatchMark Timber and its Subsidiaries prepared on a quarterly basis for such period;

(r) on or prior to the opening or acquiring of any new deposit or securities account by any Loan Party or any Shell Subsidiary and as soon as available upon any other change regarding such accounts such that the information provided in the most recently delivered schedule is no longer true and correct in all material respects, an updated Item 6.24 (“Accounts”) of the Disclosure Schedule identifying such deposit, securities or commodities account opened or acquired by any Loan Party or Shell Subsidiary and providing such other information as is described in the first sentence of Section 6.24.6;

(s) such other information respecting the condition or operations, financial or otherwise, of any Loan Party or any Subsidiary of any Loan Party as any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 7.1.2 Compliance with Laws; Payment of Obligations.

(a) Each Loan Party and each Subsidiary of any Loan Party will comply in all material respects with all material permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of each Governmental Authority and all applicable Laws.

(b) Each Loan Party and each Subsidiary of any Loan Party will pay before the same become delinquent, all (i) its Indebtedness and other obligations, including all income and other Taxes, assessments and charges imposed by Governmental Authorities upon it or upon its property, and (ii) lawful claims for labor, materials and supplies or otherwise, except for the non-payment of such other obligations, Taxes and claims that (A) are being diligently contested in good faith by appropriate proceedings which (1) suspend collection of the contested other obligation or Tax or charge and any Lien arising therefrom and (2) for which adequate reserves in accordance with GAAP shall have been set aside on its books and (B) could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. If such contest is terminated, adversely resolved or the conditions set forth in this Section are no longer met, each Loan Party and each Subsidiary of any Loan Party shall promptly pay or discharge the contested other obligations, Taxes and claims.

SECTION 7.1.3 Maintenance of Properties and Franchises.

(a) Each Loan Party and each Subsidiary of any Loan Party will, in the exercise of its reasonable business judgment, maintain, preserve, protect and keep its properties in good repair, working order and condition (reasonable wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

(b) Each Loan Party and each Subsidiary of any Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and qualification as a foreign corporation, limited liability company or partnership in each jurisdiction where it has assets or conducts business and (ii) the permits, licenses, authorizations, approvals, entitlements, accreditations, privileges and franchises of all Governmental Authorities or otherwise necessary for the proper conduct of its business (including the ownership and the leasing of the Real Property).

SECTION 7.1.4 Insurance.

(a) Each Loan Party and each Subsidiary of any Loan Party will maintain, insurance policies and coverage with respect to its property and assets at least as expansive as set forth on Item 6.21 (“Insurance”) of the Disclosure Schedule and, in any event, to such extent and covering such risks as is customary for companies in sound financial condition in the same or similar businesses and operations and in the same or similar locations. In addition, each Loan Party and each Subsidiary of any Loan Party will maintain such other additional insurance coverage in such amounts and with respect to such risks as the Administrative Agent or the Required Lenders may reasonably request from time to time. All such insurance will be provided (i) by insurers authorized by Lloyds of London to underwrite such risks, (ii) by insurers having an A.M. Best policyholders rating of not less than “A” or (iii) by such other insurers as the Administrative Agent may approve.

(b) Without limiting clause (a) above, each Loan Party and each Subsidiary of any Loan Party shall, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise satisfactory to the Administrative Agent.

(c) All premiums on insurance policies required under this Section will be paid by the Borrower. All insurance policies relating to any loss or damage sustained in respect of any item constituting a part of the Collateral will contain a loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent. All insurance policies relating to general liability, umbrella and excess insurance coverage will contain an additional insured endorsement, in form and substance satisfactory to the Administrative Agent, in favor of the Administrative Agent. All such insurance policies will provide that:

(i) No Loan Party, Subsidiary or Affiliate of any Loan Party, or Lender will be a coinsurer thereunder; and

(ii) such insurance will not be affected by any unintentional act or negligence or representation or warranty on the part of any Loan Party or any Subsidiary of any Loan Party or other owner of the policy or the property described in such policy.

All such insurance policies will provide that the insurer will, simultaneously with the delivery to any Loan Party or any Subsidiary of any Loan Party of any notice of a material event under such policy, deliver to the Administrative Agent a copy of such notice. All such insurance policies and loss payable clauses will provide that they may not be canceled, amended or terminated unless the Administrative Agent is given at least the same number of days’ notice that the insurance company which issued such policies is required to give any Loan Party or any Subsidiary of any Loan Party, but in no event less than 30 days’ prior written notice.

(d) The Borrower will provide to the Administrative Agent and to its insurance consultant (or any agent, officer or employee of the Administrative Agent) such other information relating to its insurance coverage as may be reasonably requested by the Administrative Agent. The insurance consultant (through its officers or employees) shall have the right to visit the offices of any Loan Party and any Subsidiary of any Loan Party, upon reasonable prior notice during usual business hours, to inspect the insurance policies provided for herein. The reasonable fees, costs and expenses of the insurance consultant shall be paid for by the Borrower.

(e) If any Loan Party or Subsidiary of any Loan Party fails to maintain any of the policies of insurance required by this Section the Administrative Agent may (but shall not be required), at the sole cost and expense of the Borrower, obtain and maintain such policies of insurance, pay the related premiums and take such other action as it deems reasonably advisable. All costs related to the foregoing shall be charged to the Borrower’s loan account. Notwithstanding the foregoing, the Administrative Agent shall have no liability with respect to the cost, scope, amount or other terms with respect to the insurance purchased by it pursuant to this provision.

(f) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders and each other Lender Party, to file claims under any insurance policies with respect to which the Administrative Agent is the loss payee, to receive receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(g) The Borrower will furnish to the Administrative Agent at least annually and at such other times as the Administrative Agent shall request, a certificate of insurance and other evidence as to the insurance required to be maintained pursuant to this Section.

SECTION 7.1.5 Books and Records; Inspections; Annual Meeting.

(a) Each Loan Party and each Subsidiary of any Loan Party will keep books and records which accurately reflect in all material respects all of its business affairs and transactions. Each Loan Party and each Subsidiary of any Loan Party will maintain at all times books and records pertaining to the Collateral in such detail, form, and scope as the Administrative Agent shall reasonably require.

(b) Each Loan Party and each Subsidiary of any Loan Party (to the extent relating to the transactions contemplated by the Loan Documents) will permit the Administrative Agent and each Lender or any of their respective representatives (including outside auditors), at reasonable times and intervals and with reasonable prior notice unless a Default or Event of Default has occurred and is continuing, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and each Loan Party hereby authorize such independent public accountant to discuss financial matters of any Loan Party or any Subsidiary of any Loan Party with each Lender or its representatives whether or not any representative of any Loan Party or any Subsidiary of any Loan Party is present) and to examine (and, at the expense of the Borrower, copy extracts from) and conduct audits of any of its account receivables, other assets and books or other corporate records (including computer records).

(c) If any Default or Event of Default has occurred and is continuing, as may be requested by the Administrative Agent or the Required Lenders, the Borrower shall host a meeting of the Lenders to discuss their financial condition and results of operations (including its financial reports and related material delivered with respect to such Fiscal Year). Such meeting shall be held at a mutually convenient location as agreed to by the Administrative Agent and the Lenders.

(d) The Borrower will pay all the reasonable fees and expenses of the Administrative Agent and each Lender in the exercise of their rights pursuant to this Section, including the reasonable fees and expenses of independent public accountants and other professionals retained by the Administrative Agent and the Lenders; provided that, notwithstanding the foregoing, (i) if no Default or Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Administrative Agent for such fees and expenses in connection with more than one audit and one visit per calendar year, and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Lenders for any such fees and expenses.

SECTION 7.1.6 Environmental Covenants.

(a) Each Loan Party and each Subsidiary of any Loan Party will, and will cause all lessees and other Persons occupying any of the Real Property or their other properties to:

(i) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to result in a liability exceeding a Material Environmental Amount;

(ii) take all such actions as are necessary and appropriate so that no liability with respect to the Environmental Laws may arise which, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount;

(iii) promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of the Real Property or compliance with Environmental Laws, and shall cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent any actions and proceedings relating to compliance with or liability pursuant to Environmental Laws which, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount; and

(iv) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section.

(b) Prior to acquiring any ownership or leasehold interest in any additional real property after the Effective Date that could give rise to any Loan Party or any Subsidiary of any Loan Party being found subject to potential liability under any Environmental Law, the Borrower will (i) obtain a written report by a reputable independent environmental consultant reasonably acceptable to the Administrative Agent (an “Environmental Consultant”) as to its assessment of the presence or potential presence of significant levels of any Hazardous Material on, in, under or about such property, or of other conditions that could give rise to a potentially significant liability to any Loan Party or any Subsidiary of any Loan Party under violations of any Environmental Law relating to such transaction, and notify the Administrative Agent of such potential transaction, and (ii) afford the Administrative Agent a reasonable opportunity to review, to discuss such report with the Environmental Consultant who prepared it and a knowledgeable representative of the Borrower. The Administrative Agent shall have the right, but shall not have any duty, to obtain, review, or discuss any such report.

(c) If any Default or Event of Default has occurred and is continuing or if the Administrative Agent or any Lender has formed a reasonable belief that material violations of

Environmental Laws may exist or Hazardous Materials may be present on the Real Property in amounts or under circumstances which could reasonably be expected to result in a liability exceeding a Material Environmental Amount, then, at the Administrative Agent’s request, the each Loan Party and each Subsidiary of any Loan Party shall perform, or use commercially reasonable efforts to cause to be performed by any other responsible party, tests, including subsurface testing, soil and groundwater testing, and other tests which may physically invade the Real Property pursuant to a scope of work proposed by the Borrower and approved by the Administrative Agent (the “Environmental Tests”), as the Administrative Agent, in its reasonable discretion, determines is necessary to (i) investigate the condition of the Real Property, (ii) protect the security interest created under the Mortgages and the other Loan Documents and (iii) determine compliance in all material respects with all Environmental Laws, the provisions of the Loan Documents and other matters relating thereto. The Loan Parties and Subsidiaries of any Loan Party shall provide true and accurate copies of the results of the Environmental Tests to the Administrative Agent and the Lenders upon receipt of the results. In the event that (I) any Loan Party or any Subsidiary of any Loan Party fails to promptly initiate the Environmental Tests requested by the Administrative Agent, (II) any Loan Party or any Subsidiary of any Loan Party fails to provide to the Administrative Agent and the Lenders with the results of such Environmental Tests within 60 days of the request therefor or such additional time as the Administrative Agent shall agree in its sole discretion or (III) the Administrative Agent or the Required Lenders are not reasonably satisfied with the results of such Environmental Tests, then the Administrative Agent may undertake to perform or cause to be performed, at the Borrower’s expense, such Environmental Tests for the account of the Borrower and the other Loan Parties.

(d) Each Loan Party and each Subsidiary of any Loan Party shall, in accordance with prudent industry practice, from time to time perform any remediation, reclamation or similar action required under any applicable Environmental Law, any such actions with respect to the Real Property to include, but not be limited to, the investigation of the condition of the Real Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Real Property. Each plan of remediation shall be subject to the prior review of the Administrative Agent. All such work shall be performed by one or more Environmental Consultants. Each Loan Party and each Subsidiary of any Loan Party shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall (i) be in accordance with the remediation plan approved by an appropriate Governmental Authority and all applicable Environmental Laws and (ii) be performed in a good, safe and workmanlike manner so as to minimize, to the extent practicable, any impact on the business conducted at or the value of the Real Property. The Borrower shall pay all costs actually incurred in connection with such investigatory and remedial activities, including all power and utility costs, and any and all Taxes or fees that may be applicable to such activities. Each Loan Party and each Subsidiary of any Loan Party shall promptly provide to the Administrative Agent and the Lenders copies of testing reports and results generated in connection with such activities. Promptly upon completion of such investigation and remediation, each Loan Party and each Subsidiary of any Loan Party shall permanently close all monitoring wells and test holes in compliance with applicable Laws, remove all associated equipment and restore the Real Property to the maximum extent practicable, which shall include, without limitation, the repair of any surface damage. Within 30 days of demand therefor, the Borrower shall provide the Administrative Agent with a bond, letter of credit or similar financial assurance reasonably satisfactory to the Administrative Agent evidencing that the necessary funds are available to perform the obligations established by this clause, unless a bond or similar financial assurance at least in the amount required by the Administrative Agent is in full force and effect and is available and is in fact used by the relevant Governmental Authority to pay such obligations.

(e) The Administrative Agent, whether or not the Administrative Agent has acquired possession or title to the Real Property, shall have the right to undertake any and all actions to remediate the Real Property which any Loan Party or any Subsidiary of any Loan Party shall fail to perform or cause to be performed in accordance with the requirements of this clause.

SECTION 7.1.7 As to Intellectual Property Collateral.

(a) Each Loan Party and each Subsidiary of any Loan Party shall take all actions necessary to ensure that no Intellectual Property Collateral lapses, becomes abandoned, dedicated to the public, invalid, unenforceable or subject to any adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court), unless the Borrower shall either (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of such Intellectual Property Collateral is of negligible economic value to each Loan Party and each Subsidiary of any Loan Party or (ii) have a valid business purpose (exercised in the ordinary course of business that is consistent with past practice).

(b) In no event shall any Loan Party, any Subsidiary of any Loan Party or any of their agents, employees, designees or licensees file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and upon request of the Administrative Agent, executes and delivers any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s first priority security interest in such Intellectual Property Collateral and the goodwill and general intangibles of each Loan Party and each Subsidiary of any Loan Party relating thereto or represented thereby.

(c) Each Loan Party and each Subsidiary of any Loan Party will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under clause (a)).

SECTION 7.1.8 Payment of Taxes and Claims; Deposits for Taxes and Insurance Premiums.

(a) Each Loan Party and each Subsidiary of any Loan Party will comply in all material respects with all material permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of each Governmental Authority and all applicable Laws that are, in each case, binding on any of them, the Real Property or their other property or assets.

(b) Each Loan Party and each Subsidiary of any Loan Party will pay before the same become delinquent, all (i) its Indebtedness and other obligations and (ii) lawful claims for labor, materials and supplies or otherwise, except for the non-payment of such claims that (A) are being diligently contested in good faith by appropriate proceedings which (1) suspend collection of the contested Indebtedness or claim and any Lien arising therefrom and (2) for which adequate reserves in accordance with GAAP shall have been set aside on its books and (B) could not reasonably be expected to result in, either individually or in the aggregate, a material liability to any of them. If such contest is terminated, adversely resolved or the conditions set forth in this Section are no longer met, each Loan Party and each Subsidiary of any Loan Party shall promptly pay or discharge the contested Indebtedness and claims.

(c) Each Loan Party and each Subsidiary of any Loan Party will file all Federal and other material tax returns required to be filed in any jurisdiction and pay all Taxes imposed or levied upon the Collateral or on the interests created by any Mortgage or with respect to the filing of any Mortgage, or on the Lien and other interests created by any Mortgage, to the extent such Taxes have become due and payable and before they have become delinquent. Any Loan Party and any Subsidiary of any Loan Party may, at its own expense, in good faith and by appropriate proceedings diligently contest any such Taxes and, in the event of any such contest, may permit the Taxes so contested to remain unpaid during the period of such contest and any appeal therefrom, provided that during such period the Loan Parties and the Subsidiaries of the Loan Parties shall be in compliance with this Agreement and that adequate reserves for such Taxes shall have been set aside on their books in accordance with GAAP.

(d) [reserved.]

(e) In the event of the passage, after the Effective Date, of any Law that deducts from the value of the Collateral any Tax or changes the taxation of mortgages, deeds of trust and/or security agreements, or the manner of the collection of any such Taxes, in each case which has the effect of imposing any additional payment or expense against any of the Collateral or upon the Administrative Agent or any Lender, the Borrower shall pay such Tax or promptly reimburse the Administrative Agent or such Lender for its or their payment.

SECTION 7.1.9 Further Assurances; Additional Collateral; Additional Loan Parties

(a) Each Loan Party and each Subsidiary of any Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds to secure debt and other documents), which may be required under any Law, or which the Administrative Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, including causing the Collateral to be subject to a first priority security interest in favor of the Administrative Agent, for the benefit of the Lender Parties (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.2.3), securing all the Obligations, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

(b) If any property or asset is acquired by the Borrower or any Subsidiary of the Borrower (other than a Shell Subsidiary to the extent consistent with the definition thereof), the Borrower will notify the Administrative Agent promptly thereof (except such notice shall not be required if the Administrative Agent has a valid first priority perfected security interest in such property or asset by virtue of any actions previously taken by or on behalf of the Administrative Agent) and will cause such property or asset to be subjected to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.2.3), and will take, and cause its Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens (including the actions described in clause (a) and obtaining Landlord Estoppel Certificates with respect to assets located on leased Real Property).

(c) Without limiting the above, if any Real Property is acquired on or after the Effective Date by any Subsidiary Guarantor, subject to the exceptions and extensions set forth in the last sentence of the definition of “Real Property Documents” with respect to certain acquisition of Real Property and in Section 7.2.9(e), the Loan Parties will deliver to the Administrative Agent:

(i) written notice of such acquisition at least forty-five (45) days (or such shorter notice as the Administrative Agent may agree to in its sole discretion) prior to the closing of the same,

(ii) not less than thirty (30) days prior (or such shorter period of time as the Administrative Agent may agree to in its reasonable discretion) to the closing of such acquisition of additional Real Property, copies of the substantially complete form of the Real Property Documents,

(iii) not less than two (2) Business Day prior (or such shorter period of time as the Administrative Agent may agree to in its reasonable discretion) to the closing of such acquisition of additional Real Property, copies of the final form of the Real Property Documents,

(iv) prior to such closing of such acquisition of additional Real Property copies or originals, as applicable, of the final, fully executed Real Property Documents; and

(v) not later than ninety (90) days after such closing of such acquisition of additional Real Property (or such longer period of time as the Administrative Agent may agree to in its reasonable discretion), recorded copies of any Mortgage, Mortgage Amendment, UCC financing statement or other applicable Real Property Documents;

(For the avoidance of doubt, as provided in the definition of “Real Property Documents,” the Administrative Agent may elect in its sole discretion to accept delivery of one or more of the Real Property Documents after the closing of such acquisition and/or to waive delivery of one or more of the Real Property Documents.)

(d) Without limiting the above, if any Subsidiary of any Loan Party is established or acquired after the Effective Date, the Loan Parties will, and will cause their Subsidiaries to, deliver to the Administrative Agent

(i) written notice of such establishment or acquisition at least thirty (30) days (or such shorter notice as the Administrative Agent may agree to in its sole discretion) prior to the same, which notice shall identify whether such new Subsidiary shall be a Shell Subsidiary; and

(ii) prior to (i) such event, transaction or date as would result in a Shell Subsidiary no longer qualifying as a Shell Subsidiary or (ii) such establishment or acquisition of a Subsidiary not designated as a Shell Subsidiary (or, in each case, such later time as the Administrative Agent may agree to in its sole discretion), copies or originals, as applicable, of the final, fully executed Joinder Documents.

SECTION 7.1.10 Exercise of Rights under Transaction Documents. Each Loan Party and each Subsidiary of any Loan Party will enforce in its reasonable business judgment all of its material rights under each Transaction Document to which it is a party, including, without limitation, all material indemnification rights thereunder, and pursue all material remedies that are available to any Loan Party or any Subsidiary of any Loan Party with diligence and in good faith in connection with the enforcement of any such rights.

SECTION 7.1.11 Timber Affirmative Covenants.

(a) Management. The Timberland shall be operated in accordance with (i) industry standards for their highest and best use as timberlands, having due regard to soil conditions, stand arrangements and other factors relevant to the conduct of sound silvicultural and harvesting practices and (ii) Best Management Practices.

(b) Timberland Operating Agreement. Each Timberland Operating Agreement shall remain in full force and effect and there shall be no default, breach or violation existing thereunder by any party thereto and no event shall occur (other than payments due but not yet delinquent) that would entitle any party thereto to terminate such Agreement. No Timberland Operating Agreement shall be modified in any respect except as provided in clause (b) of Section 7.2.10. No Loan Party or Subsidiary of any Loan Party shall enter into any agreement relating to the management or operation of the Timberland without the express consent of the Administrative Agent. If at any time the Administrative Agent consents to the appointment of a new or additional timber manager, such new or additional manager and the applicable Loan Parties (and applicable Subsidiaries, if any) shall, as a condition of the Administrative Agent’s consent, execute an agreement either substantially in the form of the Timber Manager Subordination Agreement as of the Effective Date or in form and content acceptable to the Administrative Agent in its sole discretion. Timber Manager may not assign, delegate or subcontract any of its rights or obligations under any Timberland Operating Agreement or any other Loan Document to which it is a party without the prior written consent of the Administrative Agent in its sole discretion unless (i) the Timber Manager’s obligations under each Timberland Operating Agreement and any other Loan Document to which the Timber Manager is a party shall remain unchanged, (ii) Timber Manager shall remain solely responsible to the parties of each Timberland Operating Agreement and any other Loan Document to which the Timber Manager is a party for the performance of such obligations, and (iii) the Loan Parties, the Subsidiaries of the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with the Timber Manager in connection with the Timber Manager’s rights and obligations under each Timberland Operating Agreement and any other Loan Document to which the Timber Manager is a party.

(c) Annual Operating Plan. As soon as available and in no event later than 10 Business Days prior to the beginning of each calendar year, Timberlands II will submit to the Lenders on behalf of the Landholders an annual plan of operations for forest management, silviculture, planting, thinning and Timber harvesting (the “Harvest Plan”) for the Timberland (which shall be prepared on a per Division basis), for the following calendar year, which shall be prepared or reviewed by the Timber Manager, the Administrative Agent and the Administrative Agent’s consultant (if any). The Harvest Plan shall identify by a GIS based system of identification that corresponds to the legal descriptions of the Timberland attached to the Mortgages, the land area of each Division to be harvested, so that the Administrative Agent can verify that the Timberland is being harvested in an orderly and efficient manner. Also, each Harvest Plan shall be accompanied by a certification by a Financial Officer of Timberlands II (and, if any Timberlands of any other Landholder are included in the Harvest Plan, such other Landholder) that Timberlands II can meet the performance requirements of the Supply Agreements on a current and prospective basis during the period covered by such Harvest Plan. The Landholders shall promptly notify the Administrative Agent of any material changes in the Harvest Plan, which changes shall be subject to approval by the Administrative Agent.

(d) Timber Harvesting and Forest Management Operations. If no Default or Event of Default has occurred and is continuing, each Landholder may cut and remove its Timber from its Timberland subject to satisfaction of the following conditions:

(i) All cutting, logging and removal of Timber shall be in accordance with Best Management Practices.

(ii) All cutting operations of Timber shall be conducted in such a manner as to realize in accordance with industry standards the greatest return from the Timber, to effect suitable utilization of the Timberland, to assure the early and complete regeneration of stands of desirable Timber and to maximize development of Timber, both as to growth and quality. All standing Timber shall be cut as close to the ground as practicable in order to leave the lowest stump, with jump-butting to be used when necessary. All desirable Timber that is not at the time being harvested, including young trees, shall be protected against unnecessary injury from felling, skidding and hauling. All measures reasonably practicable shall be used in cutting operations to prevent soil erosion including the proper location of skidways and roads.

(iii) Any intermediate harvesting of Timber shall be carried out in accordance with industry standards to produce the maximum growth on the maximum number of stems, consistent with the production in accordance with industry standards in order to maximize the greatest quantity and quality of merchantable Timber, and all harvesting shall be carried on in a manner calculated to realize in accordance with industry standards the maximum investment value in the Timberland.

(iv) Each Landholder shall keep and maintain at its offices adequate and accurate books and records of all Timber cut and removed from its Timberland and the payments received therefrom. Each Landholder shall furnish a record of cuttings and payments to the Administrative Agent in a form and at such times as the Administrative Agent may specify from time to time, but not less frequently than 45 days after each calendar quarter (with a comprehensive year-end summary with the fourth calendar quarter report and a comparison of such cuttings against the Harvest Plan for such calendar year). All such reports: (A) shall include (1) independent information for each Division and (2) the total net volume of logs scaled by species for each product type; (B) if requested by the Administrative Agent in its sole discretion, shall include (1) the number of acres of the Timberland and in each Division on which cutting in the form of clear cutting, seed tree, shelterwood, cover story removal and commercial thinning was conducted (with the number of acres for each such form of cutting being separately stated and the location of the acreage for each such form of cutting being identified according to the descriptions of Divisions used in the Harvest Plan), (2) the number of acres of the Timberland in which Timber was lost or destroyed (with the number of acres lost or destroyed by each cause being separately stated and the location of the acreage lost or destroyed by each cause being identified), (3) a description of all improvements made on the Timberland (including, but not limited to, all buildings and capitalized forest roads and all pre-commercial thinning) and the acres affected by each such improvement (with the location of such improvements and acres being identified according to said descriptions), and (4) a description of silviculture operations, site preparation and replanting (with the number of acres affected, the location and the type of product replanted); and (C) shall include such other information as the Administrative Agent may reasonably specify from time to time with respect to the management of and activities on the Timberland. No later than 45 days after the end of each calendar year (or such later date as the Administrative Agent may approve in its sole discretion), each Landholder shall provide a summary report of cuttings and payments for the preceding calendar year, including all information on each quarterly report that was delivered for the preceding calendar year and a comparison of the respective period’s cutting compared with the Harvest Plan for such period and the requirements of the Supply Agreements. Each Landholder shall also furnish with each such periodic report, unless previously provided, maps satisfactory to the Administrative Agent, showing the location of the Divisions on which the cutting, loss or destruction, site preparing and replanting and improvements reported on by such Landholder occurred or were made. Each such quarterly report shall be certified true and correct by a Financial Officer of the applicable Landholder and the Timber Manager, including a certification that such Landholder and the Timberland are in compliance with the Harvest Plan and the requirements of this Section.

(v) The Administrative Agent will have the right to inspect the Timberland, scaling practices, scaling slips and summaries, at any reasonable time and upon prior notice. Additionally, the Administrative Agent may, at its option, appoint a third party consulting forester of its choice to perform loan monitoring services, including conducting property inspections, monitoring of Timber harvesting, audit of each Landholder’s current cruise and inventory data, Timber volumes, Timber management plans and other services deemed reasonably necessary by the Administrative Agent so as to monitor compliance by each Loan Party and each Subsidiary of any Loan Party with the requirements of this Agreement or any of the other Loan Documents. The Borrower agrees to pay all reasonable fees and expenses charged by such consulting foresters for such inspections and services.

(vi) Each Landholder, each other Loan Party and each other Subsidiary of any Loan Party shall comply in all material respects with all Laws concerning the harvesting of Timber and operation of a tree farm with respect to the Timberland.

(vii) The remainder of any Timber cut for pine sawtimber or hardwood sawtimber not utilized through generally accepted sawmilling processes and normally referred to as topwood may be utilized as pulpwood at the applicable Landholder’s discretion.

(viii) The cutting restrictions contained in this Section shall not apply to Timber cut for the purpose of salvaging Timber from loss due to oil, gas or mineral operations, insect infestation, fire or, with the prior approval of the Administrative Agent, for the purpose of carrying out sound forestry practices.

(ix) The words “year(s)” and “cutting period(s)” as used in this Agreement shall mean the period from January 1 to December 31.

(x) If during any cutting period there is damage to the Timber on the Timberland by trespass, unauthorized cutting, mining, drilling, right-of-way clearing, condemnation, fire, disease, insects, storm or other hazards, the applicable Landholder shall promptly cut Timber or take such other reasonable and prompt measures as may be necessary to protect Timber from further damage in accordance with good forestry practices.

(xi) Each Landholder will promptly notify the Administrative Agent of any damage to the Timberland affecting more than 500 acres.

(xii) All reasonable measures shall be taken by each Landholder to insure proper regeneration of the Timber on the Timberland in order to maximize the development of the Timber, both as to growth and quality. Any clear-cut area and each area without adequate seed source shall be site-prepared and replanted within 12 months of such cutting (or such later date as the Administrative Agent may approve in its sole discretion) with desirable species using the most superior-type seedlings available and in any event, using then-current sound forestry practices. In other areas when regeneration is not accomplished by natural means within a reasonable time, the applicable Landholder shall institute and maintain a planting program designed adequately to reforest such land. Notwithstanding the foregoing, no Landholder shall be required to take any actions pursuant to this clause which is not required by the terms of any Timber Lease in which it is the lessee.

(xiii) Prior to the commencement by any Landholder of any harvesting, mining or similar activities near any boundary line of the Timberland, such Landholder shall have said boundaries marked in order to prevent unauthorized harvesting from occurring. In the event adjoining landowners are conducting timber harvesting, mining or similar activities on their property near any boundary line of the Timberland, the Landholder will cause the boundary lines to be clearly marked to prevent unauthorized cutting. Each Landholder shall cause its Timberland to be inspected periodically for the purpose of preventing the unauthorized cutting of Timber.

(xiv) Each Landholder shall maintain at all times in accordance with sound silvicultural practices all reasonable and effective measures to prevent the development of and to control the spread of disease and insect infestation on its Timberland, including, the shifting of logging operations, to the extent economically feasible, to remove diseased or insect-infested Timber and other Timber threatened with disease or insect infestation and all such other accepted forest sanitation and control measures as are necessary to prevent the development and spread of disease and insect infestation.

(e) Salvage. To the extent economically feasible, all Timber that is dead, diseased, fallen or otherwise damaged by casualty or as a result of insect infestation, shall be salvaged and harvested in accordance with sound silvicultural practices.

(f) Fire Protection. All measures shall be taken which are reasonably necessary to protect the Timberland from loss by fire, which measures shall be at least equal to fire-control practices generally followed on timber producing property in the same general area, including the adoption of suitable prevention and control measures, the maintenance of adequate firefighting equipment, the maintenance of fire lanes where needed, the use of fire patrols, proper disposal of slash and full cooperation with Governmental Authorities on matters of fire prevention and control. Each Landholder shall maintain membership in forest protective associations where any of its Timberland fall within a forest protective district under the jurisdiction of any such association, and shall pay as due any forest patrol assessments of any state forester or of such forest protective association.

(g) Maintenance of Roads. The existing system of roads and roadways shall be maintained in such manner as to permit access of mobile firefighting equipment to substantially all parts of the Timberland.

(h) Cruise and Appraisals.

(i) Within 60 days of a request by the Administrative Agent in the exercise of its reasonable discretion (which request, unless an Event of Default has occurred and is continuing, shall not be made more than once in any period of 12 consecutive months), each Landholder, at the cost and expense of Loan Parties, shall deliver to the Lenders a Timber cruise of all or any portion of such Landholder’s Timberland, as the Administrative Agent shall have specified in its request. Each such Timber cruise shall be done by a third party professional that is acceptable to the Administrative Agent; provided that, if no Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion accept a Timber cruise conducted by the Landholders or their agents. Each such Timber cruise, as well as the scope thereof and the methods and assumptions included therein (including any “extraordinary assumptions” or “hypothetical conditions” (each as defined by the Uniform Standards of Professional Appraisal Practice), must be acceptable in form and substance to the Administrative Agent.

(ii) Each Landholder, at the sole cost and expense of the Loan Parties, shall deliver to the Lenders (A) an annual appraisal update no later than 60 Business Days prior to the end of calendar year 2015 and each calendar year end thereafter (other than with respect to the calendar years described in clause (B)) of such Landholder’s Timberland, (B) an appraisal no later than 60 Business Days prior to the end of calendar year 2018 and each third calendar year end thereafter of such Landholder’s Timberland, and (C) an appraisal within 60 days of a request by the Administrative Agent in the exercise of its reasonable discretion (which request, unless an Event of Default has occurred and is continuing, shall not be made more than once in any period of 12 consecutive months) of such Landholder’s Timberland or portion thereof as the Administrative Agent shall have specified in its request. Each such appraisal update or appraisal shall assign independent values to each Division and any Timber Lease. Each such appraisal update or appraisal shall be done by Sizemore and Sizemore, Inc. or other nationally recognized forestry appraisal firm that is acceptable to the Administrative Agent. Each such appraisal update or appraisal, as well as the scope thereof and the methods and assumptions included therein (including any “extraordinary assumptions” or “hypothetical conditions” (each as defined by the Uniform Standards of Professional Appraisal Practice), must be acceptable in form and substance to the Administrative Agent.

(i) Inventory Updates. No later than 60 Business Days after the end of each calendar year, each Landholder shall deliver to the Lenders an updated Timberland inventory report that is reasonably acceptable to the Administrative Agent. Such updated Timberland inventory report shall, among other things, reflect volumes removed, destroyed or miscalculated pursuant to the records and/or knowledge of such Landholder and/or the Timber Manager with a comparison against the Harvest Plan for such calendar year, plus the then applicable added growth of the Timber volumes since the latest of either (i) the date of the last inventory report or (ii) such Landholder’s last proprietary internal inventory system volume estimate, plus a year end summary of the inventory, plus the projected growth of the Timber volumes for the next calendar year.

(j) Reserved.

(k) Notice of Appraisal or Cruise. Each Landholder shall promptly provide to the Lenders a copy of any appraisal or cruise related to its Timberland.

(l) Supply Contracts. No Landholder or any other Loan Party or any Subsidiary of any Loan Party shall consent to any amendment, supplement, waiver or other modification, termination or assignment of the Supply Agreements without the prior consent of the Administrative Agent, and shall furnish the Administrative Agent all information available to any Loan Party or any Subsidiary of any Loan Party, as well as any additional information reasonably requested by the Administrative Agent, with respect thereto.

(m) Timber Sale and Release. If no Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, permission is hereby granted by the Lenders to the Landholders to cut, or allow others to cut, Timber from its respective Timberland in accordance with the current Harvest Plan previously approved by the Administrative Agent and on the terms and conditions set forth in this Agreement, including, without limitation, clause (d), and so as not to result in a violation of Section 7.2.4; provided however, no Timber may be cut from any portion of the Timberland (including from any portion consisting of recently acquired, additional Real Property excepted from clause (p) of the definition of “Real Property Documents” at the option of the Loan Parties or the option of the Administrative Agent or otherwise as provided herein) for which the Administrative Agent has not received and approved a current Harvest Plan. If no Event of Default has occurred and is continuing, the Lien of the Mortgages (and the related security interests under the U.C.C.) against any cut or severed Timber (but not the proceeds thereof, it being the intent hereof that the Administrative Agent’s Lien, on behalf of the Lender Parties, and security interest continue in the proceeds) shall be released, without any action by any of the Landholders, the Administrative Agent or the Lenders, upon the sooner of: (i) receipt by the applicable Landholder of full payment therefor and deposit of such amounts in the Revenue Account or another Pledged Account of the applicable Landholder, or (ii) its removal from the Timberland and after weight or volume is established and payment therefore assured in a manner reasonably acceptable to the Administrative Agent. The Borrower shall pay to the Administrative Agent all reasonable fees, costs and expenses incurred by the Administrative Agent in connection with any such partial releases including, without limitation, legal, appraisal and accounting fees incurred by the Administrative Agent and all other expense, and recording and title insurance and title expenses.

(n) Partial Release Provisions. If no Default or Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, the Administrative Agent agrees to provide the applicable Landholder with partial releases of the Mortgages with respect to the Timberland sold or otherwise disposed of in accordance with the terms of this Agreement (the portions of the Timberland subject to such partial release being, the “Release Parcel”), subject to the following terms and conditions:

(i) All proceeds of the Release Parcel have been applied as provided in clause (b) of Section 3.1.2 and Section 3.1.3.

(ii) The proposed release of the Release Parcel does not adversely affect the Administrative Agent’s security interest on any of the other Collateral.

(iii) The proposed release of the Release Parcel does not, in the Administrative Agent’s judgment, impair in any material respect (in the determination of the Administrative Agent) the access to, or value, income producing ability, marketability or operational efficiency of, the remaining Timberland.

(iv) At the Administrative Agent’s request, the Borrower shall cause the title insurance company which issued the Administrative Agent’s title insurance policy in connection with the Mortgage relating to the Release Parcel to issue an endorsement to such title insurance policy which is in form and substance satisfactory to the Administrative Agent with respect to the Release Parcel.

(v) All reasonable out of pocket fees, costs and expenses actually incurred by the Administrative Agent in connection with the consideration of any request for a partial release of the Release Parcel (including, without limitation, legal, appraisal and accounting fees and expenses, and all recording, title insurance premiums and title expenses) shall be borne solely by the Borrower. In addition, in connection with each request for a partial release of a Release Parcel under this clause, the Administrative Agent shall be entitled to receive payment of a reasonable administration fee for each Release Parcel so released.

(o) Leases. With respect to all Timberland that any Landholder is the lessor (including the Mineral Leases), such Landholder shall (i) enforce such leases in a diligent, commercially reasonable and professional manner and (ii) furnish to the Administrative Agent annually (together with the year-end summary report delivered pursuant to Section 7.1.11(d)(iv)), and upon request of the Administrative Agent any other time, a rent roll certified by a Financial Officer of such Landholder, which lists the expiration date, the rental and when paid through, whether any default exists thereto and any other information reasonably requested by the Administrative Agent. No Landholder, any other Loan Party or any Subsidiary of any Loan Party shall enter into any lease, as lessor, affecting any portion of the Timberlands without the prior consent of the Administrative Agent, provided that the Administrative Agent and the Landholders shall work together to establish forms and parameters for routine leases so as to avoid the necessity of review of individual routine leases by the Administrative Agent (it being agreed that lease transactions documented utilizing such forms that are approved by the Administrative Agent shall not require the consent of the Administrative Agent to enter into the same).

(p) Estoppel Certificates as to Loans. The Borrower, within five (5) Business Days after request by the Administrative Agent, shall furnish the Lenders from time to time with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Loans, (ii) the unpaid principal amount of the Loans, (iii) the rate of interest on the Loans, (iv) the date through which all installments of interest, commitment fees and/or principal have been paid, (v) any offsets or defenses to the payment of the Obligations, if any and (vi) such other information as shall be reasonably requested by the Administrative Agent.

(q) Estoppel Certificates as to Third-Parties. Each Landholder, upon request by the Administrative Agent, will use commercially reasonable efforts to obtain and furnish (within 30 days after request therefor and, if no Default or Event of Default has occurred and is continuing, not more frequently than once in any period of 12 consecutive months with respect to each relevant Person) statements from purchasers of Timber or lessees under coal leases and oil and gas leases, as to the amount of timber purchased or coal, oil or gas extracted, as the case may be, and the amounts paid therefrom to such Landholder or any other Loan Party or any Subsidiary of any Loan Party during the preceding 12 months.

(r) Timber Leases, Generally. In addition to making payment of all rent, Tax and other payments and charges required to be made by any Landholder as tenant or grantee under and pursuant to the provisions of each Timber Lease, each Landholder covenants that it will:

(i) diligently and timely perform and observe all of the terms, conditions and covenants of each such Timber Lease that are required to be performed and observed by such Landholder, to the end that all things shall be done which are necessary to keep unimpaired Timberland rights under each such Timber Lease, and each Landholder agrees that no release or forbearance of any of its obligations under any Timber Lease shall release such Landholder from any of its obligations under this Agreement or any other Loan Agreement with regard to the same;

(ii) promptly notify the Administrative Agent of any default by any Person in the performance and observance of any of the terms, conditions or covenants to be performed or observed under each such Timber Lease;

(iii) promptly notify the Administrative Agent of the giving of any notice under each such Timber Lease of any default of any Landholder in the observance of any terms, covenants or conditions of each such Timber Lease, and promptly deliver to the Administrative Agent a true copy of each such notice; and

(iv) except as permitted pursuant to clause (x) of this Section 7.1.11, not surrender the leasehold estate or cutting rights that is the subject of each such Timber Lease nor cause or permit the termination or cancellation of any such Timber Lease except at the stated end of the lease term or Timber Deed or enter into any agreement (whether oral or written) modifying, supplementing or amending any such Timber Lease, in each case without the prior consent of the Administrative Agent.

(s) Timber Leases, Corrective Action. The Administrative Agent shall have the right (but shall not be obligated) to take any action that the Administrative Agent deems necessary or desirable to prevent or to cure any default by any Landholder in the performance of or compliance with any Landholder’s obligations under any Timber Lease. Upon receipt by the

Administrative Agent of any notice of a default by any Landholder under a Timber Lease, the Administrative Agent may take any action it deems reasonably appropriate in order to cure such default even though the existence of such default or the nature thereof may be questioned or denied by any Landholder. Each Landholder hereby expressly grants to the Administrative Agent, and agrees that the Administrative Agent shall have, the absolute and immediate right to enter in and upon the Timberland or any part thereof to such extent and as often as the Administrative Agent, in its sole discretion, deems necessary or desirable in order to prevent or to cure any such default by any Landholder under any Timber Lease. The Administrative Agent may pay and expend such sums of money as the Administrative Agent deems reasonably necessary for any such purpose, and the Borrower hereby agrees to pay to the Administrative Agent, promptly upon demand, all such sums so paid and expended by the Administrative Agent.

(t) Timber Leases, Further Security. As further security for the repayment of the Indebtedness secured hereby and for the performance of the covenants contained herein and in each Timber Lease, each Landholder hereby assigns to the Administrative Agent, for the benefit of the Lender Parties, all of its rights, privileges and prerogatives as lessee or grantee under each Timber Lease to terminate, cancel, modify, change, supplement, alter or amend each such Timber Lease, and any such termination, cancellation, modification, change, supplement, alteration or amendment of any Timber Lease without the prior consent by the Administrative Agent shall be void and of no force and effect; provided, however, that so long as no Event of Default has occurred and is continuing, the Administrative Agent shall have no right to terminate, cancel, modify, change, supplement, alter or amend any such Timber Lease. Each Landholder represents and warrants that it has delivered to the Administrative Agent a true and accurate copy of each Timber Lease, to which it is a party, together with all amendments thereto if any.

(u) Timber Lease, No Merger. Unless the Administrative Agent shall otherwise expressly consent, the fee title to the land leased under any Timber Lease and the leasehold estate therein held by any Landholder shall not merge but shall always remain separate and distinct, notwithstanding the union of said estates either in the lessor or in the lessee under the Timber Lease, or in a third party by purchase or otherwise.

(v) Timber Lease, Certificates of Estoppel. Each Landholder shall, from time to time, use its best efforts to obtain from the lessor under any Timber Lease or any grantor or current owner of the property encumbered by any Timber Deed such certificates of estoppel with respect to compliance by such Landholder with the terms of the Timber Lease as may be requested by the Administrative Agent.

(w) Updated Value of the Timberlands. Upon the sale of any Real Property by any Landholder for an amount greater than $5,000,000 in connection with a single sale or in the aggregate (including all sales by any Landholder) since the most recent appraisal or appraisal update delivered pursuant to clause (h) of this Section 7.1.11, the Landholders shall deliver to the Lenders a report updating the Value of the Timberlands. The Value of the Timberlands set forth in such reports shall be calculated by reducing the Value of the Timberlands reported in the most recent appraisal or appraisal update delivered pursuant to clause (h) of this Section 7.1.11 by the Cost Basis of the Real Property sold. Upon the acquisition of any Real Property by any

Landholder for an amount greater than $5,000,000 in connection with a single purchase or $5,000,000 in the aggregate (including all acquisitions by any Landholder) since the most recent appraisal or appraisal update delivered pursuant to clause (h) of this Section 7.1.11, the Landholders may deliver to the Lenders a report updating the Value of the Timberlands; provided that, (i) for any acquisition of any Real Property by any Landholder for an amount greater than $5,000,000 in connection with a single purchase, the Administrative Agent and each Lender shall have received and approved an appraisal from Sizemore and Sizemore, Inc. or another nationally recognized forestry appraisal firm that is reasonably satisfactory to the Administrative Agent, (ii) such acquisition is permitted pursuant to the terms of this Agreement, and (iii) the Loan Parties have complied with the terms of and all requests of the Administrative Agent made pursuant to the Loan Documents, including, without limitation, Sections 7.1.9 and 7.2.8 of this Agreement with respect to such Real Property.

(x) Termination of Timber Leases. If no Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, permission is hereby granted by the Lenders to the applicable Landholder to terminate PLM Leases or portions of the LTC Lease or other Timber Lease (other than Timber Deeds) on the terms and conditions set forth in this Agreement, including, without limitation, clause (d); provided, that (i) any such termination shall not result in a violation of Section 7.2.4, (ii) such Landholder shall notify the Administrative Agent in writing of each such termination, which written notification will include (A) the allocated Cost Basis of each terminated PLM Lease or each portion of the LTC Lease or other Timber Lease (other than Timber Deeds) and (B) the net amount of proceeds received in connection with such termination, (iii) all related Timber Lease Termination Proceeds shall be applied as provided in Section 3.1.2, (iv) to the extent Timber Lease Termination Proceeds exceed $5,000,000 in connection with the termination of a single Timber Lease or a single portion of the LTC Lease, or $5,000,000 in the aggregate (including all terminations by any Landholder) since the most recent appraisal or appraisal update delivered pursuant to clause (h) of this Section 7.1.11, the Landholders shall deliver to the Lenders a report updating the Value of the Timberlands by reducing the Value of the Timberlands reported in the most recent appraisal delivered pursuant to clause (h) of this Section 7.1.11 or otherwise by the allocated Cost Basis, and (v) such termination is (A) consistent with the most current budget and projections delivered pursuant to Section 7.1.1(q) or (B) consented to by the Administrative Agent in its sole discretion.

SECTION 7.1.12 Material Accounts.

(a) Each Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, each Loan Party (other than CatchMark Timber) has and will direct that all amounts payable to them from their account debtors and other Persons shall be deposited in a Material Account. Each Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, each Loan Party has established and will maintain each Material Account in accordance with this Agreement. Each Loan Party represents, warrants and covenants that except for the Material Accounts listed on Item 6.24 of the Disclosure Schedules (as updated from time to time pursuant to the terms hereof), there are no other deposit, securities or commodities accounts into which revenues from the ownership and operation of the Collateral or otherwise are deposited or held by any Loan

Party or Shell Subsidiary. So long as any Obligations shall be outstanding, no Loan Party and no Subsidiary of any Loan Party shall open any accounts for the deposit of revenues from the ownership and operation of the Collateral or otherwise other than the accounts described in the immediately preceding sentence.

(b) Each Loan Party acknowledges that each Account Bank may comply with instructions originated by the Administrative Agent regarding any Material Account without further consent by any Loan Party. Notwithstanding the foregoing, funds, investment property, security entitlements and other financial assets of any Loan Party that are deposited in or credited to a Material Account may at the direction of the applicable Loan Party, if no Default or Event of Default has occurred and is continuing, be invested in one or more Cash Equivalent Investments; provided, that under no circumstances shall the Lender Parties be liable for any losses that may be incurred by any Loan Party in the making of any such Cash Equivalent Investments. All interest, dividends or other earnings which accrue on any Material Account shall be taxable to the applicable Loan Party.

(c) To secure the full and punctual payment and performance of all the Obligations, each of the Borrower and Subsidiary Guarantors hereby grant to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to the Material Account Collateral. To secure the full and punctual payment and performance of all the Obligations, CatchMark Timber hereby grants to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to the Material Account Collateral.

The Administrative Agent and the Account Bank, as agent for the Administrative Agent on behalf of the Lender Parties, shall have with respect to the Material Account Collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the U.C.C., as if such rights and remedies were fully set forth herein.

(d) In addition to the rights and remedies provided in Article VIII and elsewhere herein, if any Event of Default has occurred and is continuing, the Administrative Agent shall have all rights and remedies pertaining to the Material Account Collateral as are provided for in any of the Loan Documents, the U.C.C. and other Laws, including liquidating the same and applying all proceeds therefrom to the payment of the Obligations as set forth in Section 8.7. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of any Event of Default, the Administrative Agent in its sole and absolute discretion, may use the Material Account Collateral (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations, in the order set forth in Section 8.7; provided, that such application of funds shall not cure or be deemed to cure any Default or Event of Default but shall reduce the Obligations to the extent of any such repayment; and (ii) reimbursement of the Administrative Agent or any Lender for any losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default.

(e) Each Loan Party hereby irrevocably constitute and appoints the Administrative Agent (and its agents and designees) as such Person’s true and lawful attorney-in-fact,

coupled with an interest and with full power of substitution, to execute, acknowledge and deliver at any time any instruments and to exercise and enforce every right, power, remedy, option and privilege of such Loan Party with respect to the Material Account Collateral, and do in the name, place and stead of such Loan Party, all such acts, things and deeds for and on behalf of and in the name of such Loan Party, which such Loan Party is required to do hereunder or under the other Loan Documents, or which any Account Bank or the Administrative Agent (or its agents or designees) may deem necessary or desirable, to more fully vest the in the Administrative Agent (or its agents or designees) the rights and remedies provided for in this Section. The foregoing powers of attorney are irrevocable and coupled with an interest. Such authority in favor of the Administrative Agent (and its agents and designees) pursuant to this Section shall include the right to (i) take control in any manner of any item of payment in respect of the Material Account Collateral or otherwise received in or for deposit in any Material Account, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of account receivables or other proceeds of Collateral are sent or received, (iii) endorse any Loan Party’s name upon any item of payment constituting Material Account Collateral or otherwise received by the Administrative Agent (or its agents or designees) or any Lender and deposit the same in any Material Account, (iv) endorse any Loan Party’s name upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (v) sign any Loan Party’s name on any verification of account receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Loan Party hereby releases the Administrative Agent (or its agents or designees) and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

(f) Each Loan Party agree that at any time and from time to time, at the expense of the Borrower, each Loan Party will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that the Administrative Agent or any Lender may reasonably request, in order to perfect and protect any security interest granted in the Material Account Collateral or purported to be granted or to enable the Administrative Agent or any Lender to exercise and enforce its rights and remedies hereunder with respect to any Material Account Collateral. In the event of any change in name, identity or structure of any Loan Party or as otherwise reasonable requested by the Administrative Agent from time to time, each such Person, at its sole cost and expense, shall promptly notify the Administrative Agent and take all actions reasonably requested by the Administrative Agent in order to maintain its first priority perfected security interest in the Material Account Collateral.

SECTION 7.1.13 CatchMark TRS Subsidiary Account.

Each of the Borrower, CatchMark TRS Subsidiary and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this

Agreement, CatchMark TRS Subsidiary has established and will maintain one or more accounts at an Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “CatchMark TRS Subsidiary Account” (said account or accounts, and any account or accounts replacing the same in accordance with this Agreement, collectively, the “CatchMark TRS Subsidiary Account”), and into which CatchMark TRS shall deposit all amounts that are payable to it from any source whatsoever, including, without limitation under the Fiber Supply Agreement. Each of the Borrower, CatchMark TRS Subsidiary and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement and the Fiber Supply Agreement, CatchMark TRS Subsidiary has and will give proper notice of the CatchMark TRS Subsidiary Account to the parties to the Fiber Supply Agreement.

SECTION 7.1.14 Revenue Account.

The Borrower and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, Timberlands II has established and will maintain one or more accounts at one or more Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “Revenue Account” (said account or accounts, and any account or accounts replacing the same in accordance with this Agreement, collectively, the “Revenue Account”). Timberlands II shall cause and direct all amounts that are payable to it under the Master Stumpage Agreement from the harvesting of Timber to the Revenue Account. CatchMark TRS Subsidiary shall pay directly into the Revenue Account, as and when due, all amounts owing by it to Timberlands II pursuant to the Master Stumpage Agreement. Each of the Borrower, CatchMark TRS Subsidiary and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement and the Master Stumpage Agreement, each of Timberlands II and CatchMark TRS Subsidiary and the other Loan Parties has and will give proper notice of the Revenue Account to the parties to the Master Stumpage Agreement.

SECTION 7.1.15 Equity Raise Account.

(a) Each of the Borrower, CatchMark Timber and each other Loan Party acknowledges and confirms that:

(i) on or before the date hereof and pursuant to the terms of this Agreement, CatchMark Timber has established and will maintain at all times at least one Equity Raise Account;

(ii) each Equity Raise Account is a deposit or securities account at an Account Bank established and maintained for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties;

(iii) CatchMark Timber shall direct all proceeds raised by, contributed to or received by CatchMark Timber or any other Loan Party at any time to be directly deposited to an Equity Raise Account.

Other than as provided herein with respect to Equity Raises Net Proceeds, each Loan Party represents, warrants and covenants that except for the Equity Raise Accounts, there are no other accounts into which any proceeds of any issuance of equity by CatchMark Timber are deposited or held. Until all the Obligations have been paid in full in cash and performed in full and all the Commitments have been irrevocably terminated, other than as provided herein with respect to Equity Raises Net Proceeds, no Loan Party or any other Person shall open any accounts other than an Equity Raise Account for the deposit of or to hold any proceeds of any issuance of equity by CatchMark Timber.

(b) Promptly upon receipt (and in any event within 10 days after receipt by CatchMark Timber or any other Loan Party or any Subsidiary of any Loan Party), the Borrower shall cause CatchMark Timber to, and CatchMark Timber hereby agrees to, pay, deposit or otherwise transfer directly into a Pledged Account of Timberlands II or the Borrower all proceeds of any equity issued by CatchMark Timber less the actual amount of reasonable fees and out-of-pocket transaction costs and expenses of such equity issuance due to any unaffiliated third parties (the “Equity Raises Net Proceeds”), which deposited proceeds shall correspond to the amount or description of proceeds listed on the certificate described below.

(c) Promptly upon receipt of any proceeds of any equity issuance of CatchMark Timber (and in any event within 10 days after receipt by CatchMark Timber or any other Loan Party or any Subsidiary of any Loan Party), the Borrower or CatchMark Timber shall provide a certificate of a Financial Officer of CatchMark Timber and the Borrower (i) describing the equity issuance, (ii) setting forth the proceeds of the equity issuance, (iii) setting forth the calculation of the Equity Raises Net Proceeds, (iv) after the Multi-Draw Term Loan Commitment Termination Date, calculating the Loan to Value Ratio, and (v) calculating any repayment required by Section 3.1.2(b) with respect to such Equity Raises Net Proceeds.

SECTION 7.1.16 Farm Credit Equity and Security.

(a) So long as any Farm Credit Lender is a Lender hereunder, the Borrower will (i) maintain its status as an entity eligible to borrow from such Farm Credit Lenders, and (ii) acquire equity in such Farm Credit Lenders in such amounts and at such times as each Farm Credit Lender may require in accordance with its bylaws and capital plan (as each may be amended or otherwise modified from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in each Farm Credit Lender in connection with the Loans made by such Farm Credit Lender may not exceed the maximum amount permitted by the bylaws and capital plan of such Farm Credit Lender at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (x) the most recent annual report, and if more recent, latest quarterly report for each Farm Credit Lender, (y) the Notice to Prospective Stockholders provided by CoBank, and any similar notice provided by the other Farm Credit Lenders and (z) the bylaws and capital plan of each Farm Credit Lender, which describe the nature of all of the Borrower’s stock and other equities in each Farm Credit Lender acquired in connection with its patronage loan from such Farm Credit Lenders (the “Farm Credit Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b) Each party hereto acknowledges that the bylaws and capital plan (as each may be amended from time to time) of each Farm Credit Lender shall govern (i) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit Lender, (ii) the Borrower’s eligibility for patronage distributions from each Farm Credit Lender (in the form of equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

(c) Each party hereto acknowledges that pursuant to the Farm Credit Act of 1971 (as amended or otherwise modified from time to time) each applicable Farm Credit Lender has a statutory first Lien on its Farm Credit Equities, as the case may be, that the Borrower may now own or hereafter acquire, which statutory Lien shall be for each applicable Farm Credit Lender’s sole and exclusive benefit. The Farm Credit Equities, as the case may be, shall not constitute or form a part of the Collateral. To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities of the applicable Farm Credit Lender or on patronage accrued by the applicable Farm Credit Lender for the account of the Borrower or proceeds thereof, such Lien shall be for each applicable Farm Credit Lender’s sole and exclusive benefit and no other Lender Party shall have any right, title or interest therein. Neither the Farm Credit Equities nor any accrued patronage thereon shall be offset against the Obligations, except that, in the event of an Event of Default, each applicable Farm Credit Lender may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. No applicable Farm Credit Lender shall have any obligation to retire its Farm Credit Equities at any time, including during the continuance of any Default or Event of Default, either for application to the Obligations or otherwise.

(d) The Borrower acknowledges and agrees that it shall not receive any patronage with respect to the Farm Credit Equities of AgSouth purchased by it.

SECTION 7.1.17 Qualified ECP Guarantor; Keepwell.

(a) Each Loan Party will be a Qualified ECP Guarantor on the date it enters into any Rate Protection Agreement and on the date it guarantees or grants any security interest with respect to, any Rate Protection Agreement, in each case in accordance with the terms hereof.

(b) The Borrower will, and will cause each of the other Loan Parties (other than CatchMark Timber) that is a Qualified ECP Guarantor to, provide such funds or other credit support to each other Loan Party as may be needed by such Loan Party from time to time to honor all of such Loan Party’s obligations under the Guaranty, including, obligations to guaranty Obligations constituting Swap Obligations that are permitted Rate Protection Agreements under this Agreement that would, in the absence of the agreement in this Section 7.1.17(b) or Section 9.1(i), otherwise constitute Excluded Swap Obligations (but in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified

ECP Guarantor’s obligations under this Section 7.1.17(b) or Section 9.1(i) or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).

SECTION 7.1.18 Post-Closing Matters.

(a) No later than thirty (30) days after the Effective Date, CatchMark HBU, CatchMark Texas LP and CatchMark Texas GP shall each amend their governing documents to expressly provide that the Pledged Membership Interests or Pledged Partnership Interests (as such terms are define din the Pledge Agreement), as the case may be, are “securities” governed by Article 8 of the U.C.C. and are required to be in certificated form.

(b) No later than thirty (30) days after the Effective Date, all Pledged Equity Interests (as defined in the Pledge Agreement) of CatchMark Texas LP shall be evidenced by a physical certificate and such certificate shall be delivered to the Administrative Agent together with all necessary instruments of transfer or assignment, duly executed in blank.

SECTION 7.2 Negative Covenants. The Borrower and each other Loan Party agree with each Lender and the Administrative Agent that, until all the Obligations have been paid in full in cash and performed in full and all the Commitments have been irrevocably terminated, the Borrower and each other Loan Party will perform, and will cause each of their Subsidiaries to perform, the obligations set forth in this Section. Notwithstanding the below, for purposes of this Section 7.2 no Subsidiary of CatchMark Timber qualifying as an Unrestricted Timber Subsidiary shall be deemed to be a Subsidiary of any Loan Party other than with respect to Sections 7.2.1, 7.2.8, 7.2.9 and 7.2.19.

SECTION 7.2.1 Business Activities. No Loan Party or Subsidiary of any Loan Party will engage in any business activity, except those business activities described in Section 6.24.1 and in the recitals.

SECTION 7.2.2 Indebtedness.

No Loan Party or Subsidiary of any Loan Party will create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness in respect of the Loans;

(b) Contingent Liabilities of CatchMark Timber, in the form of limited recourse guarantees in form and substance satisfactory to the Administrative Agent, in each case with respect to Indebtedness incurred pursuant to any Unrestricted Timber Transaction pursuant to the definition thereof;

(c) Indebtedness with respect to any Secured Bank Product entered into in the ordinary course of business or any other cash management or similar arrangements entered into in the ordinary course of business;

(d) Indebtedness with respect to Rate Protection Agreements permitted pursuant to Section 7.2.21;

(e) Unsecured, subordinated Indebtedness among the Loan Parties other than CatchMark Timber;

(f) Contingent Liabilities of the Landholders arising under indemnity agreements to title insurers in connection with mortgagee title insurance policies in favor of the Administrative Agent for the benefit of itself and the other Lender Parties; and

(g) Contingent Liabilities of any Loan Party arising with respect to customary indemnification obligations in favor of (i) purchasers in connection with transactions permitted under Section 7.2.9 and (ii) sellers in connection with transactions permitted by Section 7.2.8.

SECTION 7.2.3 Liens.

No Loan Party or Subsidiary of any Loan Party will create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, except:

(a) Liens securing payment of any of the Obligations and granted pursuant to any Loan Document in favor of the Administrative Agent;

(b) with respect to the Real Property, Liens listed as exceptions on Schedule B of any title insurance with respect thereto that have been approved by the Administrative Agent;

(c) Liens for taxes, assessments or other charges or levies of any Governmental Authority not at the time delinquent or being diligently contested in good faith by appropriate proceedings which suspends enforcement of such Liens and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) easements, rights of way and similar restrictions that (i) arise in the ordinary course of business of the applicable Landholder, (ii) are not in a substantial amount and (iii) do not in any respect materially impair the value or usefulness of the Real Property;

(e) judgment Liens which do not result in an Event of Default under Section 8.1.6;

(f) statutory Liens in favor of each applicable Farm Credit Lender in its Farm Credit Equities; and

(g) Liens solely on any cash earnest money deposits, Letters of Credit, Investments or other credit support (collectively, “Credit Support”) made by or for the account of any Loan Party or any Subsidiary of any Loan Party in connection with any letter of intent or purchase agreement arising in connection with a transaction which (i) if consummated would be permitted by Section 7.2.8, (ii) such Credit Support does not exceed in the aggregate the Permitted Escrow Amount with respect to such transaction, and (iii) such Credit Support does not exceed in the aggregate $7,000,000 with respect to all such transactions at any time.

In addition, the Borrower shall not permit there to be a Lien on any of its Equity Interests.

SECTION 7.2.4 Financial Covenants.

(a) (i) From the Effective Date until the last day of the Fiscal Quarter during which the FCCR Test Date occurs, the Minimum Liquidity Balance shall not be less than $20,000,000 at any time. (ii) From the FCCR Test Date and thereafter, the Fixed Charge Coverage Ratio shall not be not less than 1.05:1.00 at any time.

(b) The Loan to Value Ratio may not exceed 45% at any time.

SECTION 7.2.5 Investments; Change in Capital Structure.

(a) No Loan Party or Subsidiary of any Loan Party will make, incur, assume or suffer to exist (or agree to do any of the foregoing) any Investment in any other Person, except (i) investments set forth on Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule, (ii) Investments by CatchMark Timber in Unrestricted Timber Subsidiaries in connection with Unrestricted Timber Transactions, (iii) Rate Protection Agreements permitted pursuant to Section 7.2.21, (iv) the Farm Credit Equities and any other equity interests of, or Investments in, any Farm Credit Lender or their investment services or programs; (v) Investments in any Person provided such Person is or will become concurrent with such Investment a wholly-owned Domestic Subsidiary of any Borrower (whether direct or indirect); and (vi) Investments in any Person who is or will become concurrent with such Investment a Shell Subsidiary to the extent such Investment is consistent with the definition of Shell Subsidiary and with Section 6.24.1.

(b) No Loan Party or any Subsidiary of any Loan Party will make any change in its capital structure or ownership, including, without limitation, raising, taking any contribution of, or receiving any cash equity, and entering into any partnership, joint venture or similar relationship, except (i) as provided in the preceding clause (a) and (ii) in connection with the issuance or repurchase of its equity by CatchMark Timber.

SECTION 7.2.6 Restricted Payments. No Loan Party or Subsidiary of any Loan Party will (notwithstanding the terms of any Organizational Document or any other agreement or instrument), (a) declare, pay or make on any of its Equity Interests (or any warrants, options or other rights with respect thereto) any dividend, distribution or other payment, whether on account of the purchase, redemption, sinking or analogous fund, retirement, defeasance of any Equity Interests and whether in cash, property or obligations (other than dividends or distributions payable solely in its Equity Interests, warrants to purchase its Equity Interests or split-ups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests), or apply, or permit any Loan Party or any Subsidiary of any Loan Party to apply, any of its funds, property or assets to the purchase, redemption, sinking or analogous fund or other retirement of, any such Equity Interests (or any options, warrants or other rights with respect thereto); or (b) make any payment, loan, advance, contribution or other transfer of funds or property to any holder of its Equity Interests; provided, however, that (v) any Subsidiary of any Loan Party may make dividends, distributions and other payments to any Loan Party other than CatchMark Timber, (w) any Loan Party may make intercompany loans to the extent permitted by Section 7.2.2 and may make dividends and distributions and other payments to any Loan Party other than CatchMark Timber, (x) for so long as CatchMark Timber is qualified as a real estate investment trust under the Code (“REIT Status”), the Borrower may make dividends, distributions and other payments to CatchMark Timber and the other holders of Equity Interests in the Borrower and CatchMark Timber may make dividends, distributions and other payments to its shareholders, in each case, as required for CatchMark Timber to maintain REIT Status; provided that, (A) no Default or Event of Default described in Section 8.1.7 or in Section 8.1.14 has occurred or would result therefrom, (B) the Administrative Agent has not elected to (or been directed by the Required Lenders to) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated under Section 8.3, and (C) the Borrower shall have timely delivered to the Administrative Agent a duly completed and executed Compliance Certificate for the most recent Fiscal Quarter for which the same is required to be delivered pursuant to clause (e) of Section 7.1.1; (y) the Borrower may make dividends, distributions and other payments to CatchMark Timber and the other holders of Equity Interests in the Borrower, CatchMark Timber may make dividends, distributions and other payments to its shareholders (including pursuant to a repurchase of any of its Equity Interest) and to the employees, officers or directors of any Loan Party in accordance with that certain Amended and Restated CatchMark Timber Trust, Inc. 2005 Long-Term Incentive Plan or any substantially similar successor plan (the “Incentive Plan”); provided that, in each case, (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) the Minimum Liquidity Balance is not less than $20,000,000, after giving effect to such dividends, distributions and other payments; and (C), if requested by the Administrative Agent in its reasonable discretion, the Borrower delivers a Compliance Certificate to the Administrative Agent demonstrating compliance with clause (B); and (z) non-cash compensation to employees, officers or directors of any Loan Party issued in the form of Equity Interests of CatchMark Timber in accordance with that certain Amended and Restated CatchMark Timber Trust, Inc. 2005 Long-Term Incentive Plan or any substantially similar successor plan.

SECTION 7.2.7 Take or Pay Contracts. No Loan Party or Subsidiary of any Loan Party will enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by any Loan Party or any Subsidiary of any Loan Party regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

SECTION 7.2.8 Mergers, Asset Acquisitions, etc. No Loan Party or Subsidiary of any Loan Party will (or will agree to), liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, or establish, purchase, lease or otherwise acquire (in each case in one transaction or series of transactions) all or any part of the assets or Equity Interests of any Person (or of any division thereof), other than:

(a) subject to compliance with the terms of Section 7.1.9 on or prior to the closing of such Investment and to the other terms of this Agreement, Investments by the Loan Parties and Subsidiaries of the Loan Parties permitted by Section 6.8 comprising the Equity Interests of Persons referred to therein;

(b) subject to compliance with the terms of Section 7.1.9, if applicable, on or prior to the closing of such transactions and to the other terms of this Agreement, transactions permitted by Section 7.2.5;

(c) subject to compliance with the terms of Section 7.1.9 on or prior to the closing of such acquisition and to the other terms of this Agreement, the acquisition of assets other than Real Property that are to be utilized in the ordinary course of the business of the Loan Parties;

(d) subject to the terms of Section 7.1.9 on or prior to the closing of such acquisition and to the other terms of this Agreement, the acquisition of additional Domestic Real Property (including the acquisition of additional rights in existing Real Property) by any Subsidiary Guarantor;

(e) the acquisition of Additional Unsecured Real Property by any Subsidiary Guarantor, provided that, (i) after giving effect to such acquisition, the aggregate Cost Basis for all Unsecured Real Property as of the date of such acquisition is less than 5% of the aggregate Cost Basis for all Real Property, (ii) the aggregate consideration for such Real Property (in such single transaction) is not more than $5,000,000, (iii) the Loan to Value Ratio, calculated after giving effect to such acquisition, shall not exceed 40%, (iv) concurrent with or prior to such closing of such acquisition or, with the consent of the Administrative Agent in its sole discretion, after the closing of such acquisition, to the extent requested by the Administrative Agent in its sole discretion, the Loan Parties shall have complied with the requirements of Section 7.1.9(c) with respect to clauses (a), (c), (i), (j), (m), (o), (p), (r), (s) and (t) of the definition of “Real Property Documents” and to the other terms of this Agreement and (v), if requested by the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculations demonstrating compliance with clause (i) of this Section 7.2.9(e) and the proviso to this Section 7.2.8 (calculated after giving effect to such acquisition); and

(f) subject to the other terms of this Agreement, the purchase or lease of additional real property pursuant to an Unrestricted Timber Transaction by any Unrestricted Timber Subsidiary;

provided that, in each case, (i) no Event of Default has occurred and is continuing or would result from such acquisition; and (ii) the Loan Parties and their Subsidiaries are in compliance after giving effect to such acquisition with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4.

SECTION 7.2.9 Asset Dispositions, etc.

No Loan Party or Subsidiary of any Loan Party will sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions), or grant options, warrants or other rights with respect to (in each case in one transaction or series of related transactions, whether voluntary or involuntary), all or any part of its assets or property, except:

(a) the sale of Timber in accordance with the conditions of clause (m) of Section 7.1.11;

(b) the sale of Land, provided, that (i) such sales are conducted pursuant to and in accordance with the applicable restrictions contained in any Material Agreement including, if applicable to such Land, the Master Stumpage Agreement, in each case, without giving effect to any waivers with respect to such restrictions that have not been approved by the Required Lenders, (ii) such sale is (A) consistent with the most current budget and projections delivered pursuant to Section 7.1.1(q) or (B) consented to by the Administrative Agent in its sole discretion; (iii) no Event of Default has occurred and is continuing or would result from such sale; (iv) the Loan Parties and their Subsidiaries are in compliance after giving effect to such sale of Land with all covenants set forth in the Loan Documents, including the financial covenants set forth in Section 7.2.4, (v) after giving effect to such sale, the Loan to Value Ratio must be less than 40%, (vi) such Landholder shall notify the Administrative Agent in writing of each such sale, which written notification will include (A) a report updating the Value of the Timberlands to the extent required by Section 7.1.11(w), (B) the calculations demonstrating compliance with clauses (iv) (calculated after giving effect to such sale of Land) and (v) of this Section 7.2.9(b) if requested by the Administrative Agent in its reasonable discretion and (C) such other information as the Administrative Agent may request in its reasonable discretion; (vii) all the related Cost Basis Collateral Disposition Proceeds are applied to prepay the Loans to the extent required by clause (b)(vi) of Section 3.1.2, and (viii) all the related Net Collateral Disposition Proceeds in excess of such Cost Basis Collateral Disposition Proceeds are applied to prepay the Loans to the extent required by clause (b)(vii) of Section 3.1.2;

(c) in the ordinary course of business the sale or disposition of worn-out or obsolete equipment;

(d) pursuant to any Unrestricted Timber Transaction, each relevant Unrestricted Timber Subsidiary may do any of the foregoing in accordance with the terms of the relevant Unrestricted Timber Transaction;

(e) any disposition of the Equity Interest of any Shell Subsidiary by means and subject to terms and conditions approved by the Administrative Agent in its sole discretion;

(f) in the ordinary course of business, the sale of fuel wood residue materials such as tree branches, tree tops and other wood residue inherent or resulting from the harvesting of timber (collectively, “Fuel Wood Residue”);

(g) in order to maintain REIT Status or for other legitimate corporate or business purposes, the transfer of Fuel Wood Residue by way of contribution, assignment or other conveyance from one Loan Party to another Loan Party prior to the sale of such Fuel Wood Residue to a third party as permitted by clause (f);

(h) subject to the terms and conditions hereof, including, without limitation, clause (x) of Section 7.1.11, the termination of Timber Leases;

(i) any sale, lease, or other disposition or conveyance of all or any portion of the Real Property among the Landholders, provided, that (i) the Loan Parties provide prior written notice to the Administrative Agent consistent with the requirements of Section 7.1.9(c) and (ii) the Landholders and other Loan Parties deliver such Real Property Documents as the Administrative Agent may request in its sole discretion;

(j) in the ordinary course of business, apiary, fishing, hunting or other recreational or pasture leases or licenses provided that such leases or licenses are for terms of no more than two years, are at market rates and do not interfere with the orderly and efficient operation of the business of any Loan Party; and

(k) in the ordinary course of business, third-party access rights or utility easements provided that such rights or easements do not interfere with the orderly and efficient operation of the business of any Loan Party, are immaterial in their individual and aggregate impact on the Collateral constituting Real Property and do not exceed $1,000,000 in value in the aggregate.

SECTION 7.2.10 Modification of Certain Agreements.

(a) Subject to clause (b) of this Section 7.2.10 and other applicable terms, no Loan Party or Subsidiary of any Loan Party will consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, any of their Organizational Documents, any Transaction Document or any Material Agreement which in any case:

(i) is contrary to the terms of this Agreement or any other Loan Document;

(ii) could reasonably be expected to be adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the same;

(iii) results in the imposition or expansion in any material respect of any restriction or burden on the Borrower or any other Loan Party;

(iv) reduces in any material respect any rights or benefits of the Borrower or any other Loan Party; or

(v) could reasonably be expected to result in a Material Adverse Effect.

(b) No Loan Party or Subsidiary to any Loan Party will consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, (i) any Timberland Operating Agreement if the effect of such amendment, supplement, waiver or other modification is to replace the Timber Manager or would be prohibited by clause (a) of this Section 7.2.10, or (ii) any Supply Agreement in a manner contrary to clause (l) of Section 7.1.11.

SECTION 7.2.11 Transactions with Related Parties.

Except for the Transactions Documents and the other Material Agreements listed on Item 1.1(b) (“Material Agreements”) of the Disclosure Schedule, no Loan Party or Subsidiary of any Loan Party will enter into, or cause, suffer or permit to exist any arrangement or contract with, any of its Related Parties unless such arrangement or contract:

(a) is not otherwise prohibited by this Agreement or the other Loan Documents;

(b) (i) is in the ordinary course of business of such Loan Party or such Subsidiary of a Loan Party, (ii) is on fair and reasonable terms and (iii) is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of such Loan Party or Subsidiary of a Loan Party with a Person which is not one of its Related Parties;

(c) is for the payment of fees and compensation paid to, and customary indemnities and reimbursements provided on behalf of, officers, directors, employees and agents of any Loan Party or Subsidiary of any Loan Party.

SECTION 7.2.12 Negative Pledges, Restrictive Agreements, etc.

No Loan Party or Subsidiary of any Loan Party will enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting:

(a) their ability to comply with and perform their obligations under the Loan Documents or to pay the Obligations;

(b) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, provided that, with respect to each Unrestricted Timber Transaction, CatchMark Timber may be subject to any of such restrictions solely as it relates to each such Unrestricted Timber Transaction;

(c) the ability of any Loan Party or any Subsidiary of any Loan Party to amend or otherwise modify this Agreement or any other Loan Document; or

(d) the ability of any Loan Party or Subsidiary of any Loan Party to make any payments, directly or indirectly, to any Loan Party other than CatchMark Timber by way of dividends, distributions, return on equity, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to any Loan Party other than CatchMark Timber.

SECTION 7.2.13 Management Fees, Expenses, etc.

No Loan Party or Subsidiary of any Loan Party will:

(a) pay management, advisory, consulting, director or other similar fees, other than:

(i) fees payable to the Administrative Agent, the Lenders or any of their Affiliates;

(ii) fees payable to non-Affiliate consultants engaged on arm’s-length basis as approved by the board of directors, partners, or members of the applicable Loan Party or Subsidiary; or

(iii) director fees and reimbursement of out-of-pocket expenses incurred in connection with attending the board of director, partnership, or member meetings, in an aggregate amount not to exceed $600,000 in any Fiscal Year.

(b) reimburse employees or any Affiliates for any expenses unless the same is incurred in the ordinary course of business of such Loan Party or Subsidiary of any Loan Party and is reasonable.

SECTION 7.2.14 Limitation on Sale and Leaseback Transactions. No Loan Party or Subsidiary of any Loan Party will enter into any arrangement with any Person whereby in a substantially contemporaneous transaction the Borrower or any of the other Loan Parties sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

SECTION 7.2.15 Fiscal Year End, etc. No Loan Party or Subsidiary of any Loan Party will, or will permit any other Loan Party to, change their Fiscal Year. In addition, except as required by GAAP, no Loan Party or Subsidiary of any Loan Party shall make any significant change in its accounting treatment or reporting practices.

SECTION 7.2.16 ERISA. No Loan Party, Subsidiary of any Loan Party, or any Affiliate thereof shall establish any Pension Plan or Multiemployer Plan, or shall enter into any arrangements that could be expected to require any Loan Party, any Subsidiary of any Loan Party or any Affiliate thereof to contribute to any Pension Plan or Multiemployer Plan. No Loan Party, Subsidiary of any Loan Party, or any Affiliate thereof shall establish any Plan that is a welfare benefit plan (as defined under Section 3(1) of ERISA) or shall enter into any arrangements that could be expected to require any Loan Party, any Subsidiary of any Loan Party or any Affiliate thereof to contribute to any welfare benefit plan (as defined in Section 3(1) of ERISA), unless such Plan can be terminated at any time without liability for the continuation of such benefits. No Loan Party or Subsidiary of any Loan Party shall have any ERISA Affiliates and shall not be an ERISA Affiliate of any other Person.

SECTION 7.2.17 Account Control Agreements.

(a) No Loan Party other than CatchMark Timber will have any deposit, commodities or securities account other than an Excluded Account unless the same is a Pledged Account.

(b) CatchMark Timber and the other Loan Parties shall not fail to cause all proceeds of any issuance of equity by CatchMark Timber to be directly deposited into the Equity Raise Account and all Equity Raises Net Proceeds to be directly deposited into a Pledged Account of Timberlands II or the Borrower.

(c) CatchMark Timber will not have any Equity Raise Accounts other than those subject to an Account Control Agreement.

SECTION 7.2.18 Timber Negative Covenants.

(a) Timber Sale, Harvesting and Stumpage Agreements. Other than the Supply Agreements, without the prior approval of the Administrative Agent, no Loan Party shall enter into, and no Landholder shall be subject to, any contracts or agreements (whether written or oral) for the cutting, sale, removal or disposition of Timber which have: (i) a term (including renewal options but excluding extensions for weather) of more than one calendar year, (ii) a sale price of less than then current fair market value or (iii) terms and conditions inconsistent with the then current approved Harvest Plan or the requirements of this Agreement.

(b) Restrictions on Grazing and Use of Fire. No Landholder shall permit the grazing of livestock on the Timberland except with the consent of the Administrative Agent, provided, that, in no event shall the grazing of the livestock be injurious to forest regeneration, soils or forest growth. The application of fire in a controlled manner for the benefit of Timber production (“prescribed burning”) shall not be utilized in the management of the Timberland unless (i) local fire protection agencies are notified and all fire protection and other Laws are followed, (ii) appropriate equipment and trained personnel are available and utilized, (iii) fire is applied only when weather conditions are favorable and (iv) the prescribed burning area is isolated from other areas by appropriate natural or manmade fire breaks.

(c) Coal, Oil, Gas and Other Minerals. The Landholders shall not hold and shall not permit any other Person to hold for any Landholder’s benefit or as any Landholder’s agent, whether directly or indirectly, any permit or license which permits the exploration, extraction, mining, processing, production, storage, transportation or handling of any coal, oil, gas or any other mineral (collectively, “Mineral Activity”) with respect to the Timberlands.

(i) Except as permitted hereby, no Landholder shall undertake or operate or cause or permit to be undertaken or operated for its benefit or by its agent, or under any lease of the Real Property, whether directly or indirectly, any Mineral Activity.

(ii) Any Mineral Activity on the Timberland, with respect to minerals owned by any Landholder, if any, shall be carried out by third party (not Affiliates of any Loan Party or any Subsidiary of any Loan Party) tenants under bona fide leases (collectively, “Mineral

Leases”) which, to the extent not in existence on the date of this Agreement, shall be in form and substance reasonably acceptable to the Administrative Agent and shall contain covenants by the tenant to comply with all Laws, including without limitation, Environmental Laws, and an agreement by the tenant to indemnify, defend and hold harmless the applicable Loan Parties and Subsidiaries of any Loan Party, the Administrative Agent and the Lenders and their respective successors and assigns against any loss, claims or damage, including legal fees, arising from any breach of its Mineral Lease or liability arising from such tenant’s activity or presence on the Timberland (including as a result of a violation of any Environmental Laws).

(iii) Each Landholder shall (A) reasonably inspect and monitor the activities of all tenants under the Mineral Leases, if any, to assure compliance in all material respects with the terms and conditions of the Mineral Leases, (B) enforce the material terms and conditions of the Mineral Leases and cause the tenants thereunder to comply with all material terms and conditions of the Mineral Leases and (C) assure that all Mineral Activity complies in all material respects with all Environmental Laws in the manner set forth in Section 7.1.6. Each Landholder shall furnish to the Administrative Agent, promptly following a request therefor, copies of its records with regard to the compliance by tenants with all material terms and conditions of the Mineral Leases.

(iv) Any Mineral Activity on the Timberlands permitted hereunder shall not be undertaken or permitted by any Landholder, except in such manner that none of the Administrative Agent or the Lenders shall be liable in any event for any of such activities under applicable Environmental Laws, including claims based upon the existence of any Hazardous Material, non-hazardous wastes, discoloration or degradation of any water or streams, interference with the bed of any stream or the natural flow thereof, reclamation or revegetation. Each Landholder shall assure that all reclamation and revegetation of the Timberland that is conducted as a result of any Mineral Lease be timely completed in accordance with applicable Environmental Laws, other Laws and applicable Best Management Practices.

(v) Without limiting Section 7.1.6, in connection with the Mineral Activity, the Loan Parties and the Subsidiaries of the Loan Parties shall, to the extent required by applicable Environmental Laws, clean up, or cause to be cleaned up, any Hazardous Material or nonhazardous waste materials held, released, spilled, abandoned or placed upon the Timberland or released into the environment by any Loan Party, any lessees, contractors, subcontractors, suppliers, employees, agents, or by anyone for whom any Landholder or any lessees are responsible, at its own expense.

(vi) Each Landholder shall use commercially reasonable efforts (A) to cause all Mineral Activity to be conducted with due regard for the present and future value of both the Timberland as Timber producing coal mining and oil and gas properties, particularly with respect to the support of overlying coal seams and prevention of slips, slides, squeezes and other distortions of said seams; (B) all Mineral Activity be conducted in material compliance with all Environmental Laws and other Laws; (C) to require that any Mineral Activity complies with all material conditions, covenants and limitations contained in any of the instruments under which any Landholder holds title to the Timberland or where any Landholder owns minerals without ownership of the surface overlying said minerals; and (D) to cause its tenants to obtain rights from the then surface owners with respect to such Mineral Activities.

(vii) The Administrative Agent shall have the right (subject to the proviso of the last sentence of clause (d) of Section 7.1.5), but not the duty, at any and all reasonable times to enter upon the Timberland for the purposes of inspecting the Mineral Activities being conducted thereon, including the financial records, royalty summaries, mining reports, weighing devices and maps related thereto. Each Landholder shall keep, or use commercially reasonable efforts to cause its tenants to keep, adequate and accurate records of all depths of mining and drilling, maps of the locations of all Mineral Activities, both above and below ground, quantities of minerals extracted and amounts shipped, and all payments payable and received with respect to all minerals and Mineral Leases. Each Landholder agrees that it will promptly furnish the Administrative Agent, without cost to the Administrative Agent, the results of all core drilling and other exploratory openings and tests made for coal, oil, gas or other minerals upon the Timberland, including the results of any analytical test made to determine the quality, type or characteristics thereof, upon request.

(viii) Without limiting Section 11.4, the Borrower shall indemnify and hold harmless the Administrative Agent and the Lenders and their respective officers, directors and employees and their respective successors, from and against all fines, penalties, actions, suits, legal proceedings and all costs and expenses associated therewith (including legal fees) arising out of or in any way connected with any failure of any Loan Party or any Subsidiary of any Loan Party to perform its obligations under this Section.

SECTION 7.2.19 Unrestricted Timber Transactions. CatchMark Timber shall not consummate, or cause to be consummated, any Unrestricted Timber Transaction unless (a) the certification required to be delivered pursuant to clause (p) of Section 7.1.1 has been timely delivered as therein provided and (b) neither the Administrative Agent nor any Lender has objected to the accuracy of any statement contained in such certification (it being agreed that if the Administrative Agent or any Lender fails to object to such certification, on or prior to 10 Business Days after the delivery thereof, the Administrative Agent or such Lender shall be deemed to have accepted such certification). If the Administrative Agent or any Lender reasonably objects to such certification, the relevant Unrestricted Timber Transaction shall not be consummated until CatchMark Timber provide reasonably satisfactory evidence as to the accuracy of the statements contained in such certification. Without limiting the foregoing, if, in connection with any Unrestricted Timber Transaction that is consummated pursuant the definition thereof, CatchMark Timber is subject in any respect to any material restriction or obligation imposed by, or provide any material benefit to, any of the lenders providing financing in connection with such Unrestricted Timber Transaction, then CatchMark Timber shall be subject to similar restrictions or obligations, or provide similar benefits, to the Lender Parties pursuant to the Loan Documents (which additional restrictions, obligations and benefits shall be evidenced by amendments to the relevant Loan Documents within five (5) Business Days after the Administrative Agent makes a request therefore).

SECTION 7.2.20 Transfer of Funds. The Loan Parties other than CatchMark Timber shall not fail to cause their account debtors and other Persons owing money to them to deposit the same into either (a) in the case of account debtors and other Persons under the Master Stumpage Agreement, in the Revenue Account, or (b) in the case of account debtors and other Persons under the Fiber Supply Agreement, in the CatchMark TRS Subsidiary Account, or (c) in the case of all other account debtors and other Persons, a Pledged Account. In addition CatchMark TRS Subsidiary shall not fail to pay into the Revenue Account, as and when due, all amounts owing by it to Timberlands II pursuant to the Master Stumpage Agreement or otherwise.

SECTION 7.2.21 Rate Protection Agreements.

(a) No Loan Party or Subsidiary of any Loan Party will engage in, guaranty or grant a security interest to secure any speculative transactions or any transaction involving a Rate Protection Agreement except for the sole purpose of hedging in the normal course of business; provided however, that no Loan Party will engage in, guaranty or grant a security interest to secure any Swap Obligation if at the time of such swap obligation, guaranty or grant it does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

(b) No Rate Protection Agreement shall be secured under the Loan Documents or otherwise unless such Rate Protection Agreement is between the Borrower and a Lender or an Affiliate of a Lender and (i) such Lender remains a Lender hereunder and (ii), in the case of an Affiliate of a Lender, such Affiliate of a Lender has executed and delivered to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent in its sole discretion pursuant to which such Affiliate appoints the Administrative Agent to act as agent for such Affiliate for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, appoints such Lender as its agent for all other purposes hereunder or under any other Loan Document, and affirms and ratifies all terms and provisions agreed to by such Lender on its behalf herein or in any other Loan Document.

SECTION 7.2.22 Anti-Terrorism Laws. Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries (including any Unrestricted Timber Subsidiary) to, knowingly, directly or indirectly, (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person subject to Executive Order No 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Executive Order”), (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming Borrower’s compliance with this Section 7.2.22).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an “Event of Default.”

SECTION 8.1.1 Non-Payment of Obligations. The Borrower or any other Loan Party shall default in the payment or prepayment when due of any (a) principal or (b) interest on a Loan or (c) any fee, indemnity or other monetary Obligation or Guaranteed Obligation hereunder or under any other Loan Document, under any Rate Protection Agreement between the Borrower and a Lender Party or under any document or agreement related to or on account of any Secured Bank Product, provided that the failure to make any such payments pursuant to clause (b) or (c) shall not result in an Event of Default unless such failure is not cured within two (2) Business Days after the occurrence thereof.

SECTION 8.1.2 Breach of Representations and Warranties. Any representation or warranty of any Loan Party with regard to any Loan Party or any Subsidiary of any Loan Party made or deemed to be made hereunder, in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party or any Subsidiary of any Loan Party to any Lender Party in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect in any respect when made (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality).

SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. Any Loan Party shall, or shall cause or permit any of its Subsidiaries to, default in the due performance and observance of any of its obligations under Sections 4.10, 5.3, 6.24 and 7.1.1 (subject to a three (3) Business Day grace period, except with respect to clause (g) of Section 7.1.1, for which there shall be no grace period), clause (a) of Section 7.1.2 (with respect to the Borrower’s existence), 7.1.4, 7.1.5, 7.1.8, 7.1.9 (with respect to maintaining the Administrative Agent’s first priority security interest in the Collateral), 7.1.12, 7.1.13, 7.1.14, 7.1.15, 7.1.16, 7.1.17, 7.1.18, 7.2, or 11.23.

SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. Any Loan Party shall, or shall cause or permit any of its Subsidiaries to, default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items covered by Sections 8.1.1 or 8.1.3), and such default shall continue unremedied for a period of 30 days after the earlier of (a) any officer of any Loan Party or any Subsidiary of any Loan Party having knowledge thereof or (b) notice thereof having been given to any Loan Party or any Subsidiary of any Loan Party.

SECTION 8.1.5 Default on Other Obligations. Any event of default shall occur under any agreement, document or instrument in which any Loan Party or any Subsidiary of any Loan Party (other than any Unrestricted Timber Subsidiary) is a party, or their property or assets are bound, which involves a claim or liability of $500,000 or more.

SECTION 8.1.6 Judgments. Any money judgment, writs or warrants of attachment, executions or similar processes involving any aggregate amount (to the extent not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) in excess of $250,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party (other than any Unrestricted Timber Subsidiary) or any of the respective properties and either (a) enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect.

SECTION 8.1.7 Bankruptcy, Insolvency, etc.

Any Loan Party or any Subsidiary of any Loan Party shall:

(a) generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for any Loan Party, any Subsidiary of any Loan Party, or any property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party, any Subsidiary of any Loan Party, or for any part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days;

(d) permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement or other case or proceeding under any Debtor Relief Laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding, in each case, by or against any Loan Party or any Subsidiary of any Loan Party; provided, however, that if not commenced by any Loan Party or any Subsidiary of any Loan Party such proceeding shall be consented to or acquiesced in by such Loan Party or Subsidiary, or shall result in the entry of an order for relief or shall remain for 30 days undismissed; or

(e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.8 Impairment of Loan Documents, Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party or any Subsidiary of any Loan Party (other than any Unrestricted Timber Subsidiary) which Loan Party or Subsidiary is a party thereto; any Loan Party, any Subsidiary of any Loan Party, any Governmental Authority or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any security interest in favor of the Administrative Agent for the benefit of the Lender Parties securing (or required to secure) any Obligation shall, in whole or in part, cease to be a perfected first priority security interest in the Collateral, subject to the Liens permitted by Section 7.2.3.

SECTION 8.1.9 Non-Payment of Taxes. Any Loan Party or any Subsidiary of any Loan Party (other than any Unrestricted Timber Subsidiary) shall have failed to pay when due any Taxes or other charges of any Governmental Authority in excess of $250,000, except any such Taxes or other charges which are being diligently contested by it in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 8.1.10 Impairment of Material Agreements. Any Material Agreement shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party or any Subsidiary of any Loan Party (other than any Unrestricted Timber Subsidiary) which Loan Party or Subsidiary is a party thereto; or there shall be any event of default under any Material Agreement.

SECTION 8.1.11 Impairment of Business.

(a) Any Loan Party or any Subsidiary of any Loan Party (other than any Unrestricted Timber Subsidiary) shall be prohibited or otherwise materially restrained, for a period of 10 or more consecutive days, from conducting all or any material part of its business in the ordinary course in accordance with past practice, as a result of (i) any casualty, strike, lockout, labor dispute, embargo, condemnation, order of any Governmental Authority or act of God, (ii) one or more licenses, permits, accreditations or authorizations of any Loan Party or any Subsidiary of any Loan Party (other than any Unrestricted Timber Subsidiary) being suspended, limited or terminated or (iii) any other reason.

(b) The indictment or threatened indictment of any Loan Party or any Subsidiary of any Loan Party (other than any Unrestricted Timber Subsidiary) under any criminal statute, or the commencement or threatened commencement of a criminal or civil proceedings against any Loan Party or any Subsidiary of any Loan Party (other than any Unrestricted Timber Subsidiary), pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any portion of the property of such Person.

SECTION 8.1.12 Bankruptcy Claims. Any Loan Party or any Subsidiary of any Loan Party shall be subject to a claim arising out of any proceeding of the type referred to in Section 8.1.7 to which MW or any of its Affiliates shall be subject.

SECTION 8.1.13 Material Adverse Effect. There shall have occurred any event described in clause (a), (c), (d) or (e) of the definition “Material Adverse Effect.”

SECTION 8.1.14 Change of Control. There shall have occurred any event described in the definition of “Change of Control.”

SECTION 8.1.15 REIT Status. At any time and for any reason, CatchMark Timber ceases to have REIT Status.

SECTION 8.1.16 ERISA Event. One or more ERISA Events occurs, that, individually or in the aggregate, results in liability to any Borrower, any other Loan Party, any of their Subsidiaries, or any ERISA Affiliates thereof which could reasonably be expected to have a Material Adverse Effect.

SECTION 8.2 Action if Bankruptcy. If any Event of Default described in Section 8.1.7 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically become immediately due and payable, without notice or demand.

SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.1.7) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent, may, and upon the direction of the Required Lenders, shall, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon (without further notice, demand or presentment) the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall become immediately due and payable and the Commitments shall terminate.

SECTION 8.4 Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement, the other Loan Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations or the Guaranteed Obligations, all rights and remedies of a secured party under the U.C.C. Without limiting the generality of the foregoing, the Administrative Agent without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law or referred to below) to or upon the Borrower, any other Loan Party, any Subsidiary of any Loan Party or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived or released. The Borrower and each other Loan Party further agree, at the Administrative Agent’s request, to assemble, or caused to be assembled, the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Borrower’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender Parties hereunder, including without limitation attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 8.7, and only after such application and after the payment by the Administrative Agent of any other amount required or permitted by any provision of Law, including without limitation Section 9-615(a)(3) of the U.C.C., need the Administrative Agent account for the surplus, if any, to the Borrower or the other Loan Parties. If any notice of a proposed sale or other disposition of Collateral shall be required by Law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Article III) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent to collect such deficiency. The rights, powers and remedies of the Administrative Agent and the Lender Parties under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any other right, power or remedy which the Administrative Agent or the Lenders may have against the Borrower or the other Loan Parties pursuant to this Agreement or the other Loan Documents, or existing at Law or in equity or otherwise.

SECTION 8.5 Foreclosure on Collateral. If any Event of Default shall occur and be continuing, the Administrative Agent shall have, in addition to all rights and remedies provided for in the U.C.C. and Laws, all such rights (including the right of foreclosure) with respect to the Collateral as provided in the Pledge Agreement, the Security Agreement, the CatchMark Timber Security Agreement, the Mortgages, the Mortgage Amendments and each other Loan Document.

SECTION 8.6 Appointment of Administrative Agent as Attorney-in-Fact. The Borrower hereby constitutes and appoints the Administrative Agent as the Borrower’s attorney-in-fact with full authority in the place and stead of the Borrower and in the name of the Borrower, from time to time in the Administrative Agent’s discretion while any Event of Default is continuing, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement and any other Loan Document, including to: (a) ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) enforce the obligations of obligors of account receivables or other Person obligated on the Collateral and enforce the rights of the Borrower with respect to such obligations and to any property that secures such obligations; (c) file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of the Administrative Agent and the other Lender Parties with respect to any of the Collateral; (d) pay or discharge Taxes or Liens levied or placed upon or threatened against the Collateral in amounts necessary to discharge the same as determined by the Administrative

Agent in its sole discretion (all of such payments made by the Administrative Agent shall become Obligations, due and payable immediately without demand); (e) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with the account receivables, chattel paper or general intangibles and other documents relating to the Collateral; (f) take any act required of the Borrower under this Agreement or any other Loan Document; and (g) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrower’s expense, at any time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral. The Borrower hereby ratifies and approves all acts of the Administrative Agent made or taken pursuant to this Section 8.6, agrees to cooperate with the exercise by the Administrative Agent in the exercise of its rights pursuant to this Section 8.6 and shall not, either directly or indirectly, take or fail to take any action which could impair, in any respect, any action taken by the Administrative Agent pursuant to this Section 8.6. The appointment pursuant to this Section 8.6 of the Administrative Agent as the Borrower’s attorney and the Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until payment in full in cash of all Obligations.

SECTION 8.7 Payments Upon Acceleration.

After the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 8.2 or 8.3, the Administrative Agent shall apply all payments in respect of the Obligations and all proceeds of Collateral to the Obligations in the following order:

(a) first, to pay Obligations in respect of any fees, expenses or indemnities then due to the Administrative Agent, Issuing Lender or Swingline Lender (including, without limitation, fees and expenses referred to in Sections 11.3 or 11.4), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(b) second, to pay Obligations in respect of any fees, expenses or indemnities then due to the Lenders, whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(c) third, pro rata to interest due in respect of any Swingline Loan;

(d) fourth, to pay interest due in respect of the Loans (other than Swingline Loans), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(e) fifth, to pay, pro rata to the outstanding principal amount of any Swingline Loan;

(f) sixth, to pay, on a pari passu basis, the principal outstanding with respect to the Loans and Obligations in respect of Rate Protection Agreements in which the counterparty is a Lender or an Affiliate of a Lender;

(g) seventh, to pay, on a pari passu basis, the principal outstanding with respect to the Obligations in respect of Secured Bank Products in which the counterparty is a Lender or an Affiliate of a Lender;

(h) eighth, to pay all other Obligations; and

(i) ninth, to pay who may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order of each category and shall only be applied to the next succeeding category after all amounts in the preceding category have been paid in full in cash and (ii) amounts owing to each relevant Lender Party in clauses (b) through (g) shall be allocated to the payment of the relevant Obligations ratably, based on the proportion of each Lender Party’s interest in the aggregate outstanding Obligations described in each such relevant clause. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to Obligations that comprise Excluded Swap Obligations of such Loan Party (it being understood that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall make such adjustments as it determines in its sole discretion are appropriate to distributions pursuant to clause (f) above from amounts received from “eligible contract participants” under the Commodity Exchange Act or any regulations promulgated thereunder to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause (f) above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause (f) above ).

Amounts distributed with respect to any Obligations attributable to clauses (b) and (c) of the definition thereof shall be equal to the lesser of (a) the applicable amount of such Obligation last reported to the Administrative Agent or (b) the actual amount of such Obligation as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any such Obligations, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Lender or its Affiliate providing such Secured Bank Products or Rate Protection Agreement. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the amount of such Obligations last reported to it.

ARTICLE IX

GUARANTY

SECTION 9.1 Subsidiary Guaranty

(a) Each of the Subsidiary Guarantors hereby jointly and severally guarantees to each Lender Party and each other Indemnified Party, as primary obligor and not as surety, the prompt payment of all Subsidiary Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Subsidiary Guarantors hereby further agree that if any of the Subsidiary Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Subsidiary Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Subsidiary Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein or in any other Loan Document or any Rate Protection Agreement or in any document or agreement relating to or on account of any Secured Bank Product, (i) the obligations of each Subsidiary Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the applicable Debtor Relief Laws, and (ii) the Subsidiary Guaranteed Obligations of any Subsidiary Guarantor shall exclude any Excluded Swap Obligations with respect to such Subsidiary Guarantor; and (iii) with respect to each Subsidiary Guarantor that gives a mortgage on property in the State of Alabama (each an “AL Guarantor”), the guaranty obligations of each such AL Guarantor under this Agreement with respect to the Subsidiary Guaranteed Obligations of the other Loan Parties, including the obligation of the Borrower to pay the Loan, are contingent upon the Borrower or such other Loan Party failing to pay or perform the applicable obligation or the occurrence of any Default or Event of Default described in Section 8.1.7.

(c) The obligations of the Subsidiary Guarantors under Section 9.1(a) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or Rate Protection Agreements or documents or agreements relating to or on account of any Secured Bank Product, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any Law or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.1(c) that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Subsidiary Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Rate Protection Agreement, any document or agreements relating to or on account of any Secured Bank Product or any other agreement or instrument referred to in the Loan Documents or such Rate Protection Agreements or such documents or agreements relating to or on account of any Secured Bank Product shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Rate Protection Agreement, any document or agreement relating to or on account of any Secured Bank Product or any other agreement or instrument referred to in the Loan Documents or such Rate Protection Agreements or such documents or agreements relating to or on account of any Secured Bank Product shall be waived or otherwise modified or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be added, released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent or any other Lender Party or Indemnified Party as security for any of the Guaranteed Obligations shall fail to attach or be perfected;

(v) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor);

(vi) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Borrower or any other Loan Party against any Lender Party or other Indemnified Party; or

(vii) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Loan Party or such Subsidiary Guarantor, including as a result of any proceedings of the nature referred to in Section 8.1.7.

With respect to its obligations hereunder, each Subsidiary Guarantor hereby expressly waives diligence, promptness, presentment, demand of payment, protest, notice of acceptance and all other notices whatsoever, and any requirement that the Administrative Agent or any other Lender Party or Indemnified Party exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Rate Protection Agreement, any documents or agreements relating to or on account of any Secured Bank Product or any other agreement or instrument referred to in the Loan Documents or such Rate Protection Agreements or such documents or agreements relating to or on account of any Secured Bank Product, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(d) Each Subsidiary Guarantor hereby irrevocably waives to the extent permitted by applicable Law and until such time as all of the Guaranteed Obligations shall have been paid in full in cash and the Commitments have irrevocably terminated, any claim or other rights which it may now or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor’s obligations under this Section 9.1 or any other Loan Document or any Rate Protection Agreement or any documents or agreements relating to or on account of any Secured Bank Product, including any right of subrogation, reimbursement, exoneration, contribution or indemnification, and any right to participate in any claim or remedy of any Lender Party or other Indemnified Party against the Borrower or any other Loan Party or any collateral which any Lender Party or other Indemnified Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract or Law. If any amount shall be paid to any Subsidiary Guarantor in violation of the preceding sentence, such amount shall be deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for, the Lender Parties and other Indemnified Parties, and shall forthwith be paid to the Administrative Agent on behalf of the Lender Parties and Indemnified Parties to be credited and applied against the Subsidiary Guaranteed Obligations, whether matured or unmatured. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 9.1(d) is knowingly made in contemplation of such benefits.

(e) The obligations of the Subsidiary Guarantors under this Section 9.1 shall continue to be effective or shall be automatically reinstated, as the case may be, if and to the extent that for any reason any payment by or on behalf of any Person in respect of any of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Subsidiary Guarantor agrees that it will indemnify the Administrative Agent and each other Lender Party or Indemnified Party on demand for all reasonable costs and expenses (including, without limitation, the reasonable, documented or invoiced, out-of-pocket fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender Party or Indemnified Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

(f) Each Subsidiary Guarantor agrees that such Subsidiary Guarantor shall have no right of recourse to security for any of the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 9.1(d) and through the exercise of rights of contribution pursuant to Section 9.3.

(g) The Subsidiary Guarantors agree that, to the fullest extent permitted by applicable Law, as between the Subsidiary Guarantors, on the one hand, and the Administrative Agent, the other Lender Parties and Indemnified Parties, on the other hand, the Subsidiary Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided Section 8.2) for purposes of Section 9.1(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing any of the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or any of the Guaranteed Obligations being deemed to have become automatically due and payable), the Subsidiary Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 9.1(a). The Subsidiary Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Agreement, Pledge Agreement, Mortgages, and the other Loan Documents and that the Lender Parties may exercise their remedies thereunder in accordance with the terms thereof.

(h) The guarantee in this Section 9.1 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all of the Subsidiary Guaranteed Obligations whenever arising.

(i) Each of the Borrower and the Subsidiary Guarantors that is a Qualified ECP Guarantor at the time the Guaranty in Section 9.1(a) by any Subsidiary Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally absolutely, unconditionally and irrevocably guarantees to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents to which such Loan Party is a party with respect to such Swap Obligations which are permitted Rate Protection Agreements under the Credit Agreement that would, in the absence of the agreement in Section 7.1.17(b) or this Section 9.1(i), otherwise constitute Excluded Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Loan Party’s obligations and undertakings under Section 7.1.17(b) or this Section 9.1(i) voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The guaranty of the Borrower and the Subsidiary Guarantors under this Section 9.1(i) shall remain in full force and effect until the Obligations and Guaranteed Obligations have been indefeasibly paid and performed in full and the Commitments have expired or been terminated. The Borrower and the Subsidiary Guarantors intend this Section 9.1(i) to constitute, and this Section 9.1(i) shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Loan Party with respect to the permitted Rate Protection Agreements for all purposes of the Commodity Exchange Act.

(j) This Section 9.1 and the other provisions of this Agreement (other than Section 9.2) amend and restate the Existing Guarantees of CatchMark HBU, CatchMark TRS, CatchMark TRS Subsidiary, CatchMark Texas GP and CatchMark Texas LP in their entirety. The amendment and restatement of the Existing Guarantees of the applicable Subsidiary Guarantors by this Section 9.1 and the other provisions of this Agreement (other than Section 9.2) shall not constitute a novation or termination of the obligations and covenants of such Subsidiary Guarantor thereunder, but shall constitute an amendment and restatement of the obligations and covenants of such Subsidiary Guarantor under the Existing Guarantees to which it is a party and each such Subsidiary Guarantor hereby reaffirms all such obligations and covenants under the Existing Guarantees to which is it’s a party as amended and restated hereby.

SECTION 9.2 Parent Guaranty

(a) CatchMark Timber hereby guarantees to each Lender Party and each other Indemnified Party, as primary obligor and not as surety, the prompt payment of all Parent

Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. CatchMark Timber hereby further agree that if any of the Parent Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), it will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Parent Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein or in any other Loan Document or any Rate Protection Agreement or any documents or agreements relating to or on account of any Secured Bank Product, (i) the obligations of CatchMark Timber under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would render such obligations subject to avoidance under the applicable Debtor Relief Laws, and (ii) the Parent Guaranteed Obligations of CatchMark Timber shall exclude any Excluded Swap Obligations with respect to CatchMark Timber.

(c) The obligations of CatchMark Timber under Section 9.2(a) are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or Rate Protection Agreements or documents or agreements relating to or on account of any Secured Bank Product, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any Law or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.2(c) that the obligations of CatchMark Timber hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of CatchMark Timber hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Rate Protection Agreement, any documents or agreements relating to or on account of any Secured Bank Product or any other agreement or instrument referred to in the Loan Documents or such Rate Protection Agreements or such documents or agreements relating to or on account of any Secured Bank Product shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Rate Protection Agreement,

any documents or agreements relating to or on account of any Secured Bank Product, or any other agreement or instrument referred to in the Loan Documents or such Rate Protection Agreements or such documents or agreements relating to or on account of any Secured Bank Product shall be waived or otherwise modified or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be added, released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent or any other Lender Party or Indemnified Party as security for any of the Guaranteed Obligations shall fail to attach or be perfected;

(v) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor);

(vi) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Borrower or any other Loan Party against any Lender Party or other Indemnified Party; or

(vii) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Loan Party or such Subsidiary Guarantor, including as a result of any proceedings of the nature referred to in Section 8.1.7.

With respect to its obligations hereunder, CatchMark Timber hereby expressly waives diligence, promptness, presentment, demand of payment, protest, notice of acceptance and all other notices whatsoever, and any requirement that the Administrative Agent or any other Lender Party or Indemnified Party exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Rate Protection Agreement, any documents or agreements relating to or on account of any Secured Bank Product or any other agreement or instrument referred to in the Loan Documents, such Rate Protection Agreements, such documents or agreements relating to or on account of any Secured Bank Product or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(d) CatchMark Timber hereby irrevocably waives to the extent permitted by applicable Law and until such time as all of the Guaranteed Obligations shall have been paid in full in cash and the Commitments have irrevocably terminated, any claim or other rights which it may now or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of CatchMark Timber’s obligations under this Section 9.2 or any other Loan Document, any Rate Protection Agreement or any documents or agreements relating to or on account of any Secured Bank Product, including any right of subrogation, reimbursement, exoneration, contribution or indemnification, and any right to participate in any claim or remedy of any Lender Party or other Indemnified Party against the Borrower or any other Loan Party or any collateral which any Lender Party or other Indemnified Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract or Law. If any amount shall be paid to CatchMark Timber in violation of the preceding sentence, such amount shall be deemed to have been paid to CatchMark Timber for the benefit of, and held in trust for, the Lender Parties and other Indemnified Parties, and shall forthwith be paid to the Administrative Agent on behalf of the Lender Parties and Indemnified Parties to be credited and applied against the Parent Guaranteed Obligations, whether matured or unmatured. CatchMark Timber acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 9.2(d) is knowingly made in contemplation of such benefits.

(e) The obligations of CatchMark Timber under this Section 9.2 shall continue to be effective or shall be automatically reinstated, as the case may be, if and to the extent that for any reason any payment by or on behalf of any Person in respect of any of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and CatchMark Timber agrees that it will indemnify the Administrative Agent and each other Lender Party or Indemnified Party on demand for all reasonable costs and expenses (including, without limitation, the reasonable, documented or invoiced, out-of-pocket fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender Party or Indemnified Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

(f) CatchMark Timber agrees that it shall have no right of recourse to security for any of the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 9.2(d) and through the exercise of rights of contribution pursuant to Section 9.3.

(g) CatchMark Timber agrees that, to the fullest extent permitted by applicable Law, as between it, on the one hand, and the Administrative Agent, the other Lender Parties and Indemnified Parties, on the other hand, the Parent Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided Section 8.2) for purposes of Section 9.2(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing any of the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or any of the Guaranteed Obligations being deemed to have become automatically due and payable), the Parent Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by CatchMark Timber for purposes of Section 9.2(a). CatchMark Timber acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the CatchMark Timber Security Agreement and the other Loan Documents and that the Lender Parties may exercise their remedies thereunder in accordance with the terms thereof.

(h) The guarantee in this Section 9.2 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all of the Parent Guaranteed Obligations whenever arising.

(i) This Section 9.2 and the other provisions of this Agreement (other than Section 9.1) amend and restate the Existing Guarantees of CatchMark Timber in its entirety. The amendment and restatement of the Existing Guarantees of CatchMark Timber by this Section 9.2 and the other provisions of this Agreement (other than Section 9.1) shall not constitute a novation or termination of the obligations and covenants of CatchMark Timber thereunder, but shall constitute an amendment and restatement of the obligations and covenants of CatchMark Timber under its Existing Guarantee and CatchMark Timber hereby reaffirms all such obligations and covenants under its Existing Guarantee as amended and restated hereby.

SECTION 9.3 Joint and Several; Right of Contribution.

(a) Each of the Guarantors hereby agrees that to the extent any Subsidiary Guaranteed Obligation also constitutes a Parent Guaranteed Obligation and vice versa the guarantees provided in Section 9.1 and 9.2 shall be joint and several as to all Guarantors with respect to such overlapping Guaranteed Obligations.

(b) The Subsidiary Guarantor agrees among themselves that, in connection with payments made hereunder corresponding to Subsidiary Guaranteed Obligations, each Subsidiary Guarantor shall have contribution rights against the other Subsidiary Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Subsidiary Guarantors under the Loan Documents and no Subsidiary Guarantor shall exercise such rights of contribution until all of the Guaranteed Obligations have been paid in full and the Commitments have terminated.

(c) The Guarantors agree among themselves that, in connection with payments made hereunder corresponding to both Parent Guaranteed Obligations and Subsidiary Guaranteed Obligations, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantor under the Loan Documents and no Guarantor shall exercise such rights of contribution until all of the Guaranteed Obligations have been paid in full and the Commitments have terminated.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority. Each of the Lenders and the Issuing Lenders on behalf of itself and its Affiliates holding Obligations pursuant to clause (b) or (c) of the definition of “Obligations” hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10.1 are solely for the benefit of Administrative Agent and the Lenders and its Affiliates holding Obligations pursuant to clauses (b) and (c) of the definition of “Obligations”, and neither the Borrower nor any other Loan Party nor any of their Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Laws. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 and Article VIII), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

SECTION 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including facsimile, e-mail, Platform, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10.5 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 10.6 Resignation of Administrative Agent

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by the Laws, by notice in writing to Borrower and such Person remove such Person as the Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Sections 11.3 and 11.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger, the Bookrunner, the Documentation Agent or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 10.9 Administrative Agent May File Proof of Claims. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party or any Subsidiary of any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Section 11.3 and Section 11.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender and each Affiliate holding Obligations pursuant to clause (b) or (c) of the definition of “Obligations,” to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, Issuing Lenders and such Affiliates, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3, Section 11.4 and Section 10.12.

SECTION 10.10 Agency for Perfection; Enforcement of Security by Administrative Agent. Administrative Agent and each Lender and Issuing Lender hereby appoint each other Lender as agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession or control. Should any Lender or Issuing Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender or Issuing Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral (or control thereof) to the Administrative Agent or in accordance with the Administrative Agent’s instructions without affecting any Lender’s or Issuing Lenders’ right to set-off. Each Lender (for itself and its Affiliates) and Issuing Lender agrees that it will not have any right individually to enforce or seek to enforce any Loan Document regarding the Collateral or to realize upon any collateral security for the Loans or the other Obligations, it being understood and agreed that such rights and remedies may be exercised only by the Administrative Agent.

SECTION 10.11 Collateral and Guaranty Matters.

(a) The Lenders and their respective Affiliates irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Rate Protection Agreements and Secured Bank Products as to which other arrangements satisfactory to the Administrative Agent and the applicable Lender on behalf of itself or its Affiliate shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, (C) constituting property in which the Borrower or any other Loan Party owned no interest at the time the security interest and/or Lien was granted, (D) constituting a Timber Deed or property leased to the Borrower or any other Loan Party under a Timber Deed or lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or any other Loan Party to be, renewed or extended, or (E) if approved by the Required Lenders or, if required by Section 11.1, each Lender, if applicable; provided that, upon the request of any Borrower, the Administrative Agent, in its sole discretion, may provide a non-disturbance and attornment agreement or subordinate the Administrative Agent’s Lien in Real Property subject to a Mortgage to easements, rights of way and similar restrictions where any Loan Party is permitted to create such easement, right of way or similar restriction pursuant to Section 7.2.3(d) hereof;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 7.2.3(b) or (d); and

(iii) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 10.11.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) The Administrative Agent may from time to time make disbursements and advances that, in its sole discretion, it deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral, to enhance the likelihood or maximize the amount of the Obligations that are repaid by the Loan Parties or pay any other amount chargeable to any Loan Party hereunder. All such amounts disbursed or advanced by the Administrative Agent shall be Obligations that are secured by the Collateral and be repayable by the Borrower on demand.

SECTION 10.12 Indemnification. Lenders will reimburse and indemnify Administrative Agent and all other Agent Parties on demand (to the extent not actually reimbursed by the Loan Parties, but without limiting the obligations of the Loan Parties under this Agreement) for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, reasonable attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or any other Agent Party (a) in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by the Administrative Agent or any other Agent Party under this Agreement or any of the Loan Documents, and (b) in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents in proportion to each Lender’s Percentage; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Administrative Agent’s or any other Agent Party’s gross negligence, bad faith or willful misconduct, as determined by a final, non-appealable judgment by a court of competent jurisdiction. If any indemnity furnished to any Agent Party for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The obligations of Lenders under this Section 10.12 shall survive the payment in full of the Obligations and the termination of the Commitments and this Agreement.

SECTION 10.13 Resignation of Issuing Lender. Any Issuing Lender may resign at any time by giving 30 days prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letters of Credit.

SECTION 10.14 Resignation of Swingline Lender. The Swingline Lender may resign at any time by giving notice to Administrative Agent, the Lenders and the Borrower. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

SECTION 10.15 Compliance with Flood Laws. CoBank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. CoBank, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws. However, CoBank reminds each lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 10.16 No Reliance on the Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.1 Waivers, Amendments, etc.

(a) Except for actions expressly permitted to be taken by the Administrative Agent pursuant to the terms of the Loan Documents (including the acceptance in its sole discretion of supplements by the Borrower to certain Items of the Disclosure Schedules regarding Real Property acquired after the Effective Date regarding a Subsidiary Guarantor joined after the Effective Date and from time to time updated Schedules to the Security Agreement or Pledge Agreement), no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Borrower and the Required Lenders; provided however, that

(i) no amendment, modification, termination or waiver of this Agreement or any other Loan Document shall, unless in writing and signed by the Administrative Agent, all Lenders and Voting Participants:

(A) release all or substantially all of the Collateral;

(B) release any Loan Party from its Obligations under any Loan Document except as specifically provided for in the Loan Documents;

(C) alter in any manner the pro rata sharing of payments required hereunder; or

(D) amend or waive this Section 11.1 or the definition of the “Required Lenders” or of “Percentage” insofar as such definition affects the substance of this Section, or any other provision specifying the number or percentage of Lenders and Voting Participants required to take any action under any Loan Document;

(ii) no amendment, modification, termination or waiver of this Agreement or any other Loan Document shall, unless in writing and signed by the Administrative Agent and each Lender and each Voting Participant specified below for such amendment, modification, termination or waiver:

(A) increase the amount of any Commitment of any affected Lender or Voting Participant without the consent of such affected Lender or Voting Participant;

(B) other than as provided in Section 3.6, extend the Revolving Loan Commitment Termination Date, the Multi-Draw Term Loan Commitment Termination Date, or any Stated Maturity Date without the consent of all of the Lenders and Voting Participants holding the

Commitments and Loans of the applicable credit facility and, in the case of the Revolving Loan Commitment Termination Date, the Swingline Lender and the Issuing Lender;

(C) reduce the principal of, or rate of interest on (other than any waiver of any increase in the interest rate pursuant to Section 3.2.2), or fees payable with respect to, any Loan of any affected Lender or Voting Participant without the consent of such affected Lender or Voting Participant;

(D) alter Section 8.7 without the consent of any affected Lender or Voting Participant;

(E) extend the due date for, or reduce the amount of, any prepayment under clauses (b)(i) through (vii) of Section 3.1.2 of principal on any Loan of any affected Lender or Voting Participant without the consent of such affected Lender or Voting Participant;

(F) extend the due date for, or reduce the amount of, any payment of interest (other than any waiver of any increase in the interest rate pursuant to Section 3.2.2) as to any affected Lender or Voting Participant without the consent of such affected Lender or Voting Participant;

(G) except with respect to any amendment, modification or waiver expressly permitted to be made by the Administrative Agent, Swingline Lender or Issuing Lender pursuant to the terms of the Loan Documents, amend, modify or waive any condition precedent to any Borrowing under the Revolving Loan Commitments without the written consent of holders of more than 51% of the Revolving Loan Commitments; or

(H) except with respect to any amendment, modification or waiver expressly permitted to be made by the Administrative Agent pursuant to the terms of the Loan Documents, amend, modify or waive any condition precedent to any Borrowing under the Multi-Draw Term Loan Commitments without the written consent of holders of more than 51% of the Multi-Draw Term Loan Commitments;

(iii) no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Lender under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Administrative Agent, the Swingline Lender or such Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

(b) No failure or delay on the part of any Lender Party in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Lender Party shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. The remedies provided in this Agreement are cumulative, and not exclusive of remedies provided by Law.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that any Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed to be held by any such Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring the consent of the Lenders).

SECTION 11.2 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail as follows:

(i) If to the Borrower, CatchMark Timber or any Subsidiary Guarantor: c/o CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328, Attention Ursula Godoy-Arbelaez (Facsimile no. (855) 865-8223; Telephone No. (404) 445-8480; email: Ursula.Godoy @catchmark.com);

(ii) if to Administrative Agent, to CoBank, ACB at 5500 S. Quebec Street, Greenwood Village, Colorado 80111, Attention of Syndications Coordinator, Corporate Finance Division (Facsimile No. (303) 694-5830; Telephone No. (303) 740-4000; email: ZCarpenter @cobank.com; agencybank@cobank.com);

(iii) if to CoBank, in its capacity as an Issuing Lender or the Swingline Lender, to it at CoBank, ACB at 5500 S. Quebec Street, Greenwood Village, Colorado 80111, Attention of Syndications Coordinator, Corporate Finance Division (Facsimile No. (303) 694-5830; Telephone No. (303) 740-4000; email: ZCarpenter@cobank.com; agencybank@cobank.com)

(iv) If to a Lender to it at its address (or facsimile number or e-mail address) set forth in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be; and

(v) as to any other party, at such other address as shall be designated by such party in a notice to the other parties.

Any party hereto may change its address, facsimile number, telephone number, or e-mail address, by notice to the other parties. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and communications sent by facsimile or e-mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that, notices and communications sent by facsimile or email to the Administrative Agent, Swingline Lender or an Issuing Lender shall not be effective until received by the Administrative Agent, Swingline Lender or such Issuing Lender, respectively.

(b) Delivery of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or any Exhibit hereto to be executed and delivered hereunder by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart thereof.

(c) Each Loan Party, Lender and Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the other Lenders and the Issuing Lender by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). Each Lender and Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Lender for purposes of the Loan Documents. Each Lender and Issuing Lender shall (i) notify Administrative Agent in writing (including by e-mail) from time to time of its e-mail address to which the foregoing notice may be sent by e-mail and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the rights of Administrative Agent or any Lender or Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO BORROWER, ANY OTHER LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING FOR ANY DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S, ANY LOAN PARTY’S, ADMINISTRATIVE AGENT’S, ANY LENDER’S OR ANY OTHER PERSON’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, THE INTERNET OR ANY OTHER TELECOMMUNICATIONS, ELECTRONIC OR INFORMATION TRANSMISSION SYSTEM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 11.3 Payment of Costs and Expenses.

(a) Subject to the proviso of the last sentence of clause (d) of Section 7.1.5, the Borrower agrees to pay all reasonable fees and out-of-pocket expenses of the Administrative Agent and its Related Parties (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel to the Administrative Agent and accountants, appraisers, investment bankers, environmental advisors, management consultants and other consultants, if any, who may be retained by the Administrative Agent) that are actually incurred in connection with:

(i) the syndication of the credit facilities provided for herein;

(ii) the negotiation, preparation, execution, delivery and administration of this Agreement and each other Loan Document (including with respect to due diligence matters, the preparation of additional Loan Documents, the review and preparation of agreements, instruments or documents pursuant to Article V and Section 7.1.9), and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, and the Administrative Agent’s consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;

(iii) the filing, recording, refiling or rerecording of the Loan Documents and any other security instruments executed in connection with the transactions contemplated hereby;

(iv) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document;

(v) sums paid or incurred to pay any amount or take any action required by the Borrower or any other Loan Party under the Loan Documents that the Borrower or any such Loan Party fail to pay or take; and

(vi) costs of appraisals, field exams, inspections and verification of the Collateral, including, without limitation, travel, lodging, meals and other charges, including the costs, fees and expenses of independent auditors and appraisers.

(b) The Borrower further agrees to reimburse each Lender Party upon demand for all out-of-pocket expenses (including, without limitation, the fees and out-of-pocket expenses of legal counsel and consultants to each Lender Party who may be retained by each such Lender Party) actually incurred by each Lender Party in connection with (i) the consideration of their rights and remedies hereunder in connection with any current or prospective Default or Event of Default; (ii) the negotiation of any restructuring or “work-out,” whether or not consummated, of any Obligations; (iii) the enforcement or protection of its rights in connection with this Agreement or any other Loan Document or any permitted Rate Protection Agreement or any document or agreement relating to or on account of any Secured Bank Product; and (iv) any litigation, dispute, suit or proceeding relating to this Agreement or any Loan Document.

(c) [reserved].

(d) All amounts due under this Section shall be payable promptly and, in any event, not later than ten (10) days after demand therefor.

SECTION 11.4 Indemnification by the Borrower.

(a) The Borrower agrees, at their sole cost and expense, to indemnify, exonerate and hold each Lender Party and each of their respective Related Parties (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages and out-of-pocket expenses (in each case whether asserted by any third party or the Borrower or any of its Affiliates and irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including, without limitation, the fees and out-of-pocket expenses of the Indemnified Parties (including the fees and out-of-pocket expenses of legal counsel and consultants to the Indemnified Parties who may be retained by the Indemnified Parties) (collectively, the “Indemnified Liabilities”), that arise out of or relate to:

(i) the negotiation, preparation, execution, delivery or performance of the terms of, or consummation of the transactions contemplated by, this Agreement, any other Loan Document or any other agreement or instrument contemplated thereby (including any action brought by or on behalf of the Borrower or any other Loan Party as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing);

(ii) any Loan and any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

(iii) any Environmental Laws;

(iv) any presence, release, or threat of Release of Hazardous Materials, at, upon, under or within the Real Property;

(v) the falsity in any material respect of any of the representations made in Section 6.13, whether or not caused by the Borrower;

(vi) the failure of the Borrower to duly perform the covenants, obligations or actions set forth in Section 7.1.6, including with respect to: (A) the imposition by any Governmental Authority of any lien upon the Real Property, (B) remediation of the Real Property or any other land or water contaminated by Hazardous Materials which were generated on or migrated from the Real Property, (C) liability for personal injury or property damage or damage to the environment, (D) any diminution in the value of the Real Property and (E) claims, costs, liabilities and damages arising under any Environmental Law, or any other claims, liabilities or costs which may be incurred by or asserted against Indemnified Parties directly or indirectly resulting from the presence of any Hazardous Material in, on, under or affecting the Real Property;

(vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; except for any such Indemnified Liabilities arising from the relevant Indemnified Party’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under the Laws. Such indemnification shall be available regardless whether the relevant Indemnified Party is found to have acted with comparative, contributory or sole negligence. Under no circumstances shall any Indemnified Party be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b) The Borrower further agrees that Lender Parties and their respective Related Parties shall not assume any liability or obligation for loss, damage, fines, penalties, claims or duty to remediate or dispose of wastes or Hazardous Substances on or relating to Real Property as a result of any conveyance of title to the Real Property to any of the Lender Parties or otherwise or as a result of any inspections or any other actions made or taken by any Lender Party on the Real Property, except to the extent that any of the foregoing matters are attributable to actions or omissions by such Lender Party or its agents constituting fraud, gross negligence or willful misconduct. The Borrower agrees to remain fully liable under the indemnification contained in this Section.

(c) Promptly following completion of any actions imposed upon the Borrower by any order, judgment or other final resolution of a matter indemnified under this Agreement, or completion of any other remediation requirement under any applicable Environmental Laws, the Borrower shall certify to the Administrative Agent and the Lenders that all such required actions have been completed. The Administrative Agent or any Lender, at its option, may require the Borrower, at the Borrower’s expense, to obtain and deliver to the Administrative Agent and the Lenders an environmental report in form and substance reasonably acceptable to Administrative Agent from a consultant reasonably acceptable to the Administrative Agent confirming that all such actions have been completed in accordance with any such order, judgment or resolution or other legal or remediation requirements, and that the Real Property is in compliance in all material respects with applicable Environmental Laws. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent or any of its Related Parties, each Lender severally agrees to pay to the Administrative Agent or such Related Party, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed indemnity payment is sought) of such unpaid amount. The obligations of the Lenders under this clause are several and not joint and shall survive the termination of this Agreement.

(d) Each Loan Party also agrees that, without the prior consent of the Administrative Agent (not to be unreasonably withheld), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

(e) This Section 11.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 11.5 Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 and under any other provision specifically providing for indemnification or reimbursement of fees, costs and expenses incurred by any of the Lender Parties in connection with this Agreement and the other Loan Documents, and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Commitments. All covenants, agreements, representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loan, regardless of any investigation made by any Lender Party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder.

SECTION 11.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article V, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.9 Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles that require or permit application of the laws of any other state or jurisdiction.

SECTION 11.10 Entire Agreement. This Agreement and each other Loan Document constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 11.11 Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (including Voting Participants) to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any credit facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Commitment) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Commitments;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) the Revolving Loan Commitment or any unfunded Commitments with respect to any Multi-Draw Term Loan Commitment or Incremental Term Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each Swingline Lender and Issuing Lender (which consent shall not be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Loan Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full Percentage of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Laws without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at an office specified from time to time a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.1(a)(i) through (ii) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 11.4 and 4.6 (subject to the requirements and limitations therein, including the requirements under Section 4.6(f) (it being understood that the documentation required under Section 4.6(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that, such Participant (A) agrees to be subject to the provisions of Section 4.5 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.3 and 4.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.5 with respect to any Participant. To the extent permitted by the Laws, each Participant also shall be entitled to the benefits of Sections 4.8 and 4.9 as though it were a Lender; provided that such Participant agrees to be subject to Sections 4.8 and 4.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any Participant that is a Farm Credit Lender and that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) if the Administrative Agent is other than CoBank, has been designated as a voting participant (a “Voting Participant”) in a notice sent by the relevant Lender to the Administrative Agent as being entitled to be accorded the right of a Voting Participant, and (iii) receives the prior written consent of the Administrative Agent (such consent being required only if Administrative Agent is other than CoBank) and of the Borrower (such consent being required only if no Event of Default then exists and is continuing and only as to Farm Credit Lenders not disclosed to the Borrower on Schedule III as being a Participant as of the Effective Date) to become a Voting Participant, shall be entitled to vote, and the voting rights of the selling Lender shall be correspondingly reduced, on a dollar-for-dollar basis, as if such Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action to which the Lender selling such participation is entitled to vote. Notwithstanding the above, (i) each Farm Credit Lender listed on Schedule III is a Voting Participant as of the Effective Date, and (ii) any Farm Credit Lender listed on Schedule III who has indirectly purchased a participation on the Effective Date and who was a Voting Participant under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement shall be entitled to vote, and the voting rights of the selling Voting Participant shall be correspondingly reduced, on a dollar-for-dollar basis, as if such Voting Participant with the indirect participation were a Voting Participant with a direct participation, on any matter requiring or allowing a Voting Participant with a direct participation to provide or withhold its consent, or to otherwise vote on any proposed action to which the Voting Participant reselling such participation is entitled to vote.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Issuing Lender. Subject to the terms and conditions of this Section 11.11, an Issuing Lender may assign to an Eligible Assignee all or a portion of its rights and obligations under the undrawn portion of its commitment to issue Letters of Credit at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

(g) Swingline Lender. Subject to the terms and conditions of this Section 11.11, the Swingline Lender may assign to an Eligible Assignee all of its rights and obligations under the Swingline Loans and the undrawn portion of the Swingline Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

SECTION 11.12 Press Releases and Related Matters. Each Loan Party agrees that neither it nor any other Loan Party nor any Subsidiary of any Loan Party will issue any press release or other public disclosure using the name of CoBank or its Affiliates (other than the filing of the Loan Documents with the Securities and Exchange Commission) without the prior consent of CoBank. Each Loan Party consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Administrative Agent and each such Lender shall provide a draft of any such tombstone or similar advertising material to the Borrower for review and reasonable comment prior to the publication thereof. In addition, the Administrative Agent reserves the right to provide to industry trade organizations customary information for inclusion in league table measurements.

SECTION 11.13 Consent to Jurisdiction and Service of Process

(a) Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION,

LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY SWINGLINE LENDER, ANY ISSUING LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK, SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT, OR TO THE FULLEST EXTENT PERMITTED BY THE LAWS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, THE SWINGLINE LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ANY SUBSIDIARY OF ANY LOAN PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) Waiver of Venue. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY THE LAWS, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (A) OF THIS SECTION 11.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY THE LAWS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY THE LAWS.

SECTION 11.14 Waiver of Jury Trial, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY THE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.15 Waiver of Consequential Damages, etc. TO THE FULLEST EXTENT PERMITTED BY THE LAWS, THE BORROWER AND EACH OTHER LOAN PARTY SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNIFIED PARTY, ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE GUARANTY, ANY LOAN OR OTHER CREDIT EXTENSION OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 11.16 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 11.17 Protection of Interests. Without limiting any of the other provisions hereof and whether or not the Administrative Agent or any Lender acquires legal possession and title to the Real Property, if the Administrative Agent becomes aware of any matter for which the Borrower may have liability in accordance with the other provisions of this Agreement, whether or not a claim is asserted against any Loan Party, the Administrative Agent shall have the right to take any action available to the Administrative Agent under the Laws, and the Borrower and each Loan Party hereby grants to the Administrative Agent and its respective agents, attorneys, employees, consultants, contractors and assigns, an irrevocable license and authorization for access to the Real Property and to conduct any such actions that the Administrative Agent deems reasonably appropriate in connection therewith. The Borrower shall pay promptly following demand by the Administrative Agent all costs and expenses in connection with such investigatory and remedial activities. The foregoing license and authorization is intended to be a means of protection of the Administrative Agent’s or the Lenders’ security interest in the Real Property and not as participation in the management of the Borrower, any Loan Party or the Real Property.

SECTION 11.18 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its other Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by the Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or any Subsidiary of a Loan Party or the Commitments or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Commitments; (h) with the consent of the Borrower; or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties. For purposes of this Section, “Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries; provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

SECTION 11.19 Patriot Act Information. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 11.20 Assignment and Assumption. Concurrent with and conditioned on the effectiveness of this Agreement (including the Guaranty provided in Section 9.1(a)), Timberlands II hereby irrevocably assigns to CatchMark Partnership, and CatchMark Partnership hereby irrevocably assumes from Timberlands II, and Timberlands II is hereby released from all of Timberlands II’s rights and obligations in its capacity as a borrower under the Existing Credit Agreement, a maker under the Notes issued under the Existing Credit Agreement, and as a borrower or a maker under any other Loan Documents or Rate Protection Agreement delivered pursuant to the Existing Credit Agreement or such Notes.

SECTION 11.21 Waiver of Farm Credit Rights. EACH OF THE LOAN PARTIES ACKNOWLEDGES AND AGREES THAT, TOGETHER WITH LEGAL COUNSEL, IT HAS REVIEWED ALL RIGHTS THAT IT MAY OTHERWISE BE ENTITLED TO WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS UNDER THE STATUTES AND REGULATIONS OF THE FARM CREDIT ADMINISTRATION AS SPECIFIED AT 12 CFR § 617.7000 ET. SEQ., AND THAT IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL SUCH RIGHTS.

SECTION 11.22 Effectiveness of Amendment and Restatement; No Novation. The amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall be effective on the Effective Date. All obligations and rights of the Loan Parties, the Administrative Agent, the Issuing Lenders and the Lenders arising out of or relating to the period commencing on the Effective Date shall be governed by the terms and provisions of this Agreement; the obligations and rights of the Loan Parties, the Administrative Agent and the Lenders arising out of or relating to the period prior to the Effective Date shall continue to be governed by the Existing Credit Agreement without giving effect to the amendment and restatement provided for herein. This Agreement shall not constitute a novation or termination of the Loan Parties’ obligations under the Existing Credit Agreement or any document, note or agreement executed or delivered in connection therewith, but shall constitute an amendment and restatement of the obligations and covenants of the Loan Parties under such documents, notes and agreements, and the Loan Parties hereby reaffirm all such obligations and covenants, as amended and restated hereby.

SECTION 11.23 Secured Bank Products and Secured Rate Protection Agreements. No Lender Party (other than the Administrative Agent) that obtains the benefit of the Guaranty or of any security interest in any of the Collateral shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (including the release, impairment or modification of any Obligations or security therefor) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. No provider of any Secured Bank Product or Rate Protection

Agreement shall have any voting rights hereunder or under any other Loan Document in its capacity as the provider of such Rate Protection Agreement or Secured Bank Product. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall only be required to verify the payment of, or that other reasonably satisfactory arrangements have been made with respect to, the Obligations arising with respect to Secured Bank Products and Rate Protection Agreements with Lender Parties to the extent the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as it may request, from the applicable Lender (or its Affiliate). Each Lender Party not a party to this Agreement that obtains the benefit of this Agreement or any other Loan Document shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Agreement, and acknowledges and agrees that the Administrative Agent is and shall be entitled to all the rights, benefits and immunities conferred under this Agreement with respect to each such Lender Party.

SECTION 11.24 Effective Date Assignment. On the Effective Date, AgSouth will assign all of its Loans and Commitments in accordance with Schedule II, which describes the Loans and Commitments both before and after giving effect to such assignments.

SECTION 11.25 [Reserved].

SECTION 11.26 Reaffirmation of Existing Account Control Agreement. Each of the Loan Parties hereby

(a) acknowledges that notwithstanding the execution of this Agreement and the consummation of the transactions contemplated hereby or any other facts and circumstances, all of the terms, conditions, representations and covenants contained in the Existing Account Control Agreements to which it is a party are and shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed;

(b) ratifies and confirms that its grant of a security interest in each of its Collateral Accounts and all of its Collateral Account Funds (as defined in the Existing Account Control Agreement), as applicable, pursuant to the Security Agreement (subject to no Lien other than as contemplated by Section 7.2.3) secures the Obligations under this Agreement; and

(c) represents and warrants that no offsets, counterclaims or defenses exist as of the date hereof with respect to its obligations under any Existing Account Control Agreement to which it is a party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P.

	By:	CATCHMARK TIMBER TRUST, INC., as General Partner

		By:	/s/ Brian M. Davis
			Name:	Brian M. Davis
			Title:	Senior Vice President and Chief Financial Officer

TIMBERLANDS II, LLC

By:	CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P., as Manager

	By:	CATCHMARK TIMBER TRUST, INC., as General Partner

		By:	/s/ Brian M. Davis
			Name:	Brian M. Davis
			Title:	Senior Vice President and Chief Financial Officer

[Signatures continue on following page]

CATCHMARK TRS HARVESTING OPERATIONS, LLC

By:	FOREST RESOURCE CONSULTANTS, INC., as Manager

	By:	/s/ David T. Foil
		Name:	David T. Foil
		Title:	President

CATCHMARK TIMBER TRUST, INC.

By:	/s/ Brian M. Davis
	Name:	Brian M. Davis
	Title:	Senior Vice President and Chief Financial Officer

CATCHMARK TIMBER TRS, INC.

By:	/s/ Brian M. Davis
	Name:	Brian M. Davis
	Title:	Senior Vice President and Chief Financial Officer

[Signatures continue on following page]

CATCHMARK HBU, LLC

By:	CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P., as Manager

	By:	CATCHMARK TIMBER TRUST, INC., as General Partner

		By:	/s/ Brian M. Davis
			Name:	Brian M. Davis
			Title:	Senior Vice President and Chief Financial Officer

CATCHMARK TEXAS TIMBERLANDS GP, LLC

By:	TIMBERLANDS II, LLC, as Member

	By:	CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P., as Manager

		By:	CATCHMARK TIMBER TRUST, INC., as General Partner

			By:	/s/ Brian M. Davis
				Name:	Brian M. Davis
				Title:	Senior Vice President and Chief Financial Officer

[Signatures continue on following page]

CATCHMARK TEXAS TIMBERLANDS, L.P.

By:	CATCHMARK TEXAS TIMBERLANDS GP, LLC, as General Partner

	By:	TIMBERLANDS II, LLC, as Member

		By:	CATCHMARK TIMBER OPERATING PARTNERSHIP, L.P., as Manager

			By:	CATCHMARK TIMBER TRUST, INC., as General Partner

			By:	/s/ Brian M. Davis
				Name:	Brian M. Davis
				Title:	Senior Vice President and Chief Financial Officer

[Signatures continue on following page]

COBANK, ACB,
as Administrative Agent, Issuing Lender, Swingline Lender, Joint Lead Arranger, and Sole Bookrunner

By:	/s/ Zachary Carpenter
	Name:	Zachary Carpenter
	Title:	Vice President

AGFIRST FARM CREDIT BANK, as a Joint Lead Arranger and Syndication Agent

By:	/s/ James M. Mancini, Jr.
	Name:	James M. Mancini, Jr.
	Title:	Vice President

[Signatures continue on following page]

LENDERS:

AGSOUTH FARM CREDIT, ACA, as a Lender

By:	/s/ Pat Calhoun
	Name:	Pat Calhoun
	Title:	Executive Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A. “RABOBANK NEDERLAND,” NEW YORK BRANCH, as Documentation Agent and a Lender

By:	/s/ Stewart Kalish
	Name:	Stewart Kalish
	Title:	Executive Director

By:	/s/ Theodore W. Cox
	Name:	Theodore W. Cox
	Title:	Executive Director

METROPOLITAN LIFE INSURANCE COMPANY, as a Lender

By:	/s/ W. Kirk Purvis
	Name:	W. Kirk Purvis
	Title:	Director

SCHEDULE III

VOTING PARTICIPANTS

Farm Credit Bank of Texas

Farm Credit Services of America, FLCA

Farm Credit West, FLCA

United FCS, FLCA, dba FCS Commercial Finance Group

AgChoice Farm Credit, FLCA

MidAtlantic Farm Credit, ACA as agent/ nomine for MidAtlantic Farm Credit, FLCA

AgFirst Farm Credit Bank

American AgCredit, FLCA

Farm Credit East, ACA

Northwest Farm Credit Services, FLCA

AgStar Financial Services FLCA

Badgerland Financial, FLCA

1st Farm Credit Services, FLCA